An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular	July 8, 2016

NEWSBEAT SOCIAL, INC.

$1,000,000 Minimum Offering Amount (200,000 Shares of Common Stock)

$50,000,000 Maximum Offering Amount(10,000,000 Shares of Common Stock)

This is the initial public offering of securities of NewsBeat Social, Inc., a Delaware corporation. We are offering a minimum of 200,000 and a maximum of 10,000,000 shares of our common stock, par value $0.0001 (“Common Stock”) at an offering price of $5.00 per share (the “Offered Shares”). This offering will terminate on September 9, 2016, subject to extension for up to thirty (30) days with the mutual agreement of us and our Underwriter, as defined below; provided that, if we have received and accepted subscriptions for the minimum number of Offered Shares on or before September 9, 2016, or the end of the thirty (30) day extension, if exercised, then the Company will close on the minimum offering amount (the “Initial Closing”) and this offering will continue until the earliest of (i) the date which is one hundred twenty (120) days after the Initial Closing, or (ii) with the mutual agreement of us and our Underwriter, a date which is less than one hundred twenty (120) days after the Initial Closing in order to coordinate with the commencement of exchange trading of our Common Stock, or (iii) the date on which the maximum offering amount is sold (such earliest date, the “Termination Date”). If, on the Initial Closing date, we have sold less than the maximum number of Offered Shares, then we may hold one or more additional closings for additional sales (each an “Additional Closing”), up to the maximum number of Offered Shares, and until the Termination Date. The Company and the Underwriter will consider various factors in determining the timing of any Additional Closings, including the amount of proceeds received at the Initial Closing and any Additional Closings that have already been held, the level of additional valid subscriptions received after the Initial Closing and any Additional Closings that have already been held, the eligibility of additional investors under applicable laws and coordination with the commencement of exchange trading of our Common Stock.

Until we achieve the minimum offering amount, the proceeds for the offering will be kept in an escrow account. Upon achievement of the minimum offering amount and the closing on such amount, the proceeds from the minimum offering amount will be distributed to the Company and the associated Offered Shares will be issued to the investors in such Offered Shares. Upon each Additional Closing, if any, the proceeds subject to that Additional Closing will be distributed to the Company and the associated Offered Shares will be issued to the investors in such Offered Shares. If the offering does not close, the proceeds for the offering will be promptly returned to investors, without deduction and generally without interest. FundAmerica Securities, LLC will serve as the escrow agent and will retain up to $5,000 of interest accrued from funds deposited in the escrow account as partial compensation for serving as escrow agent.

The minimum purchase requirement per investor is 100 Offered Shares ($500); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. We expect to commence the sale of the Offered Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the “SEC”).

Prior to this offering, there has been no public market for our Common Stock. We have applied to list our Common Stock on the NASDAQ Capital Market (“NASDAQ”) under the symbol “NEWZ”. In connection with our application, we have consummated a reverse stock split of our Common Stock at a ratio of one-for-four such that each stockholder now holds one share of Common Stock for each four shares of Common Stock held prior to the reverse stock split. Our Common Stock will not commence trading on NASDAQ until a number of conditions are met, including that we have raised the minimum amount of offering proceeds necessary for us to meet the initial listing requirements of NASDAQ, which we currently estimate to be approximately $7,000,000. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds or to coordinate the commencement of NASDAQ trading with the commencement of trading on the Philippines Stock Exchange, as discussed below. If we fail to meet the minimum requirements for listing on NASDAQ, we will seek quotation of our Common Stock on the OTCQX over-the-counter market operated by OTC Markets Group Inc. (the “OTCQX”) and anticipate quotation on the OTCQX to begin following the termination of this offering.

We have engaged W.R. Hambrecht + Co., LLC as the underwriter (the “Underwriter”) to offer the Offered Shares to prospective investors in the United States on a best efforts basis, and our Underwriter will have the right to engage such other broker-dealers or agents as it determines to assist in such offering. In addition, Offered Shares will be offered to investors in the Philippines pursuant to a prospectus filed with the Philippines Securities and Exchange Commission in a public offering to be conducted substantially concurrently with the offering of Offered Shares in the United States. We have engaged Unicapital, Inc. as our underwriter in the Philippines, to offer the Offered Shares to prospective investors in the Philippines, on a best efforts basis. We will compensate the Underwriter and Unicapital for their respective efforts using the same underwriting discount and otherwise on substantially the same compensation terms. Following the consummation of the Philippines public offering and the listing of our Common Stock on NASDAQ, if such listing is achieved, we expect to list our Common Stock on the Philippines Stock Exchange. If we are unable to list our Common Stock on NASDAQ, we expect that the Philippines public offering may be terminated without any sales being made.

A maximum of $50,000,000 of Offered Shares will be offered worldwide. No sales of Offered Shares will be made anywhere in the world prior to the qualification of the Offering Statement by the SEC in the United States. All Offered Shares will be initially offered in all jurisdictions at the same U.S. dollar price that is set forth in this Offering Circular, except that: selected dealers who participate in the offering will receive a selling concession from the Underwriter, as further described in “Underwriting”; after the initial offering of the Offered Shares, the offering price and other selling terms may be subject to change; and in the Philippines the Offered Shares are expected to be initially offered at the Philippine peso equivalent of the initial U.S. dollar price, subject to rounding. For more information regarding the Philippines public offering, see “Underwriting – Philippines Public Offering”.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 10 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Price to Public	Underwriting Discount and Commissions (1)	Proceeds to Issuer (2)
Per Share	$5.00	$0.25	$4.75
Total Minimum	$1,000,000	$50,000	$950,000
Total Maximum	$50,000,000	$2,500,000	$47,500,000

(1) We have agreed to reimburse our Underwriter and Unicapital for certain of their respective expenses. Please refer to the section entitled “Underwriting” in this Offering Circular for additional information regarding total compensation for the Underwriter and for Unicapital.

(2) We estimate that our total offering expenses, in and outside the United States, including underwriting discount and commissions, will be approximately $650,000, assuming the minimum offering amount is sold, and $3,100,000, assuming the maximum offering amount is sold.

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular is following the disclosure format of Part I of SEC Form S-1.

The date of this Offering Circular is ______, 2016.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the news industry, the social mobile video news market, the advertising market and the other markets relevant to our operations are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “NewsBeat”, “NBS”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of NewsBeat Social, Inc.

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 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	Changes in how Facebook distributes and monetizes video content;
•	Our ability to successfully develop material revenue streams in advertising, syndication or consumer subscriptions;
•	Our dependence upon external sources for the financing of our operations, particularly given that our auditors’ report for our 2015 consolidated financial statements, which are included as part of this Offering Circular, contains a statement concerning our ability to continue as a “going concern;”
•	Our ability to effectively execute our business plan;
•	Our ability to manage our expansion, growth and operating expenses;
•	Our ability to attract, retain and generate revenue from advertisers;
•	The effect of disruptions in or impairments to our ability to use social media platforms such Facebook;
•	Our ability to retain and grow our audience, and a subscriber base;
•	Our ability to enter into, sustain and renew distribution arrangements on favorable terms;
•	Our ability to evaluate and measure our business, prospects and performance metrics;
•	Our ability to compete and succeed in a highly competitive and evolving industry;
•	The effects of acquisitions and strategic investments on our operations;
•	Our ability to respond and adapt to changes in technology and consumer behavior; and
•	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Our Business

Overview

NewsBeat Social, Inc. (“NBS”) is a video-first news agency, gathering news coverage from around the world and distributing one-minute, fact-intensive news reports across social media. We were formed in April 2012 and began operations on February 8, 2013. Since inception, our business has expanded significantly, and we have gathered and distributed over 30,000 news reports, reaching viewers in 236 countries and territories around the world. Today, we have 30 full-time employees who gather and distribute over 50 news reports a day. Since 2014, Facebook users have been presented with NBS news videos over 8.1 billion times, resulting in 403 million video “views” on Facebook (lasting 3 seconds or more) and a total of 411 million video views across all platforms, with a growth rate for total views of 462% between 2014 and 2015 and a Facebook fan base of approximately 2.8 million people as of the end of 2015 (up 27% from the previous year-end). From December 2014 to December 2015, the size of our Facebook audience (i.e., the number of discrete individual user accounts given the opportunity to watch our news reports) increased 66%, to approximately 59 million a month. From 2014 to 2015, the engagement rate of our Facebook audience (i.e., the percentage of such user accounts who view, “like”, comment on or share our news reports, expressed as an average of the 12 monthly engagement rate averages in a year) increased 91%, to 15.6% of our audience. NBS has been able to achieve this growth in audience and engagement rate while keeping news gathering and distribution costs below $100 per news report.

We expect that the size of our audience and the frequency with which many of our videos are viewed will create revenue for the Company by: (i) allowing us to identify and market top-performing categories of news reports to companies looking to advertise on the platforms on which we distribute our news; (ii) driving indirect advertising revenues payable to us by the platforms, such as YouTube, that share the advertising revenues they earn with video publishers; and (iii) increasing the value of our news to third parties interested in our syndication services. Additionally, we expect that the broader our audience is, the more likely we will be successful in selling our consumer app, a beta version of which we expect to launch later in 2016.

We believe our approach to news gathering and distribution offers a disruptive alternative to the model followed by most of the global news industry, principally as a result of:

•

Cost Structure: We estimate the cost of a one-minute NBS news report to be between 5x and 25x less than the cost of one minute of traditional television news. We achieve our low expense rates by using the Internet for most of our information-gathering and all of our content distribution. We monitor news-breaking platforms such as Twitter and Facebook to identify the stories we wish to report, as they emerge. We then use the Internet further, to quickly gather information (which we subject to verification through multiple sources and, when appropriate, direct outreach to newsmakers) and quickly source images for our news reports. By using the Internet as our principal information-gathering tool, we are able to avoid the costs of engaging in substantial on-site reporting ourselves and keeping office space and staff reporters on the ground in multiple locations. By using the Internet as our content distribution channel, we are able to avoid the costs of printing presses, warehouses, trucks and local distributors. In addition, we have established a customized, high-volume news operation workflow designed to maximize our internal efficiencies in turning Internet news leads into finished news reports, and we have chosen to focus on reporting only the who, what, when and where of a news story, excluding news analysis and opinion, as a result of which we do not have to employ the high-priced experts who traditionally produce such content.

•	Consumer Experience: Our cost advantage means that NBS can focus on delivering quality news and an enhanced consumer experience without having to resort to a heavy advertising load, sensationalized stories, high-priced subscription plans or alternative monetization methods such as paid, sponsored or native news that confuses and alienates consumers.

•	Advertising Model: Consumers are increasingly spending time on social media via mobile devices. With NBS, advertisers now have an efficient way to reach these consumers by running video commercials before and after an NBS news report. Our news reports are sufficiently short, informative, visual, free of spin and consumable-on-demand to attract large numbers of social media viewers. Advertisers can safely advertise around our reports, because they can pick the individual news reports with which they want to be associated. And advertisers can also effectively advertise around our reports, by using social media customer-targeting tools to help ensure they are only spending for the audience they want, down to the level of individual news report categories and desired or prohibited attributes of news reports within those categories.

The $174 billion global news industry is evolving rapidly, and centralized broadcast distribution formats across all traditional media, including print, radio and television, are being replaced by social media and other, more personalized and decentralized forms of distribution. We believe an opportunity has opened to capture a material segment of the news market as it transitions to social delivery through mobile and other personal devices. We have built an operation that emphasizes a lean cost structure, allowing us to gather and distribute video news reporting at a fraction of the cost of many traditional television news organizations. The success we have had with our audience to date reinforces our belief that there is a large, underserved market of consumers that want a fact-based, consistent news experience that respects their limited time. Our near-term plan is to continue to expand our news gathering and distribution capabilities in order to grow our global audience, while beginning to invest in advertising, syndication and subscription opportunities to earn revenue. Our longer-term goal is to further scale and enhance our model of combining targeted news and targeted ads to define the next generation of news gathering, distribution and monetization.

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Our Solution

We are one of the leading digital news organizations that have taken advantage of the growing opportunity of the mobile social media news market. Through our technology and workflow system, we have created a low-cost video news operation that produces a flow of news reports in a consistent news format and leverages social media for distribution.

Target Market: The globally minded Millennial

According to the Media Insight Project, an initiative of the American Press Institute and the Associated Press-NORC Center for Public Affairs Research 88% of all U.S. Millennials consume news regularly from Facebook, which is more than the 63% of all Facebook users who consume news regularly from Facebook, and nearly twice the 45% of all U.S. online adults who consume news regularly from Facebook. Contrary to some opinions about what kind of news Millennials consume, the same study highlighted that 45% of Millennials follow five or more “hard news” topics, including areas such as politics, social issues and technology.

As we have grown, a clear target audience has emerged for our news reports, consistent with this study’s findings. Of the consumers we reached in December 2015 through Facebook, 66% were between 18 and 34 years of age, with the majority located outside of the U.S., including a substantial following in the Philippines. We target this 18- to 34-year old global demographic because it represents one of the heaviest news consumer demographics on Facebook and a highly desirable audience for advertisers. According to an article by the New York Times in June 2015, Millennials represent the largest demographic in the United States, at approximately 80 million people. By 2020, Accenture estimates that this cohort will spend $1.4 trillion annually.

Our success in developing an international audience is an indication of the opportunity NBS has to become a news agency with international audience reach. As of December 31, 2015, NBS news has been viewed in over 236 different countries. Each market has different competitive dynamics, which has implications for how we launch and market our products, including what kind of news coverage matters to a particular local market and what sort of positioning will be effective against local competition.

Product: one-minute video news reports consumed on social media via mobile devices

NBS applies the same consistent formula of the who, what, when and where of a news report, regardless of beat or topic area, so our consumers always know what kind of information to expect from us. NBS one-minute news reports, formatted in a 1080 pixel by 1080 pixel, or “square”, format, are ideal for social media distribution on mobile devices. Audiences on social media generally favor shorter videos that are formatted to fit their mobile screens when their phones are held vertically, versus longer videos formatted in a 1920 pixel by 1080 pixel format and designed for screens held horizontally.

Workflow: High daily volume of news reports per newsroom employee

Much of NBS’s operation resembles a traditional newsroom. At the start of each day, the newsroom reviews information online from multiple digital sources, including social media such as Twitter and Facebook and traditional media websites, and by using free web analytics tools such as Google Trends and paid analytics tools such as NewsWhip, in order to identify the news reports to gather for our audience. These reports are assigned to teams within the newsroom, whose members work together to research, write, edit and finalize the reports. A key differentiator for NBS is its workflow process. We have refined our model over time so that today we can deliver over fifty news reports per month for every full-time equivalent newsroom employee, for less than $100 per report. Our operation allows us to gather and distribute video news reporting at a fraction of the cost incurred by many traditional television news organizations.

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Coverage: The top headlines, and beyond

We identify new stories by monitoring news-breaking platforms such as Twitter and Facebook, and gather information that we subject to verification through multiple sources and direct outreach to newsmakers. Being able to gather and distribute a high volume of news reports each day means that NBS can cover more than just the top headlines. As we scale operations, we expect to expand our news coverage to topics that appeal to more targeted segments of our audience. While major headlines of the day are generally the top performing news reports with the broadest level of audience appeal, these reports are also the most competitive. This competition generally crowds out those who are not the very first reporters to break the story, and our model is not focused on being the first to break new stories. Our experience has been that, on average, the reports that do not deal with the day’s most highly covered news items can often obtain the highest level of audience attention. Therefore, while it remains a priority for NBS to cover all the important news for our audience, reports outside the top headlines provide one of the most interesting and attractive opportunities for audience growth.

Revenue Model: An advertising light experience is a better experience for news consumers

As the news industry transitions, NBS believes there is an opportunity to deliver a better experience for news consumers, driven by fundamental changes in the cost of gathering and distributing news. Without the legacy cost structure of traditional news organizations, NBS can improve the news experience for consumers by avoiding characteristics of traditional news that are actually unfriendly to consumers:

•	No heavy ad load: Low-cost news gathering and distribution means fewer ads must be shown to make the news product profitable.

•	No native or sponsored news: According to a September 2015 report by Contently, 62% of consumers believe that a news organization’s brand loses credibility if it publishes sponsored content from an advertiser. Low cost operations mean there is no need to sacrifice the NBS brand for revenue in this manner.

•	No expensive monthly subscriptions: Within the next year, NBS plans to offer an ad-free version of its news via a downloadable app at an expected price point of $1.99 a month – a price much lower than the average price, as of February 10, 2016, of $13.49 a month charged by the top 10 U.S. daily newspapers by circulation for their digital-only subscriptions, which generally include advertising despite also imposing subscription fees.

Using social media to both gather and distribute news means NBS does not require expensive global news operations and infrastructure on the ground and on location in order to cover global news events. By focusing on reporting, NBS does not have to invest in expert personnel to provide opinions and analysis of news events. We believe these cost advantages translate into a better experience for news consumers.

Our Strategy

Our success to date has laid the foundation for expanding our operations. Our expansion will focus on three main areas:

Grow news gathering operation and audience while improving cost position

Our main priority for the future is to expand our news gathering capabilities while maintaining a disciplined approach to costs. We believe expansion is key to our future success, because it will make our targeted advertising model more attractive to advertisers, further reduce our unit costs and allow us to achieve high-volume earnings, even at low margins – an economic model that traditional news organizations would find difficult to compete against. Not only can our existing workflow model be scaled to support more journalists and more reports on the existing fixed cost infrastructure, it can also be enhanced using an on-demand model for news gathering that allows for remote journalists in the field to work only when we need them. This enhancement would provide NBS with a flexible capacity for gathering news that is not bound by our number of employees. We expect it would further reduce costs while improving quality, by allowing for more on-site footage and information capture.

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Expand distribution

Currently, NBS distributes news on Facebook, YouTube, Instagram, Twitter and our own www.newsbeatsocial.com web property. Other distribution platforms including messaging services such as Snapchat and WhatsApp. In addition, NBS will launch its own NBS app, which will allow consumers to personalize their news coverage and offer them the ability to watch, listen to or read NBS news.

Develop advertising and subscription revenue

The two main intended revenue streams for NBS are advertising and subscriptions. Advertising is composed of direct deals where NBS works directly with brand advertisers to provide pre- and post-roll advertising around an NBS news report and distribute that report to the right target market on social media. NBS has conducted three pilot advertising programs, including with Intel and Coast Products, a Portland, Oregon lighting company, and believes there is a substantial opportunity to expand this into a more automated advertising model once news gathering has expanded to a critical mass. In addition, certain sites, such as YouTube, currently share with NBS revenue that they generate from NBS news reports, and other sites, such as Facebook, are expected to eventually do the same. Subscriptions include the consumer subscription for our planned app, as well as business-to-business syndication deals allowing third parties to license NBS news for use on their own web properties.

Going Concern

Our consolidated financial statements appearing elsewhere in this Offering Circular have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, at December 31, 2015, we had cash of $530,077, a working capital deficit of $533,572 and a stockholders’ deficit of $131,023. We have generated minimal revenues and have incurred net losses since inception, including a net loss of $3,640,976 for the year ended December 31, 2015. These matters raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Company Information

The Company was originally incorporated in Oregon on April 17, 2012 and re-incorporated in Delaware on April 24, 2015. Our principal executive office is located at 3123 NW Industrial Street, Portland, OR 97210 and our telephone number is (503) 954-1126. Our website address is http://newsbeatsocial.com/. We do not incorporate the information on, or accessible through, our website into this Offering Circular, and you should not consider any information on, or accessible through, our website to be a part of this Offering Circular.

Effective June 29, 2016, we consummated a reverse stock split of our Common Stock at a ratio of one-for-four such that each stockholder now holds one share of Common Stock for each four shares of Common Stock held prior to the reverse stock split. All share numbers and share prices (including exercise prices and conversion prices) in this Offering Circular have been adjusted to reflect the reverse stock split.

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THE OFFERING

Issuer:	NewsBeat Social, Inc.

Securities offered:	A minimum of 200,000 and a maximum of 10,000,000 shares of our common stock, par value $0.0001 (“Common Stock”) at an offering price of $5.00 per share (the “Offered Shares”).

Number of shares of Common Stock outstanding before the offering: (1)	17,994,475 shares

Number of shares of Common Stock to be outstanding after the offering: (1)	18,194,475 shares, if the minimum amount of Offered Shares are sold, and 27,994,475 shares, if the maximum amount of Offered Shares are sold

Price per share:	$5.00

Minimum offering amount:	200,000 shares at $5.00 per share, or $1,000,000

Maximum offering amount:	10,000,000 shares at $5.00 per share, or $50,000,000

Proposed U.S. listing:

We have applied to list our common stock on the NASDAQ Capital Market (“NASDAQ”) under the symbol “NEWZ”. In connection with our application, we have consummated a reverse stock split of our Common Stock at a ratio of one-for-four such that each stockholder now holds one share of Common Stock for each four shares of Common Stock held prior to the reverse stock split. Our common stock will not commence trading on NASDAQ until all of the following conditions are met: (i) the Initial Closing has occurred and we have raised the minimum amount of offering proceeds necessary for us to meet the initial listing requirements of NASDAQ, which we currently estimate to be approximately $7,000,000; (ii) the offering is terminated; and (iii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A (“Form 8-A”) under the Securities Exchange Act of 1934 (the “Exchange Act”), and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds or to coordinate the commencement of NASDAQ trading with the commencement of trading on the Philippines Stock Exchange, as discussed below under “— U.S. and Philippines offerings”. As a result, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock. If we fail to meet the minimum requirements for listing on NASDAQ, we will seek quotation of our Common Stock on the OTCQX over-the-counter market operated by OTC Markets Group Inc. (the “OTCQX”) and would anticipate quotation on the OTCQX to begin following the termination of this offering.

U.S. and Philippines offerings:

We have engaged W.R. Hambrecht + Co., LLC as the underwriter (the “Underwriter”) to offer the Offered Shares to prospective investors in the United States, on a best efforts basis, and our Underwriter will have the right to engage such other broker-dealers or agents as it determines to assist in such offering. In addition, Offered Shares will be offered to investors in the Philippines pursuant to a prospectus filed with the Philippines Securities and Exchange Commission in a public offering to be conducted substantially concurrently with the offering of Offered Shares in the United States. We have engaged Unicapital, Inc. as our underwriter in the Philippines, to offer the Offered Shares to prospective investors in the Philippines, on a best efforts basis. We will compensate the Underwriter and Unicapital for their respective efforts using the same underwriting discount and otherwise on substantially the same compensation terms. Following the consummation of the Philippines public offering and the listing of our Common Stock on NASDAQ, if such listing is achieved, we expect to list our Common Stock on the Philippines Stock Exchange. If we are unable to list our Common Stock on NASDAQ, we expect that the Philippines public offering may be terminated without any sales being made.

A maximum of $50,000,000 of Offered Shares will be offered worldwide. No sales of Offered Shares will be made anywhere in the world prior to the qualification of the Offering Statement by the SEC in the United States. All Offered Shares will be initially offered everywhere in the world at the same U.S. dollar price that is set forth in this Offering Circular, except that any shares sold to securities dealers may be sold at a discount from the initial public offering price, as further described in “Underwriting”; after the initial offering of the Offered Shares, the offering price and other selling terms may be subject to change; and in the Philippines the Offered Shares are expected to be initially offered at the Philippine peso equivalent of the initial U.S. dollar price, subject to rounding.

For more information regarding the Philippines public offering, see “Underwriting – Philippines Public Offering”.

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Use of proceeds:

If we sell all of the shares being offered, our net proceeds (after underwriting discount and commissions and our estimated other offering expenses) will be $46,900,000. We will use these net proceeds for expanding our news gathering operations; developing a subscription app that can be downloaded onto mobile devices for use by subscribers; expanding our distribution platforms to improve our audience on our current distribution channels, as well as launching news offerings on other platforms; advertising and syndication development; and working capital and other general corporate purposes.

In the event we raise more than $2,000,000 in net proceeds, we will be required to distribute an aggregate of at least $682,500 in principal and interest payments to our holders of unsecured promissory notes issued in June 2016 (the “June 2016 Notes”). For more information regarding the June 2016 Notes, see “Description of Securities” below.

In the event we raise more than $25,000,000 in gross proceeds, we will be required to (i) distribute an aggregate of $4,058,000 to our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) holders, (ii) convert an aggregate of 8,116,000 shares of Series A Preferred Stock into 2,029,000 shares of Common Stock, (iii) pay an aggregate of $852,072 to certain of our debt holders to extinguish their debt and (iv) issue to our debt holders 426,036 shares of Common Stock. In the event we do not raise more than $25,000,000 in gross proceeds then, consistent with the purpose of the Series A Preferred Stock offering, which was to provide us with interim financing until we were able to consummate a substantial financing transaction, we intend to distribute an aggregate of up to $4,058,000 to our Series A Preferred Stock holders at such time and in such manner as, in the judgment of our Board of Directors, can be accommodated by our cash flows while not interfering with our ability to implement our business plan, and to convert each share of Series A Preferred Stock into one share of Common Stock.

Risk factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

(1) The number of shares of common stock outstanding excludes:

•	2,029,000 shares of our Common Stock issuable upon conversion of our Series A Preferred Stock;

•	266,273 shares of our Common Stock issuable upon conversion of our 15% secured convertible promissory notes in the aggregate principal amount of $700,000 plus interest at a conversion price of $3.20 per share (it being understood that such number of shares will increase to 426,036 shares if the Company raises $25,000,000 in gross proceeds and it being further understood that the conversion price may be decreased in the event that the Company raises $3,000,000 in gross proceeds in a separate equity financing at a price per share of less than $3.20);

•	233,334 shares of our Common Stock issuable upon the exercise of warrants issued to the holders of our 15% secured convertible promissory notes exercisable for five years at an exercise price of $2.00 per share;

•	3,580,973 shares of our Common Stock issuable upon the exercise of stock options outstanding as of the date of this Offering Circular, at a weighted average exercise price of $1.88 per share;

•	947,084 shares of our Common Stock issuable upon the exercise of warrants outstanding as of the date of this Offering Circular, at a weighted average exercise price of $2.00 per share;

•	2,743,750 shares of our Common Stock available for future issuance under our 2012 Stock Option Plan following the closing of this offering;

•	2,425,278 shares of our Common Stock available for future issuance under our 2016 Omnibus Incentive Plan; and

•	Up to 500,000 shares of our Common Stock issuable upon exercise of the warrants, assuming the maximum amount of Offered Shares are sold, to be issued to the Underwriter in connection with the offering of Offered Shares in the United States and to Unicapital, Inc. in connection with the offering of Offered Shares in the Philippines.

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this Offering Circular, before purchasing our Common Stock. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Relating to Our Business

The majority of our news is watched on Facebook, and changes to how Facebook distributes and monetizes video content could adversely affect our business.

Facebook is the primary distribution, marketing and promotion platform for our news reports. We currently generate the majority of our audience and video views through Facebook and expect to continue to do so for the foreseeable future. As a result, Facebook’s policies and practices exert significant influence over the maintenance and growth of our business. If Facebook were to changes its policies or practices in ways that adversely affected the distribution, marketing or promotion of our news, our business could be adversely affected. In addition, the preferred advertising model for our business uses Facebook’s customer segmentation and targeting tools. If we lost access to these tools, or if Facebook changed them in ways that made them less useful for us – for example, by changing the algorithms its uses to help channel particular news reports of ours to particular Facebook users that Facebook thinks would be interested in those reports – our business would be adversely affected.

We are subject to Facebook’s standard terms and conditions and other policies for application developers, which govern the promotion, distribution and operation of our news reports on the Facebook platform. Facebook has broad discretion to change its terms of service and other policies.

Our business would be harmed if:

•	Facebook develops its own product or service offerings competitive to our offerings.
•	Facebook discontinues or limits our access to its platform;
•	Facebook modifies its terms and conditions or other policies, including fees charged to, or other restrictions imposed on, application developers, in ways that are unfavorable to us, or Facebook changes how the personal information of its users is made available to third parties or shared by its owners, in ways that are unfavorable to us; or
•	Facebook establishes more favorable relationships with one or more of our competitors

We have benefited from Facebook’s strong brand recognition and large user base. If Facebook loses its market position or otherwise falls out of favor with Internet users, we would need to identify alternative channels for promoting and distributing our news reports, which would consume substantial resources and might not be effective.

We are dependent on our ability to distribute news reports not only through Facebook but also through other social media platforms, and any material disruptions or impairments in our ability to use social media platforms for our distribution would adversely affect our business.

Although Facebook is our primary distribution platform, we use a number of other social media platforms for distribution and our expansion plans envision us increasing our distribution across multiple social media platforms. We are dependent on all of these social media platforms for distribution, and we control none of them. If there are any material disruptions in any such platforms’ news distribution desires or capabilities, or if we are materially impaired in our ability to use any such platforms to distribute our news reports, deliver ads or measure the effectiveness of the ads we deliver, then our user engagement and revenue could decline and our business could be adversely affected.

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We have a limited operating history.

We commenced operations on February 8, 2013. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. Our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment and expansion of a new business in a competitive environment. We have not yet achieved a profit, we may continue to sustain losses in the future and there are no assurances that we will be able to operate profitably.

We have not yet developed any significant revenue streams in advertising, syndication or consumer subscriptions. Any or all of these revenue streams may not successfully materialize.

We have not yet developed any significant revenue streams. To date, we have only completed pilot advertising programs with three brand partners and only through Facebook. We may not be able to commercialize our brand advertising business model and scale it effectively. In addition, prevailing rates for advertising may fluctuate in ways that are unfavorable to us. Moreover, we may not be successful in acquiring new advertisers. The other revenue streams we anticipate developing, including syndication and consumer subscription services, are yet to be developed and are uncertain in their timing and size.

We have incurred significant losses since our inception, and we anticipate that we will continue to incur significant losses in the future.

For the year ended December 31, 2015, we reported a net loss of $3,640,976. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue to seek to grow our audience and operations. The size and duration of our future losses will depend, in part, on the rate of future growth of our expenses and revenues. In addition, we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect the timing of our financial and operating expectations. Even if we are able to grow our revenues, this may not occur quickly enough to sustain our operations.

Our independent registered public accounting firm has expressed in its report on our audited consolidated financial statements a substantial doubt about our ability to continue as a going concern.

We have not yet generated sufficient revenues from our operations to fund our activities, and we are therefore dependent upon external sources for the financing of our operations. As a result, our independent registered public accounting firm has expressed in its report on the consolidated financial statements included as part of this Offering Circular a substantial doubt regarding our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our Common Stock might lose their entire investment.

A large portion of our projected revenue would be generated from advertising. We may be unable to attract or retain advertisers, which could adversely affect our future revenue. Additionally, even if we are successful in retaining advertisers, our future advertising revenue is likely to be affected by numerous factors, including economic conditions, audience fragmentation and evolving digital advertising market dynamics.

Our success depends on our ability to develop, maintain and expand our relationships with advertisers, advertising exchanges and advertising agencies. The relationship building process can take many months and we may be unsuccessful at winning business with any given advertiser or agency. We may invest significant resources in developing relationships with advertisers and still be unsuccessful at obtaining their business or only succeed in obtaining short-term commitments from them. Our business model is relatively new and we are often required to spend substantial time and effort educating potential advertisers, publishers and content providers about our solutions, including providing demonstrations. If we are not successful in attracting and maintaining relationships with advertisers and increasing the efficiency and rates of return from our sales processes, our business may be adversely affected.

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In addition, the state of the global, national and regional economy, the growth rate of the online advertising market and the availability of capital all affect advertising spending patterns. Any reduction in spending by, or loss of, existing or potential advertisers would negatively affect our operating results. Further, we may be unable to adjust our expenses and capital expenditures quickly enough to compensate for any unexpected revenue shortfalls. Advertisers’ use of our product may be affected by a number of factors, including, but not limited to:

•	The effectiveness of their advertising campaigns using our product;
•	changes in the economic prospects of the advertisers;
•	our access to and ability to target relevant viewers;
•	advertisers’ satisfaction with our sales team and client support;
•	our ability to deliver superior advertising solutions for clients;
•	seasonal patterns in advertisers’ spending, which tend to be discretionary;
•	the pricing of our solutions or our competitors’ competing offerings;
•	reductions in advertising spending levels or changes in advertisers’ strategies regarding spending;
•	our ability to successfully acquire, invest in, and implement new technologies, strategic partnerships, assets or businesses;
•	our ability to maintain and grow our user base and increase our popularity as a news source;
•	our ability to derive better demographic and other information about our users to help us offer better experiences to users and advertisers; and
•	our ability to make our existing products and services distributable through new platforms.

There is no assurance that we will succeed in attracting and retaining advertisers to the extent necessary to support our growth and increase revenues.

Additionally, advertising spending is sensitive to overall economic conditions, and our advertising revenues will be adversely affected if advertisers respond to weak and uncertain economic conditions by reducing their budgets or changing their spending patterns, or if they are forced to consolidate or cease operations.

In determining whether to buy advertising through our products, advertisers will consider the demand for our products, advertising rates, alternative advertising options, and the results achieved by other advertisers who use our solutions. The increasing number of digital media advertising options available through social networking tools and news aggregation websites has expanded consumer choice significantly, resulting in audience fragmentation and increased competition for advertising spend among digital news providers. Further, advertising expenditures tend to be seasonal and cyclical, reflecting overall economic conditions and budgeting and buying patterns. Further, any decreased collectability of accounts receivable or any early termination of agreements, whether resulting from customer bankruptcies or otherwise due to adverse macroeconomic conditions, could negatively affect our results of operations.

A portion of our projected revenue would be generated from syndication services, in which we would license to other businesses the ability to use NBS news on their own web properties, in order to support their own efforts to attract and retain viewers and otherwise support their own operations. We may be unable to timely develop meaningful revenue through syndication services.

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Our plan for developing syndication services as a future revenue stream depends in part on our identifying businesses that might be interested in paying to circulate our news reports for their own business purposes, and designing licensing and supply arrangements that appeal to such businesses and provide us with meaningful revenue. The success of our syndication services plans could face a number of impediments, including, for example, a failure to develop a critical mass of interested customers, or an inability to price our services at a level attractive to both customers and ourselves. If we are not successful in devising and implementing attractive syndication services, we will fail in developing one of our projected methods of earning revenue, and our business may be adversely affected.

A portion of our projected revenue would be generated from subscription services, in which consumers would pay a subscription fee to receive ad-free versions of our news reports by means of a downloaded app. We may be unable to timely develop an app that appeals to consumers, or we may face other impediments to developing meaningful revenue through subscription services.

Our plan for developing subscription services as a future revenue stream depends to a great extent on our ability to develop a downloadable app that appeals to consumers, through which they would subscribe for ad-free versions of our news reports and receive such reports on their mobile phones or other Internet-connected devices. Our app could fail to support our subscription services plans for a number of reasons, including delays in designing and launching the app; an inability to make the app available through Apple or Android App Stores or other popular distribution channels for apps; or a failure of the app to appeal to consumers, or to catch on with and be used regularly by a large number of consumers. The success of our subscription services plans may face other impediments; for example, if we are unable to price subscriptions at a level that attracts subscribers and also provides us with meaningful revenue. If we are not successful in devising and implementing an attractive subscription service for consumers, we will fail in developing one of our projected methods of earning revenue, and our business may be adversely affected.

Our future revenue depends on our ability to retain and grow our audience and intended subscription base through timely, convenient and engaging news reports. If we are unable to provide such reporting and retain or grow our audience and intended subscription base, our business could be adversely affected.

Our future revenue is dependent on our ability to retain and grow our audience, and the subscription base we plan to establish, through timely, convenient and engaging news reports. Audience tastes and attitudes towards news coverage change and our news format may not appeal to our audience over the long term. If we are unable to keep up with technologies and platforms that help us understand what kinds of reporting our audience wants, our ability to cover the right news stories in a way that continues to attract viewers may be hindered. The platforms that people use for news today such as Facebook and Twitter may be replaced by more immersive technologies such as augmented and artificial reality, for which our news format may not be appropriate. If we are unable to offer sufficiently attractive news reports on sufficiently interesting news topics, we may be unable to grow, and may experience declines in, our audience and intended subscriber base, which would adversely affect business.

Currently, we estimate that we do not have sufficient cash on hand to operate our business past September 30, 2016. Failure to raise capital in the near future, including through the closing of a portion or all of this offering, will have a material adverse effect on our financial condition and results of operations. Additionally, even if we raise capital in this offering, we may be required to raise additional capital in the future and any failure to do so may have a material adverse effect on our financial condition and results of operations.

We estimate that our cash on hand will fund our operations only through September 30, 2016. We currently have no access to bank capital or other credit-based facilities and have traditionally relied on cash proceeds from equity and debt financings for our capital requirements. Accordingly, we will need to raise capital in order to meet our obligations and execute our business plan. If we raise the minimum offering amount, the net proceeds will fund our operations only for two months.  We will need to raise at least $3 million to continue to fund our current level of operations for the next 12 months. We currently expect that we may raise additional debt and equity capital privately in the immediate future, and conduct the Initial Closing of this offering as soon as possible, in order to continue to fund our operations through the completion of this offering; however, there is no guarantee that we will be able to do so. Further, even if we conduct an Initial Closing, if we do not raise a substantial amount of proceeds in the offering, we will not have sufficient cash flows and liquidity to fully finance our business operations and expansion plans as currently contemplated. Accordingly, in such circumstances we would have to raise additional capital, or develop and implement a plan to extend payables, reduce overhead or scale back our business plans unless and until sufficient additional capital is raised. There can be no assurance that such a plan will be successful. If we seek to raise additional capital in the future, such capital may not be available on reasonable terms or at all. We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes, restricted stock, stock options and warrants, which may adversely affect our financial condition.

If we are unable to effectively manage growth and maintain low operating costs, our results of operations and financial condition may be adversely affected.

Our plans require significant expansion of our business. If we are unable to effectively manage our geographically dispersed employees or accurately anticipate and manage our future growth, our business may be adversely affected. Our business model depends on us maintaining low operating costs for the production and distribution of our news reports. If we are unable to manage our expansion and growth effectively, we may be unable to keep our operating costs low or maintain key performance measures for our news reports, including the average cost of a report, the number of views per report, engagement rates and other performance measures. Our business relies on data systems, billing systems and financial reporting and control systems, procedures and controls. Our success in managing our expansion and growth in a cost-effective manner will require us to upgrade and improve these systems, procedures and controls. If we are unable to adapt our systems and put adequate controls in place in a timely manner, our business may be adversely affected. In addition, our growth may place significant demands on our management, and our overall operational and financial resources. A failure on our part to meet any of the foregoing challenges inherent in our growth strategy may have an adverse effect on our results of operations and financial condition.

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If we are unable to continue to have access to news sources and data services that help us gather facts for news reports, our ability to generate news reports may be adversely affected.

We gather news and facts for our news reports using a wide range of publicly available news and information sources, certain privately available news and information sources to which we subscribe and data services that help us determine which news stories are trending with various audiences from moment to moment around the globe. These services tend to be decentralized, so that if we lose access to one, we will not thereby lose access to others, but we access most of these sources over the Internet. If our access to the Internet were disrupted or delayed or made more complicated or expensive than it currently is, our ability to effectively access the range of news and fact sources we require for our news gathering efforts may be adversely affected. In addition, any loss of access to material news, information or data sources or services, for any other reason, could adversely affect our news gathering efforts. Any of the foregoing could have an adverse effect on our business and results of operations.

If we are unable to attract, sustain, and renew distribution arrangements on favorable terms, our future advertising revenue may be adversely affected.

We have entered into the standard distribution arrangements applicable to services such as ours with Facebook, YouTube, Instagram and Twitter, pursuant to which we distribute our news through those platforms and assess viewership. We plan to enter into other distribution arrangements with operators of websites, online networks and others to increase to the distribution of our video news reports. Distribution arrangements often involve revenue sharing. Competition to enter into distribution arrangements has caused and may in the future cause our traffic acquisition costs to increase. Our distribution arrangements may not be exclusive and may be short-term, terminable at will, or subject to early termination provisions. Failure on our part to enter into additional distribution agreements with strategic partners under favorable terms may inhibit our ability to grow and may harm our business.

We use certain performance metrics that are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics, or real or perceived failures of such metrics to measure or predict the success of our business, could negatively affect our business.

We use certain key metrics to internally assess our business performance and to present our business to potential advertisers, investors and others. These metrics include total audience reach, total video views, numbers of unique users, engagement rates and other metrics, which are calculated using both internal company and external data. While our metrics are based on what we believe to be reasonable measurements and methodologies, there are inherent challenges in deriving our metrics and measuring them precisely, especially across large online and mobile populations around the world. If advertisers, investors and others do not perceive our metrics to be accurate, or if they in fact are not accurate, or if there are real or perceived failures of such metrics to measure or predict the success of our business, it could negatively affect our business.

We operate in an immature and rapidly evolving industry and have a relatively new business model, which makes it difficult to evaluate our business and prospects.

The industry in which we operate is characterized by rapidly changing Internet media, evolving industry standards and shifting user and client demands. Our business model is also evolving and is different from models used by other companies in our industry. As a result of these factors, the success and future revenue and income potential of our business is uncertain. Any evaluation of our business and our prospects must be considered in light of these risks and uncertainties, some of which relate to our ability to:

•	Expand advertising client relationships;
•	Increase the number of our viewers and grow a subscription base;
•	Develop relationships with third-party website publishers and other sources to attract web visitors;
•	Expand operations and implement and improve our operational, financial and management controls;
•	Raise capital at attractive costs, or at all;
•	Attract and retain qualified management, employees and independent service providers;
•	Successfully introduce new processes, technologies products and services and upgrade our existing processes, technologies, products and services;
•	Protect our proprietary processes and technologies and our intellectual property rights; and
•	Respond to government regulations relating to the Internet, personal data protection, email, software technologies, cyber security and other regulated aspects of our business.

If we are unable to successfully address the challenges posed by operating in an immature and rapidly evolving industry and having a relatively new business model, our business could suffer.

Our business depends on our developing a strong brand, and if we fail to develop and maintain our brand in a cost-effective manner, or business could be adversely affected.

Developing our brand is an important aspect of our efforts to attract and expand our audience, user, advertiser and partner base. We believe that the importance of brand recognition is increased by the relatively low barriers to entry in certain portions of the Internet market. The development of our brand will depend largely on our ability to provide high-quality news and effective advertising. We have spent and expect to continue to spend money and other resources on the establishment and maintenance of our brand, as well as advertising, marketing, and other brand-building efforts to preserve and enhance consumer awareness of our brand. Our brand may be negatively affected by a number of factors, such as product malfunctions, data protection and security issues, exploitation of our trademarks by others without permission and poor presentation or integration of our news reports and the advertising we carry. If we are unable to maintain or enhance our brand in a cost-effective manner, or if we incur excessive expenses in these efforts, our business could be harmed.

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Our business depends on continued and unimpeded access to the Internet by our viewers, our intended subscribers and us. Internet access providers or distributors may be able to block, degrade or charge for access to our content, which could lead to additional expenses and the loss of viewers, subscribers and advertisers.

Products and services such as ours depend on our ability and the ability of our users to access the Internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Some of these providers may take, or have stated that they may take, measures that could degrade, disrupt, or increase the cost of user access to products or services such as ours by restricting or prohibiting the use of their infrastructure to support or facilitate product or service offerings such as ours, or by charging increased fees to businesses such as ours to provide content or to have users access that content. Such interference could result in a loss of existing viewers, subscribers and advertisers, and increased costs, and could impair our ability to attract new viewers, subscribers and advertisers, thereby harming our revenues and growth. The adoption of any laws or regulations that limit access to the Internet by blocking, degrading or charging access fees to us or our viewers and intended subscribers could reduce the demand for, or the use of, our products and services, increase our costs of doing business and adversely affect our operating results.

Security breaches and other network and information systems disruptions could affect our ability to conduct our business effectively.

Our information systems store and process confidential user, employee, advertiser and other sensitive personal and business data, and therefore maintaining our network security is of critical importance. We use third-party technology and systems for a variety of information systems operations, including encryption and authentication technology, employee email, domain name registration, content delivery to customers, back-office support and other functions. Our systems, and those of third parties upon which our business relies, may be vulnerable to interruption or damage that could result from natural disasters, fires, power outages, acts of terrorism or other similar events, or from deliberate attacks such as computer hacking, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing.

Despite the security measures we and our third-party service providers have taken, our information systems, and those of our service providers, have been, and will likely continue to be, subject to disruption or attack. Such an event could result in a disruption of our services or improper disclosure of personal data or confidential information, which could harm our reputation, require us to expend resources to remedy such a security breach or defend against further attacks, divert management’s attention and resources or subject us to liability under laws that protect personal data, resulting in increased operating costs or loss of revenue.

We have implemented controls and taken other preventative measures designed to strengthen our systems against disruptions and attacks, including measures designed to reduce the impact of a security breach at our third-party vendors. Although the costs of the controls and other measures we have taken to date have not had a material effect on our financial condition, results of operations or liquidity, there can be no assurance as to the cost of additional controls and measures that we may conclude are necessary in the future.

We face significant competition in all aspects of our business.

We operate in a highly competitive environment. Our video news competes for advertising and subscription revenue with both traditional and new content providers. We expect this competition to intensify as a result of continued innovation and development of digital media technologies, and new media providers offering online news and related content. Competition among companies offering online content is intense, and new competitors can quickly emerge. Some of our current and future competitors may have greater resources or better competitive positions in certain areas than we do. These factors may allow our competitors to respond more effectively than us to new technologies and changes in market conditions.

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Our ability to compete effectively depends on many factors both within and beyond our control, including, among others:

•	our ability to deliver high-quality, unbiased journalistic news reporting that is engaging and relevant to our audience;
•	our ability to monetize our news reports;
•	the popularity, relevance, ease of use, and reliability of our news;
•	the engagement of our users with our news reports;
•	our ability to attract, retain, and motivate talented journalists and other employees and executives;
•	our ability to effectively target audiences with relevant news reports and advertising;
•	our ability to manage and grow our operations in a cost-effective manner; and
•	our reputation and brand strength relative to those of our competitors.

Acquisitions and strategic investments could result in unanticipated liabilities and otherwise adversely affect our operations.

We recently acquired certain intellectual property of AllSay Inc. (“AllSay”) and expect to make additional acquisitions and strategic investments in the future. Such transactions may result in the reduction of our cash resources, dilutive issuances of our equity securities, or the incurrence of debt. Such transactions may also result in amortization expenses related to intangible assets. Our acquisitions and strategic investments to date have been accompanied by a number of risks, including:

•	the difficulty of integrating the operations, personnel, systems, and controls of acquired companies as a result of cultural, regulatory, systems, and operational differences;
•	the potential disruption of our ongoing business and the distraction of management;
•	the incurrence of additional operating losses and operating expenses;
•	the difficulty of integrating acquired technology and rights into our business and unanticipated expenses related to such integration;
•	the failure to successfully further develop an acquired business or technology and any resulting impairment of amounts currently capitalized as intangible assets;
•	the failure of strategic investments to perform as expected or to meet financial projections;
•	the potential for patent and trademark infringement and data privacy and security claims against the companies we acquired or invested in;
•	litigation or other claims in connection with acquisitions, acquired companies, or companies in which we have invested;
•	the impairment or loss of relationships with customers and partners of the companies we acquired or in which we invested or with our own customers and partners as a result of the integration of acquired operations;
•	the impairment of relationships with, or failure to retain, employees of acquired companies or our existing employees as a result of integration of new personnel;
•	in the case of foreign acquisitions and investments, the impact of particular economic, tax, currency, political, legal and regulatory risks associated with specific countries; and
•	the impact of known potential liabilities or unknown liabilities, including as a result of inadequate internal controls, associated with the companies we acquired or invested in.

We are likely to experience similar risks in connection with future acquisitions and strategic investments. Our failure to successfully address these risks or other problems encountered in connection with past or future acquisitions and strategic investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities, and otherwise harm our business.

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If we do not manage our operating expenses effectively, we may never become profitable.

We plan to continue to manage costs as efficiently as we can. However, our operating expenses might increase as we expand our operations in areas of desired growth, develop and extend our brand, expand our distribution platforms, acquire additional employees and acquire and integrate complementary technologies. If our expenses increase at a faster pace than our revenues, or if we otherwise fail to effectively manage costs, we may never become profitable.

Our success depends on our ability to respond and adapt to changes in technology and consumer behavior.

Technology in the media industry continues to evolve rapidly. Advances in technology have led to an increasing number of methods for the delivery and consumption of news and ad distribution. These developments are driving changes in consumer behavior and the ways companies deploy their advertising spend. Unless we are able to use new and existing technologies to distinguish our product and services from those of our competitors and engage users, our business may be adversely affected.

Changes in technology and consumer behavior pose a number of challenges that could adversely affect our business. For example, among others:

•	we may be unable to expand the use of our products and services to other platforms that consumers find engaging;
•	we may be unable to effectively target appropriate audiences with relevant ads;
•	there may be changes in user sentiment about the quality or usefulness of our news reports;
•	failure to successfully manage changes in social media traffic may reduce our viewership levels;
•	technical or other problems could prevent us from delivering our product in a reliable manner or otherwise negatively affect the user experience;
•	new delivery platforms may lead to pricing restrictions and a reduction of distribution control;

Responding to these challenges may require significant investment. There can be no assurance that we will be able to raise the funds necessary to make these investments, on commercially reasonable terms or at all.

If we are unable to recruit, hire, motivate, and retain key personnel, we may not be able to execute our business plan.

Our business depends on our ability to recruit, hire, motivate and retain talented, highly skilled management, journalistic, technical and other personnel. Achieving this objective may be difficult due to many factors, including fluctuations in global, national and regional economic and industry conditions, competitors’ hiring practices and the effectiveness of our compensation programs. If we do not succeed in retaining and motivating our existing key employees, and in attracting new key personnel, we may be unable to execute our business plan and grow our business. As a result, our business may be adversely affected.

If we are unable to recruit, hire, motivate, and retain journalistic personnel on flexible and affordable terms, we may not be able to execute our growth plan as we envision it and continue to keep our operating costs low.

We believe it is key to our business to deliver our news reports at a low operating cost. In order to do this as we expand our operations, we must be able to continue to recruit, hire, motivate, and retain journalistic personnel on flexible and affordable terms. If we cannot find large numbers of talented journalists who are attracted to our business model, and willing to work on the schedules and at the levels of compensation that model requires, then we will be unable to avoid increases in our operating costs, and our ability to execute our business plans be adversely affected.

Unionization among our employees could drive up our operating costs, complicate relations between labor and management and adversely affect our ability to execute our business plan.

In June 2015, the editorial employees of news and gossip website Gawker voted to unionize and be represented by the Writers Guild of America, East for the purpose of collective bargaining. If some or all of our workforce were to unionize, we would expect that our costs in regard to such employees might rise, and relations between labor and management might become complicated or strained. If any of that were to occur, our ability to deliver news reports at a low level of operating costs might be adversely affected, which might adversely affect our ability to execute our business plan.

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We plan to introduce an on-demand model for news gathering that allows for remote journalists in the field to work for us only when we need them; however, this enhancement may fail to help us achieve our goal of expanding our journalistic resources around the globe while retaining flexibility and affordability in our news gathering operations.

One of the workflow methods we plan to introduce as we grow our operations is an on-demand model for news gathering, in which journalists who are not employees of ours are hired on a per-story basis to provide news gathering and reporting services – when, where and as we may wish to engage them. This model may fail to work as we envision it, for a number of reasons. For example, it may not appeal to freelance and other available journalists as a way to work; or it may create difficulties for us with our full-time journalist employees; or we may not be able to price the provision of services so as to attract a large, new labor pool while also allowing us to keep our operating costs low. If our on-demand model is unsuccessful, we may find it more difficult to expand our business while controlling costs, which could adversely affect our business.

We rely on third parties to provide the technologies necessary to deliver products and services to our users, and any change in the licensing terms, costs, availability, or acceptance of these technologies could adversely affect our business.

We rely on third parties such as Facebook to provide the technologies that we use to deliver our products and services to users. There can be no assurance that these providers will continue to license their technologies or otherwise make them available to us on reasonable terms, or at all. Providers may change the fees they charge users or otherwise change their business models in a manner that impedes the acceptance of their technologies. In order for our services to be successful, there must be a large base of users of the technologies necessary to deliver our products and services. We have limited or no control over the availability or acceptance of these technologies, and any change in the licensing terms, costs, availability or user acceptance of these technologies could adversely affect our business.

Our business may suffer if we cannot protect our intellectual property.

Our business depends on our intellectual property, including our trade secrets, services, content, and internally developed technology. We believe our proprietary knowledge and other intellectual property rights are important to our success and our competitive position. Unauthorized parties may attempt to copy or otherwise unlawfully obtain and use our content, services, technology and other intellectual property, and we cannot be certain that the steps we have taken to protect our proprietary rights will prevent any misappropriation, confusion among consumers and merchants or unauthorized use of these rights.

Advancements in technology have made the unauthorized duplication and wide dissemination of content easier, making the enforcement of intellectual property rights more challenging. In addition, our business and the risk of misappropriation of our intellectual property rights have become more global in scope, and we may not be able to protect our proprietary rights in a cost-effective manner in a multitude of jurisdictions with varying laws.

If we are unable to procure, protect and enforce our intellectual property rights, including maintaining and monetizing intellectual property rights to our content, we may not realize the full value of these assets, and our business may suffer. In addition, if we must litigate in the United States or elsewhere to enforce our intellectual property rights or to determine the validity and scope of our rights and the rights of others, such litigation may be costly and divert the attention of our management.

In the future, we may be subject to claims of intellectual property or copyright infringement that could adversely affect our business.

We occasionally receive claims from third parties alleging infringement, misappropriation or other violations of their intellectual property rights. These third parties often include content licensing companies seeking to monetize their content libraries by asserting claims of infringement or misuse, and are generally without merit. We sometimes use copyrighted works in the creation of our news, and do not always get explicit permission from the copyright owner for the use of their materials. When we do this, we follow the Fair Use doctrine as set forth in Section 107 of the Copyright Act to try to ensure our product does not violate rights of copyright owners. However, the Fair Use doctrine is open to interpretation and we may face future legal action by copyright owners for the use of their content in our news products.

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Infringement claims may require us to enter into royalty or licensing agreements on unfavorable terms, use more costly alternative technologies or otherwise incur substantial monetary liability. Additionally, such claims may require us to alter our operations. The occurrence of any of these events as a result of such claims could adversely affect our business.

Adverse results from litigation could affect our business practices and operating results.

From time to time, we may be party to litigations and other proceedings. Adverse outcomes in lawsuits or similar proceedings could result in monetary damages or injunctive relief that could adversely affect our results of operations or financial condition as well as our ability to conduct our business as it is presently being conducted.

The use of open source software in our hardware and applications may expose us to additional risks.

Some of our hardware and applications use software covered by open source licenses. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate such software into their products or applications. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional development resources to change our operations. In addition, if we were to combine our applications with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our applications. If we inappropriately use open source software, we may be required to redesign or discontinue the use of our applications or take other remedial actions.

Our international operations expose us to risks inherent in foreign operations.

We maintain a news bureau in the Philippines and reporters in various other non-U.S. locations, and our news reports are distributed globally to almost every country where there is Internet capability. As such, we face the inherent risks associated with doing business abroad, including:

•	effectively managing and staffing foreign operations, including complying with diverse local labor laws and regulations;
•	navigating local customs and practices;
•	responding to government policies that restrict the digital flow of information;
•	protecting and enforcing our intellectual property rights under varying legal regimes;
•	complying with international laws and regulations, including those governing the collection, use, retention, sharing and security of consumer data;
•	addressing political or social instability; and
•	adapting to currency exchange rate fluctuations.

Adverse developments in any of these areas could have a negative effect on our business, financial condition and results of operations.

A variety of new and existing United States and foreign laws and regulations could subject us to claims, judgments, monetary liabilities and other remedies, and to limitations on our business practices.

We are subject to numerous United States and foreign laws and regulations covering a wide variety of subject matters. New laws and regulations, changes in existing laws and regulations or the interpretation of them, our introduction of new products or services or forms of advertising, or an extension of our business into new areas could increase our future compliance costs, make our product and services less attractive to our users or cause us to change or limit our business practices. We may incur substantial expenses to comply with laws and regulations or defend against claims of noncompliance. Further, any failure on our part to comply with any relevant laws or regulations may subject us to civil or criminal liabilities, penalties, and negative publicity.

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The application of existing domestic and international laws and regulations to us relating to issues such as user privacy and data protection, security, defamation, pricing, advertising, taxation, promotions, billing, real estate, consumer protection, accessibility, content regulation, quality of services, law enforcement demands, telecommunications, mobile, television, and intellectual property ownership and infringement in many instances is unclear or unsettled. United States export control laws and regulations also impose requirements and restrictions on exports to certain nations and persons. Internationally, we may also be subject to laws regulating our activities in foreign countries and to foreign laws and regulations that are inconsistent from country to country.

The Digital Millennium Copyright Act (“DMCA”) is intended, in part, to limit the liability of eligible online service providers for caching, hosting, listing or linking to third-party websites or user content that include materials that give rise to copyright infringement. Portions of the Communications Decency Act (“CDA”) are intended to provide statutory protections to online service providers who distribute third-party content. We rely on the protections provided by both the DMCA and the CDA in conducting our business, and may be adversely affected by future legislation and future judicial decisions altering these safe harbors or if international jurisdictions refuse to apply similar protections.

Various United States and international laws restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. These laws currently impose restrictions and requirements on our business, and future federal, state or international laws and legislative efforts designed to protect children on the Internet may impose additional requirements on us.

Our independent registered public accountants have identified material weaknesses in our internal control over financial reporting. In addition, our independent registered public accountants will not be required to provide an attestation report as to our internal control over financial reporting for the foreseeable future.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2015 and 2014, our independent registered public accountants identified material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to the absence of internal accounting personnel with the ability to properly account for complex transactions and a lack of separation of duties between accounting and other functions. If we are unable to remediate the material weaknesses, or other control deficiencies are identified, we may not be able to report our results of operations and financial condition accurately, prevent fraud or file our periodic reports as a public company in a timely manner. Although our Chief Financial Officer has hired additional personnel on a consulting basis to mitigate this risk, there is no guarantee that such hiring will have the desired effect.

Our independent registered public accounting firm has not assessed the effectiveness of our internal control over financial reporting and will not, as a result of this offering, be required to assess the effectiveness of our internal control over financial reporting. As an issuer of securities under Regulation A, we do not expect to be required to assess the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, unless and until we become a reporting company under the Exchange Act and, thereafter, no longer qualify as an emerging growth company or are no longer a non-accelerated filer, as defined in Rule 12b-2 under the Exchange Act, whichever is later. Currently, we would expect to be an emerging growth company for up to five years after we become a reporting company under the Exchange Act. As a result of the foregoing, for the foreseeable future, you may not receive any attestation concerning our internal control over financial reporting from us or our independent registered public accountants.

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Risks Related to this Offering

There has been no public market for our Common Stock prior to this offering, and an active market in which investors can resell their shares may not develop.

Prior to this offering, there has been no public market for our Common Stock. We cannot predict the extent to which an active market for our Common Stock will develop or be sustained after this offering, or how the development of such a market might affect the market price of our Common Stock. The initial offering price of our Common Stock in this offering will be agreed between us and the underwriters based on a number of factors, including market conditions in effect at the time of the offering, and it may not be in any way indicative of the price at which our shares will trade following the completion of this offering. Investors may not be able to resell their shares at or above the initial offering price.

The market price of our Common Stock may fluctuate, and you could lose all or part of your investment.

The offering price for our Common Stock will be agreed between us and the underwriters based on a number of factors, and may not be indicative of prices that will prevail on NASDAQ or elsewhere following this offering. The price of our Common Stock may decline following this offering. The stock market in general, and the market price of our Common Stock will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies and advertiser requirements, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Common Stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

•	actual or anticipated variations in our periodic operating results;
•	increases in market interest rates that lead purchasers of our Common Stock to demand a higher yield;
•	changes in earnings estimates;
•	changes in market valuations of similar companies;
•	actions or announcements by our competitors;
•	adverse market reaction to any increased indebtedness we may incur in the future;
•	additions or departures of key personnel;
•	actions by stockholders;
•	speculation in the press or investment community; and
•	our intentions and ability to list our Common Stock on a national securities exchange and our subsequent ability to maintain such listing.

We may not satisfy NASDAQ’s initial listing standards and, even if we do, we may experience a delay in the initial trading of our Common Stock on NASDAQ.

We have applied to list our Common Stock on the NASDAQ Capital Market (“NASDAQ”) under the symbol “NEWZ”. Our common stock will not commence trading on NASDAQ until a number of conditions are met, including that we have raised the minimum amount of offering proceeds necessary for us to meet the initial listing requirements of NASDAQ, which we currently estimate to be approximately $7,000,000. There is no guarantee that we will be able to sell a sufficient number of shares to raise this amount of offering proceeds. Assuming we sell a sufficient number of shares to list on NASDAQ, we expect trading to commence following the Termination Date of this offering. However, we may we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds or to coordinate the commencement of NASDAQ trading with the commencement of trading on the Philippines Stock Exchange. In addition, in order to list, we will be required to, among other things, file with the SEC a post-qualification amendment to the Offering Statement, and then file an SEC Form 8-A in order to register our shares under the Exchange Act. The post-qualification amendment of the Offering Statement is subject to review by the SEC, and there is no guarantee that such amendment will be qualified quickly after filing. Any delay in the qualification of the post-qualification amendment may cause a delay in the initial trading of our Common Stock on NASDAQ. For all of the foregoing reasons, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock.

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If we fail to meet the minimum requirements for listing on NASDAQ, we will seek to have our Common Stock quoted on the OTCQX over-the-counter market operated by OTC Markets Group Inc. (the “OTCQX”). The OTCQX is not a stock exchange, and if our Common Stock trades on the OTCQX rather than NASDAQ, there may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our Common Stock, which may lead to lower trading prices for our Common Stock.

Investors may have to wait up to one hundred twenty (120) days from the date of their investment before obtaining the shares of Common Stock purchased in this offering.

If and when we consummate an Initial Closing, the offering will continue until a date which is the earliest of: (i) one hundred twenty (120) days after the Initial Closing; or (ii) with the mutual agreement of us and our Underwriter, a date which is less than one hundred twenty (120) days after the Initial Closing in order to coordinate with the commencement of exchange trading of our Common Stock; or (iii) the date on which the maximum offering amount is sold. Additionally, in its discretion, the Company may elect to not hold another closing following the Initial Closing. Accordingly, any investors that invest in this offering after the Initial Closing may not receive shares of Common Stock until one hundred twenty (120) days after such investment is made, or not at all if there are no closings after the Initial Closing (in which case outstanding investment amounts will be returned, without deduction and generally without interest). While your investment will be held in an interest bearing escrow account, during this period you will not have access to your investment, nor will you have shares of Common Stock.

If we succeed in our offering intentions, our Common Stock will be listed on both NASDAQ and the Philippines Stock Exchange. This may result in variations in the price of our Common Stock between the two markets, as well as additional costs to the Company and burdens on our management team.

If this offering and the Philippines public offering are successful, we expect to list our Common Stock on NASDAQ and on the Philippines Stock Exchange. This may result in variations in the price of our Common Stock between the two markets. For example, our Common Stock will be traded in U.S. dollars on NASDAQ and in Philippines pesos on the Philippines Stock Exchange. Any volatility in either one of these currencies could cause price variations on either or each exchange. In addition, each of the exchanges is open for trade at different times of the day and has differing holiday schedules. Differences in trading hours and schedules may result in variations in the price of our Common Stock between the two markets. An economic downturn or diminishing market conditions in either the Philippines or the United States could also negatively affect the price of our Common Stock in that jurisdiction, but not the other. In addition to price variation risks, a dual listing will also cost the Company additional regulatory and compliance fees and expenses and additional management time devoted to overseeing investor- and market-related activities in two different markets and in two different time zones.

If we succeed in our offering intentions, and our Common Stock is listed on both NASDAQ and the Philippines Stock Exchange, investors seeking to take advantage of price differences between the two markets may create unpredictable volatility in our share price in either market; in addition, many of our investors may be unable to trade shares in both markets easily or quickly.

If this offering and the Philippines public offering are successful and we are able to list our Common Stock on NASDAQ and on the Philippines Stock Exchange, investors may seek to profit by exploiting the differences, if any, in the prices of our Common Stock on the two markets. As a result, price levels for our Common Stock could fluctuate significantly on either market. Investors could seek to profit from price differences between the two markets through a practice referred to as arbitrage. Any arbitrage activity could create unpredictable volatility with respect to our share price and the volume of shares available for trading in either market. In addition, many of our investors may be unable to trade shares in both markets easily or quickly, meaning that arbitrage opportunities may be available only to a small number of our investors who have trading capabilities in both markets.

NASDAQ may delist our Common Stock from trading on its exchange, which could limit stockholders’ ability to trade our Common Stock.

In the event we are able to list our Common Stock on the NASDAQ Capital Market, NASDAQ will require us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our Common Stock. If we fail to meet these continued listing requirements, our Common Stock may be subject to delisting. If our Common Stock is delisted and we are not able to list our Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

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We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Common Stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

Upon the completion of this offering, we expect to elect to become a public reporting company under the Exchange Act, and thereafter publicly report on an ongoing basis as an “emerging growth company” under the reporting rules set forth under the Exchange Act. If we elect not to do so, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Legal challenges brought by certain states against Regulation A could result in a court striking down Regulation A in whole or in part. Were this to occur, offers and sales made under Regulation A could be subject to rescission or other legal complications or uncertainties. In the case of rescission, investors who bought and have held our securities would have to take action to rescind their purchases from the Company, and investors who have bought and resold our shares could face rescission actions from the persons to whom they sold their shares.

On March 25, 2015, the SEC adopted a final rule that made numerous amendments and revisions to the previously existing Regulation A exemptions from registration under the Securities Act. This offering is being conducted under that amended Regulation A. On May 22, 2015, certain U.S. state securities commissioners sued the SEC in federal court, seeking to have the final rules overturned. The state commissioners claimed that the SEC had overstepped its authority and wrongfully preempted state regulatory powers by adopting Regulation A. On June 14, 2016, the D.C. Circuit Court of Appeals upheld the amendments to Regulation A. However, it is unclear whether the state commissioners will continue their challenge to Regulation A.

If the state commissioners were to continue their challenge and if they were to prevail, some or all of the provisions of Regulation A, as amended, could be stricken down. If Regulation A were stricken down in whole or in part, depending on the sections stricken down, prior offers and sales of securities under Regulation A could be subject to legal challenges, complications and uncertainties. In particular, sales of shares made in this offering could be subject to challenge based on the court’s ruling. For example, it could be the case that sales of share made in this offering would be subject to rescission actions brought by the then-current holders of the shares. Investors who bought and have held our securities would have to take action to rescind their purchases from the Company; and investors who have bought and resold our shares could face rescission actions from the persons to whom they sold their shares.

There is no assurance that Regulation A will survive, in whole or in part, the legal challenges that have been brought against it.

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The preparation of our consolidated financial statements involves the use of estimates, judgments and assumptions, and our consolidated financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

Future issuances of our Common Stock or securities convertible into our Common Stock, or the expiration of lock-up agreements that restrict the issuance of new Common Stock or the trading of outstanding stock, could cause the market price of our Common Stock to decline and would result in the dilution of your shareholding.

Future issuances of our Common Stock or securities convertible into our Common Stock, or the expiration of lock-up agreements that restrict the issuance of new Common Stock or the trading of outstanding stock, could cause the market price of our Common Stock to decline. We cannot predict the effect, if any, of future issuances of our Common Stock or securities convertible into our Common Stock, or the future expirations of lock-up agreements, on the price of our Common Stock. In all events, future issuances of our Common Stock would result in the dilution of your shareholding. In addition, the perception that new issuances of our Common Stock, or other securities convertible into our Common Stock, could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our Common Stock. In connection with this offering, the Company will enter into a lock-up agreement that prevents it, subject to certain exceptions, from offering additional shares of Common Stock for up to 180 days after the date of this Offering Circular, as further described in “Underwriting”. Further, our directors, officers and current stockholders have agreed, subject to certain exceptions, not to sell any shares of our Common Stock that they own for up to 180 days after the date of this Offering Circular, as further described in “Underwriting”. In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our Common Stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our Common Stock.

Future issuances of debt securities, which would rank senior to our Common Stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which would rank senior to our Common Stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Common Stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of Common Stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our Common Stock.

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If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on The NASDAQ Capital Market and if the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

Our management has broad discretion as to the use of certain of the net proceeds from this offering.

We intend to use a substantial portion of the net proceeds from this offering (if we sell all of the shares being offered) for working capital and other general corporate purposes. However, we cannot specify with certainty the particular uses of such proceeds. Our management will have broad discretion in the application of the net proceeds designated for use as working capital or for other general corporate purposes. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our Common Stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

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USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after underwriting discount and commissions of $2,500,000 and our estimated other offering expenses of $600,000) will be $46,900,000. We will use these net proceeds for:

•	expanding our news gathering operations, including scaling news operations to include three shifts running seven days a week, opening a second major news facility overseas, adding more remote reporters and making technology investments in our workflow system to include our on-demand journalist model for enhanced news gathering;

•	developing a subscription app that can be downloaded onto mobile devices for use by subscribers;

•	expanding our distribution platforms to improve our audience on our current distribution channels, including Facebook, Instagram, Twitter and YouTube, as well as launching news offerings on other platforms such as Snapchat, WhatsApp, Messenger and Vine;

•	advertising and syndication development, including building an advertising and syndication sales team, technology investments to enable automated ad buying in connection with particular news reports and audiences, and partnerships required to execute our advertising and syndication efforts effectively; and

•	working capital and other general corporate purposes.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

In the event we raise more than $2,000,000 in net proceeds, we will be required to distribute an aggregate of at least $682,500 in principal and interest payments to our holders of the June 2016 Notes. For more information regarding the June 2016 Notes, see “Description of Securities” below.

In the event we raise more than $25,000,000 in gross proceeds, we will be required to (i) distribute an aggregate of $4,058,000 to our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) holders, (ii) convert an aggregate of 8,116,000 shares of Series A Preferred Stock into 2,029,000 shares of Common Stock, (iii) pay an aggregate of $852,072 to certain of our debt holders to extinguish their debt and (iv) issue to our debt holders 426,036 shares of Common Stock. In the event we do not raise more than $25,000,000 in gross proceeds then, consistent with the purpose of the Series A Preferred Stock offering, which was to provide us with interim financing until we were able to consummate a substantial financing transaction, we intend to distribute an aggregate of $4,058,000 to our Series A Preferred Stock holders at such time and in such manner as, in the judgment of our Board of Directors, can be accommodated by our cash flows while not interfering with our ability to implement our business plan, and to convert each share of Series A Preferred Stock into one share of Common Stock.

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them, assuming the sale of, respectively, 100%, 75%, 50%, 25% and 2% of the shares offered for sale in this offering

Assumed Percentage of Shares Sold	100%	75%	50%	25%	2%
Price to public	$50,000,000	$37,500,000	$25,000,000	$12,500,000	$1,000,000
Underwriter discount and commissions	2,500,000	1,875,000	1,250,000	625,000	50,000
Other offering expenses	600,000	600,000	600,000	600,000	600,000
Net proceeds	$46,900,000	$35,025,000	$23,150,000	$11,275,000	$350,000

News gathering and production expansion	$12,900,000	$12,900,000	$4,800,000	$2,250,000	$120,000
Subscription app	5,100,000	5,100,000	5,100,000	3,500,000	N/A
Distribution expansion	3,300,000	3,300,000	1,200,000	500,000	N/A
Advertising and syndication development	3,700,000	3,700,000	3,700,000	3,000,000	150,000
Consideration to Series A Preferred Stock holders	4,100,000	4,100,000	4,100,000	N/A	N/A
Repayment of 15% Secured Convertible Promissory Notes	820,000	820,000	820,000	N/A	N/A
Repayment of June 2016 Notes	682,500	682,500	682,500	682,500	N/A
Working capital	5,000,000	3,750,000	2,500,000	1,250,000	80,000
Operating reserve	11,297,500	672,500	247,500	92,500	N/A
Total use of proceeds	$46,900,000	$35,025,000	$23,150,000	$11,275,000	$350,000

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As indicated in the table above, if we sell only 75%, or 50%, 25% or 2% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without an operating reserve. At that point we would expect to modify our use of proceeds by slowing the pace of expansion of news gathering and distribution and focusing more on realizing revenue streams at the expense of audience growth, leaving us with the operating reserve indicated.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

If we have received and accepted subscriptions for the $1 million minimum amount of Offered Shares proceeds on or before September 9, 2016, or the end of a thirty (30) day extension therefrom (provided that we and the Underwriter have mutually agreed to such extension), then we will close on the minimum offering amount (the “Initial Closing”) and this offering will continue until the earliest of (i) the date which is one hundred twenty (120) days after the Initial Closing, or (ii) with the mutual agreement of us and our Underwriter, a date which is less than one hundred twenty (120) days after the Initial Closing in order to coordinate with the commencement of exchange trading of our Common Stock, or (iii) the date on which the maximum offering amount is sold (such earliest date, the “Termination Date”). If, on the Initial Closing date, we have sold less than the maximum number of Offered Shares, then we may hold one or more additional closings for additional sales (each an “Additional Closing”), up to the maximum number of Offered Shares, and until the Termination Date. The Company and the Underwriter will consider various factors in determining the timing of any Additional Closings, including the amount of proceeds received at the Initial Closing and any Additional Closings that have already been held, the level of additional valid subscriptions received after the Initial Closing and any Additional Closings that have already been held, the eligibility of additional investors under applicable laws and coordination with the commencement of exchange trading of our Common Stock. As a result of the multiple closings contemplated for this offering, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock. If we fail to meet the minimum requirements for listing on NASDAQ, we will seek quotation of our Common Stock on the OTCQX over-the-counter market operated by OTC Markets Group Inc. (the “OTCQX”) and anticipate quotation on the OTCQX to begin following the termination of this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2015:

•	on an actual basis;

•	on a pro forma basis, assuming the sale in this offering of the minimum amount of shares being offered, at the price to the public of $5.00 per share, resulting in net proceeds to us of $350,000 (after deducting underwriting discount and commissions of $50,000 and our estimated other offering expenses of $600,000); and

•	on a pro forma, as adjusted basis, assuming the sale in this offering of the maximum amount of shares being offered, at the price to the public of $5.00 per share, resulting in net proceeds to us of $46,900,000 (after deducting underwriting discount and commissions of $2,500,000 and our estimated other offering expenses of $600,000), and assuming (i) the automatic conversion of 8,116,000 shares of our Series A Preferred Stock into 2,029,000 shares of our Common Stock and our distribution of $0.50 per share of Series A Preferred Stock to each holder of our converted Series A Preferred Stock, (ii) the repayment of $852,072 in debt to our 15% secured convertible promissory note holders and the issuance of 426,036 shares of our Common Stock to such holders, each in conjunction with the closing of this offering and (iii) the repayment of $682,500 of principal and interest to the holders of our June 2016 Notes in conjunction with the closing of $2 million in this offering.

You should read this table together with our consolidated financial statements as of and for the years ended December 31, 2015 and 2014, and the related notes thereto, included elsewhere in this Offering Circular. Our use of proceeds from this offering is discussed under “Use of Proceeds”.

	As of December 31, 2015
		Pro Forma	Pro Forma
		Assuming Minimum Offering Amount	Assuming Maximum Offering Amount
	Actual(1)	(Unaudited)	(Unaudited)
Stockholder’s equity (deficit):
Series A convertible preferred stock, $0.0001 par value, 10,000,000 shares authorized (aggregate of 50,000,000 shares of preferred stock authorized), 6,431,000 shares issued and outstanding as of December 31, 2015 assuming the Minimum Offering Amount; 0 shares issued and outstanding assuming the Maximum Offering Amount	$643	$643	-
Common stock, $0.0001 par value, 500,000,000 shares authorized, 17,541,250 shares issued and outstanding as of December 31, 2015; 17,741,250 shares issued and outstanding assuming the Minimum Offering Amount; 30,077,536 shares issued and outstanding assuming the Maximum Offering Amount	1,754	1,774	3,008
Additional paid-in capital	16,419,986	16,769,966	61,103,875
Accumulated deficit	(16,528,406)	(16,528,406)	(16,528,406)
Subscriptions receivable	(25,000)	(25,000)	(25,000)
Total stockholder’s equity (deficit)	$(131,023)	$218,977	$43,553,477

Total capitalization	$(131,023)	$218,977	$43,553,477

The table above excludes the following securities (unless stated otherwise above):

•	2,029,000 shares of our Common Stock issuable upon conversion of our Series A Preferred Stock;

•	266,273 shares of our Common Stock issuable upon conversion of our 15% secured convertible promissory notes in the aggregate principal amount of $700,000 plus interest at a conversion price of $3.20 per share (it being understood that such number of shares will increase to 426,036 shares if the Company raises $25,000,000 in gross proceeds and it being further understood that the conversion price may be decreased in the event that the Company raises $3,000,000 in gross proceeds in a separate equity financing at a price per share of less than $3.20);

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`	•	233,334 shares of our Common Stock issuable upon the exercise of warrants issued to the holders of our 15% secured convertible promissory notes exercisable for five years at an exercise price of $2.00 per share;

	•	81,250 shares of our Common Stock issued in connection with our June 2016 Notes;

•	3,580,973 shares of our Common Stock issuable upon the exercise of stock options outstanding as of the date of this Offering Circular, at a weighted average exercise price of $1.88 per share;

•	947,084 shares of our Common Stock issuable upon the exercise of warrants outstanding as of the date of this Offering Circular, at a weighted average exercise price of $2.00 per share;

•	2,743,750 shares of our Common Stock available for future issuance under our 2012 Stock Option Plan following the closing of this offering;

•	2,425,278 shares of our Common Stock available for future issuance under our 2016 Omnibus Incentive Plan; and

•	Up to 500,000 shares of our Common Stock issuable upon exercise of the warrants, assuming the maximum amount of Offered Shares are sold, to be issued to the Underwriter in connection with the offering of Offered Shares in the United States and to Unicapital, Inc. in connection with the offering of Offered Shares in the Philippines.

To the extent such stock options or warrants are hereafter exercised, or awards made under such equity compensation plan result in the issuance of additional shares of our Common Stock, there will be further dilution to our investors.

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DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the pro forma net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of December 31, 2015 was a deficit of $(931,787), or $(0.05) per share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

Pro forma net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, as of the date specified. After giving effect to (a) the distribution of the $4,058,000 to our Series A Preferred Stockholders and the conversion of the 8,116,000 shares of Series A Preferred Stock into 2,029,000 shares of common stock, (b) the conversion of $852,072 of principal and interest of our 15% secured convertible promissory notes payable into 426,036 shares (in instances where we raise $25,000,000 in gross proceeds) or 266,273 shares (in instances where we raise less than $25,000,000 in gross proceeds) of our Common Stock and the distribution of $852,072 to the holders of such notes, and (c) the issuance of 81,250 shares of Common Stock upon the issuance of our June 2016 Notes and the repayment of $682,500 of such notes.  Such pro forma adjustments have been included in the below dilution calculations depending on the size of the offering, as previously discussed in Use of Proceeds.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50%, 25% and 2% of the shares offered for sale in this offering (after deducting underwriting discount and commissions of $2,500,000, $1,875,000, $1,250,000, $625,000 and $50,000, respectively, and our estimated other offering expenses of $600,000):

	100%	75%	50%	25%	2%
Price to the public charged for each share in this offering	$5.00	$5.00	$5.00	$5.00	$5.00
Historical net tangible book value per common share as of December 31, 2015	$(0.05)	$(0.05)	$(0.05)	$(0.05)	$(0.05)
Increase to historical net tangible book value after giving effect to the net proceeds received in this offering	$1.71	$1.40	$1.03	$0.56	$0.02
Historical net tangible book value as of December 31, 2015 after giving effect to the net proceeds received in this offering	$1.66	$1.35	$0.98	$0.51	$(0.03)
Decrease to the historical net tangible book value as of December 31, 2015 after giving effect to the pro forma adjustments discussed above	$(0.28)	$(0.27)	$(0.26)	$-	$-
Pro forma historical net tangible book value	$1.38	$1.08	$0.72	$0.51	$(0.03)
Increase in net tangible book value to existing investors	$1.43	$1.13	$0.77	$0.56	$0.02
Dilution per common share to new investors in this offering	$3.62	$3.92	$4.28	$4.49	$5.03

The following tables set forth, assuming the sale of, respectively, 100%, 75%, 50%, 25% and 2% of the shares offered for sale in this offering (after deducting underwriting discount and commissions of $2,500,000, $1,875,000, $1,250,000, $625,000 and $50,000, respectively, and our estimated other offering expenses of $600,000), as of December 31, 2015, the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the average price paid per share. As the table shows, new investors purchasing shares may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing stockholders:

	Shares Purchased		Total Consideration		Average Price
Assuming 100% of Shares Sold:	Number	Percentage	Amount	Percentage	Per Share
Existing stockholders	20,077,536	66.8%	$13,204,875	22.0%	$0.66
New Investors	10,000,000	33.2%	$46,900,000	78.0%	$4.69
Total	30,077,536	100.0%	$60,104,875	100.0%	$2.00

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	Shares Purchased		Total Consideration		Average Price
Assuming 75% of Shares Sold:	Number	Percentage	Amount	Percentage	Per Share
Existing Stockholders	20,077,536	72.8%	$13,204,875	27.4%	$0.66
New Investors	7,500,000	27.2%	$35,025,000	72.6%	$4.67
Total	27,577,536	100.0%	$48,229,875	100.0%	$1.75

	Shares Purchased		Total Consideration		Average Price
Assuming 50% of Shares Sold:	Number	Percentage	Amount	Percentage	Per Share
Existing Stockholders	20,077,536	80.1%	$13,204,875	36.3%	$0.66
New Investors	5,000,000	19.9%	$23,150,000	63.7%	$4.63
Total	25,077,536	100.0%	$36,354,875	100.0%	$1.45

	Shares Purchased		Total Consideration		Average Price
Assuming 25% of Shares Sold:	Number	Percentage	Amount	Percentage	Per Share
Existing Stockholders	19,917,773	88.8%	$13,205,129	53.9%	$0.66
New Investors	2,500,000	11.2%	$11,275,000	46.1%	$4.51
Total	22,417,773	100.0%	$24,480,129	100.0%	$1.09

	Shares Purchased		Total Consideration		Average Price
Assuming 2% of Shares Sold:	Number	Percentage	Amount	Percentage	Per Share
Existing Stockholders	19,836,523	95.2%	$13,205,129	97.4%	$0.67
New Investors	1,000,000	4.8%	$350,000	2.6%	$0.35
Total	20,836,523	100.0%	$13,555,129	100%	$0.65

The tables above include 2,029,000 shares of Common Stock to be issued upon the automatic conversion of 8,116,000 shares of our Series A Preferred Stock into such shares of Common Stock (in instances where we raise more than $25,000,000 in gross proceeds), 426,036 shares (in instances where we raise $25,000,000 in gross proceeds) or 266,273 shares (in instances where we raise less than $25,000,000 in gross proceeds) of Common Stock to be issued upon retirement of $852,072 of principal and interest of the 15% secured convertible promissory notes in conjunction with the closing of this offering, 81,250 shares of Common Stock issued to the June 2016 Note holders, and our payment of $0.50 per share of Series A Preferred Stock to each holder of the converted Series A Preferred Stock.

The tables above exclude:

•	233,334 shares of our Common Stock issuable upon the exercise of warrants issued to the holders of our 15% secured convertible promissory notes exercisable for five years at an exercise price of $2.00 per share;
•	3,580,973 shares of our Common Stock issuable upon the exercise of stock options outstanding as of the date of this Offering Circular, at a weighted average exercise price of $1.88 per share;
•	947,084 shares of our Common Stock issuable upon the exercise of warrants outstanding as of the date of this Offering Circular, at a weighted average exercise price of $2.00 per share;
•	2,743,750 shares of our Common Stock available for future issuance under our 2012 Stock Option Plan following the closing of this offering;
•	2,425,278 shares of our Common Stock available for future issuance under our 2016 Omnibus Incentive Plan; and
•	Up to 500,000 shares of our Common Stock issuable upon exercise of the warrants, assuming the maximum amount of Offered Shares are sold, to be issued to the Underwriter in connection with the offering of Offered Shares in the United States and to Unicapital, Inc. in connection with the offering of Offered Shares in the Philippines.

To the extent such stock options or warrants are hereafter exercised, or awards made under such equity compensation plan result in the issuance of additional shares of our Common Stock, there will be further dilution to our investors.

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UNDERWRITING

We have engaged W.R. Hambrecht + Co., LLC (the “Underwriter”) to offer the Offered Shares to prospective investors in the United States. We anticipate entering into an underwriting agreement with the Underwriter setting forth the definitive terms and conditions of such sale of the Offered Shares on or immediately prior to the date on which the SEC initially qualifies the Offering Statement (the “Qualification Date”).

Subject to certain conditions, the Underwriter has agreed to use its best efforts to procure potential purchasers for the Offered Shares in the United States. This offering is being undertaken on a best efforts only basis. The Underwriter is not required to take or pay for any specific number or dollar amount of our Common Stock. The Underwriter will have the right to engage such other FINRA member firms as it determines to assist in this offering.

This offering will terminate on September 9, 2016, subject to extension for up to thirty (30) days with the mutual agreement of us and our Underwriter; provided that, if we have received and accepted subscriptions for the minimum number of Offered Shares, then the Company will close on the minimum offering amount (the “Initial Closing”) and this offering will continue until (i) a date which is one hundred twenty (120) days after the Initial Closing, or (ii) with the mutual agreement of us and our Underwriter, a date which is less than one hundred twenty (120) days after the Initial Closing in order to coordinate with the commencement of exchange trading of our Common Stock, or (iii) the date on which the maximum offering amount is sold (such earliest date, the “Termination Date”).

The Offered Shares will be issued in one or more closings. The Underwriter and the participating broker-dealers (the “Selling Group”) must sell the minimum number of shares set forth in this Offering Circular (the “Minimum Offering”) if any shares are to be sold at all. If, on the Initial Closing date, we have sold less than the maximum number of Offered Shares (the “Maximum Offering”), then we will hold one or more additional closings in our sole discretion for additional sales, up to the Maximum Offering, until the Termination Date (the “Additional Closings”, and each, an “Additional Closing”). For the Initial Closing and each subsequent Additional Closing, all proceeds for such closing will be kept in an interest bearing escrow account (the “Escrow Account”) maintained by FundAmerica Securities, LLC, which is acting as the escrow agent, for the benefit of the investors in accordance with Rule 15c2-4 under the Exchange Act. Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the Offered Shares for such closing will be issued to investors, as described in more detail below. If the offering does not close, the proceeds for the offering will be promptly returned to investors, without deduction and generally without interest.

The Escrow Account will be opened immediately prior to the Qualification Date and will remain open until the offering terminates without the Minimum Offering having been reached, or if the Initial Closing occurs, until the last Additional Closing date(s).

Investors may purchase the Offered Shares in one of two methods following the Qualification Date. Under the first method, in accordance with the instructions in the subscription agreement (the “Subscription Process”), an investor will execute a subscription agreement and transmit the funds directly by wire or electronic funds transfer via the Automated Clearing House (“ACH”) to the Escrow Account. The subscription agreement is available at www.wrhambrecht.com/NEWZ or a hard copy may be obtained by contacting the Underwriter. Under the second method, following the Qualification Date, the Underwriter will book trades with investors or their brokers, and the investors will fund the purchase price of the Offered Shares through their brokerage accounts pursuant to instructions given by their brokers (the “Brokerage Account Process”). The Underwriter retains the discretion to allocate additional Offered Shares to the accounts of investors that have expressed interest in purchasing Offered Shares above their allocations and that have accounts with funds on hand that can be debited.

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On each closing date, the Underwriter’s clearing agent will wire an amount equal to the gross proceeds received from investors under the Brokerage Account Process to the Escrow Account, and FundAmerica Securities LLC will wire the total funds received in the Escrow Account (under both the Subscription Process and the Brokerage Account Process) to the Company. The Offered Shares will be released to investors under the Subscription Process by direct registration through the Company’s transfer agent. The Offered Shares for investors under the Brokerage Account Process will be released initially to the clearing agent for further delivery to customer accounts of the investors through the Depository Trust & Clearing Corporation. For each closing, all sales under both processes will close on the same date.

Following the Initial Closing, the Company and the Underwriter will consider various factors in determining the timing of any Additional Closings, including the amount of proceeds received at the Initial Closing and any Additional Closings that have already been held, the level of additional valid subscriptions or sales orders received under the Subscription Process and the Brokerage Account Process after the Initial Closing and any Additional Closings that have already been held, the eligibility of additional investors under applicable laws and coordination with the commencement of exchange trading of our Common Stock. Accordingly, the investors under the Subscription Process may not know the exact date on which their closing will occur, except that all closings (including the Initial Closing), if any, will occur prior to the Termination Date.

FundAmerica Securities, LLC will notify the Underwriter when the full amount necessary to purchase the Minimum Offering has been received. If, on September 9, 2016, or the end of the thirty (30) day extension, if exercised, investor funds are not received in respect of the Minimum Offering, then all investor funds that were deposited into the Escrow Account (including funds received under both the Subscription Process and the Brokerage Account Process, if any) will be returned promptly to investors and the offering will terminate. FundAmerica Securities, LLC will retain up to $5,000 of interest accrued from funds deposited in the Escrow Account regardless of whether the offering closes, as partial compensation for serving as the escrow agent. FundAmerica Securities, LLC will not accept any paper checks from investors in the offering. The Underwriter will not accept or handle any funds.

The following table shows the per share and total underwriting commissions to be paid to the Underwriter assuming the Maximum Offering amount is sold and placed in its entirety by the Underwriter.

	Per Share	Total
Price to public	$5.00	$50,000,000
Underwriting discount and commissions payable by us(1)	$0.25	$2,500,000
Proceeds, before expenses, to us	$4.75	$47,500,000

(1) The underwriting discount and commissions do not include the expense reimbursement, advisory fee, or Underwriter’s Warrants, as described below. The Underwriter will not receive any compensation for shares sold in the Philippines public offering (as described below).

Offered Shares sold to the public will initially be offered at the initial public offering price set forth on the cover of this Offering Circular. Selected dealers who participate in the offering will receive a selling concession from the Underwriter not to exceed $0.175 per share. After the initial offering of the shares, the offering price and other selling terms may be subject to change. The offering of the shares is subject to receipt and acceptance and subject to the right of the Company to reject any subscription in whole or in part, for any reason or no reason.

Technology and Escrow Services

FundAmerica Securities, LLC has been engaged by the Underwriter to provide certain technology services in connection with this offering. The Underwriter has agreed to pay FundAmerica Securities, LLC a facilitation fee equal to 0.4% of the gross proceeds from the sale of the securities being offered by the Underwriter. Assuming we complete the Maximum Offering entirely in the United States, the total facilitation fee to be paid by the Underwriter will be $200,000. In addition, the Underwriter has agreed to pay certain fees to FundAmerica Securities, LLC for the technology services provided in the offering by its affiliate, including the online platform by which subscribers may receive, review, execute and deliver subscription agreements electronically.

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We have engaged FundAmerica Securities, LLC to serve as escrow agent for the offering. In such capacity, FundAmerica Securities, LLC is entitled to receive certain itemized administrative fees as follows: (i) an initial set-up fees of $225; (ii) $25 per month for maintaining the escrow bank account; (iii) fees for inbound transfer of funds of $0.50 for each ACH, $15.00 per wire transfer and $5.00 per investor as a one-time accounting fee upon receipt of the funds; (iv) fees for outbound transfer of funds of $15.00 per wire to the Company upon a closing; (v) fees for Anti-Money Laundering (AML) verification of $2.00 per domestic investor and $60.00 per international investor; (vi) a fee of $45.00 to conduct bad-actor due diligence for each of the Company and its associated persons; and (vii) a fee of $3.00 per investment for electronic signatures. In no event will the foregoing escrow administrative fees exceed $55,900. As partial compensation for serving as escrow agent, FundAmerica Securities, LLC will retain up to $5,000 of interest accrued from funds deposited in the Escrow Account, whether or not the offering closes. In the event more than $5,000 in interest accrues on funds deposited in the Escrow Account, the excess will be distributed to each subscriber in the same proportion as such subscriber’s investment bears to the gross proceeds of the offering. FundAmerica Securities, LLC is not participating as an underwriter of the offering and will not solicit any investment in the Company, recommend the Company's securities, provide investment advice to any prospective investor or distribute the Offering Circular or other offering materials to investors. All inquiries regarding this offering or escrow should be made directly to the Company or the Underwriter.

Engagement Agreement with the Underwriter

We are currently party to an engagement agreement with the Underwriter. The term of the engagement agreement began on August 1, 2015 and will continue for one year, until August 1, 2016, unless one of the following events occurs prior to August 1, 2016, in which case the engagement agreement would be terminated early:

(i)	we and the Underwriter mutually agree to terminate the engagement agreement or either of us decides to terminate on 30 days’ prior written notice to the other;

(ii)	we execute a definitive underwriting or placement agency agreement with the Underwriter; or

(iii)	we decide not to proceed with the offering or withdraw any offering statement filed with the SEC.

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Compensation for Advisory Services. As part of the engagement agreement, the Underwriter agreed to provide us with financial advice and assistance concerning our business. As compensation for these advisory services, we agreed to pay the Underwriter $10,000 per month during the term of the engagement agreement. Since our engagement, we have paid a total of $50,000 of advisory service fees, and we have agreed with the Underwriter that we will not pay any additional advisory service fees beyond the $50,000 that was already paid.

Offering Expenses. We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including FINRA and blue sky filing fees; (iv) all of the legal fees related to the registration and qualification of the Offered Shares under state securities laws and FINRA clearance (not to exceed $30,000 in the aggregate); and (v) our transportation, accommodation, and other roadshow expenses. To the extent that any of our fees and expenses are paid by the Underwriter with our approval, we will, upon request, reimburse the Underwriter for such fees and expenses.

Reimbursable Expenses in the Event of Termination. In the event the offering does not close or the engagement agreement is terminated for any reason (other than termination due to the Underwriter’s material failure to provide its services), we have agreed to reimburse the Underwriter for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including the Underwriter’s legal fees, up to $100,000. However, the amount of reimbursable expenses to be paid to the Underwriter will be reduced by the amount of financial advisory fees we have paid to the Underwriter. For a description of the financial advisory fees, see “Compensation for Advisory Services” above.

Termination Fee. If we terminate the engagement agreement and then consummate a public offering in which the Underwriter does not serve as the Underwriter or placement agent within six months of such termination, then we have agreed to pay the Underwriter a termination fee equal to $100,000. However, the termination fee will be reduced by the amount of reimbursable expenses and financial advisory fees we have paid to the Underwriter. See “Reimbursable Expenses” and “Compensation for Advisory Services” above. The termination fee is not payable in the event we terminate the engagement agreement due to the Underwriter’s material failure to provide the services contemplated by the engagement agreement.

Underwriting Commission. We have agreed that the definitive underwriting agreement will provide for us to pay a commission of 5.0% of the gross offering proceeds to the Underwriter as compensation immediately upon consummation of the offering. Any financial advisory fees we have paid to the Underwriter will be deducted from the commission. The Underwriter will not receive any compensation for shares sold in the Philippines public offering (as described below).

Underwriter’s Warrants

Upon each closing of this offering, we have agreed to issue Underwriter’s Warrants to the Underwriter to purchase a number of shares of the Common Stock equal to 5.0% of the total shares of the Common Stock sold in such closing outside of the Philippines public offering. The Underwriter’s Warrants are exercisable commencing on the Qualification Date, and will be exercisable for five years. The Underwriter’s Warrants are not redeemable by us. The exercise price for the Underwriter’s Warrants will be the amount that is 15% greater than the public offering price, or $5.75.

The Underwriter’s Warrants and the Common Stock underlying the Underwriter’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Underwriter, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Underwriter’s Warrants or the Common Stock underlying the Underwriter’s Warrants, nor will the Underwriter or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter’s Warrants or the underlying shares for a period of 180 days from the Qualification Date, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any underwriter or selected dealer participating in the offering and their officers or partners if the Underwriter’s Warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Underwriter’s Warrants will provide for adjustment in the number and price of the Underwriter’s Warrants and the shares underlying such Underwriter’s Warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by us.

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Lock-Up Agreements

We and our officers, directors, and our current stockholders have agreed, or will agree, with the Underwriter, subject to certain exceptions, that, without the prior written consent of the Underwriter, we and they will not, directly or indirectly, during the period ending 180 days after the date of the Offering Circular:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

U.S. Exchange Listing

We have applied to list our common stock on the NASDAQ Capital Market (“NASDAQ”) under the symbol “NEWZ”. In connection with our application, we have consummated a reverse stock split of our Common Stock at a ratio of one-for-four such that each stockholder now holds one share of Common Stock for each four shares of Common Stock held prior to the reverse stock split. Our common stock will not commence trading on NASDAQ until the all of the following conditions are met: (i) the Minimum Offering is closed and we have raised a sufficient amount of offering proceeds for us to meet the initial listing requirements of NASDAQ, which we currently estimate to be approximately $7,000,000; (ii) the offering is terminated; and (iii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A; and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds or to coordinate the commencement of NASDAQ trading with the commencement of trading on the Philippines Stock Exchange, as discussed below under “— Philippines Public Offering”. As a result, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock on NASDAQ.

If we fail to meet the minimum requirements for listing on NASDAQ, we will seek quotation of our Common Stock on the OTCQX and would anticipate quotation on the OTCQX to begin following the termination of this offering.

Pricing of the Offering

Prior to the offering, there has been no public market for the Offered Shares. The initial public offering price was determined by negotiation between us and the Underwriter. The principal factors considered in determining the initial public offering price include:

•	the information set forth in this Offering Circular and otherwise available to the Underwriter;
•	our history and prospects and the history of and prospects for the industry in which we compete;

•	our past and present financial performance;
•	our prospects for future earnings and the present state of our development;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the Underwriter and us.

Indemnification and Control

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). If we are unable to provide this indemnification, we will contribute to the payments the Underwriter and its selling agents, affiliates and controlling persons may be required to make in respect of these liabilities.

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The Underwriter and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriter and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Underwriter

In the ordinary course of their various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors must comply with the 10% limitation on investment in the offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

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Offering Period and Expiration Date

This offering will start on or after the Qualification Date and will terminate if the Minimum Offering is not reached or, if it is reached, on the Termination Date.

Procedures for Subscribing

If you are an investor under the Subscription Process, you should follow the procedure below to subscribe to the Offered Shares:

Go to www.wrhambrecht.com/NEWZ click on the “Invest Now” button and follow the procedures as described .

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by FundAmerica Technologies, LLC.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the Escrow Account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without deduction and generally without interest.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase Offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

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Philippines Public Offering

In addition to the Offered Shares offered by the Underwriter, Offered Shares will be offered to investors in the Philippines pursuant to a prospectus filed with the Philippines Securities and Exchange Commission in a public offering to be conducted substantially concurrently with the offering of Offered Shares by the Underwriter. We have engaged Unicapital, Inc. (“Unicapital”) as our underwriter in the Philippines, to offer the Offered Shares to prospective investors in the Philippines, on a best efforts basis. We will compensate the Underwriter and Unicapital for their respective efforts using the same underwriting discount and otherwise on substantially the same compensation terms. We anticipate entering into an underwriting agreement with Unicapital setting forth the definitive terms and conditions of the sale of Offered Shares in the Philippines on or immediately prior to the date on which the Philippines Securities and Exchange Commission initially permits sales of our shares. The Philippines public offering is being undertaken on a best efforts only basis. Unicapital is not required to take or pay for any specific number or dollar amount of our Common Stock. Following the consummation of the Philippines public offering and the listing of our Common Stock on NASDAQ, if such listing is achieved, we expect to list our Common Stock on the Philippines Stock Exchange. If we are unable to list our Common Stock on NASDAQ, we expect that the Philippines public offering may be terminated without any sales being made.

The following table shows the per share and total underwriting commissions to be paid to Unicapital assuming the Maximum Offering amount is sold and placed in its entirety by Unicapital.

	Per Share	Total
Price to public	$5.00	$50,000,000
Underwriting discount and commissions payable by us(1)	$0.25	$2,500,000
Proceeds, before expenses, to us	$4.75	$47,500,000

(1) The underwriting discount and commissions do not include the expense reimbursement or Unicapital’s warrants, as described below. Unicapital will not receive any compensation for shares sold other than in the Philippines public offering.

Unicapital’s Commission. We have agreed that the definitive underwriting agreement will provide for us to pay a commission of 5.0% of the gross proceeds from the Philippines public offering to Unicapital as compensation immediately upon consummation of the Philippines public offering.

Unicapital’s Warrants. Upon each closing of the Philippines public offering, we have agreed to issue to Unicapital warrants to purchase a number of shares of Common Stock equal to 5.0% of the total shares of the Common Stock sold in such closing. The Warrants are exercisable commencing on the final closing of the Philippines public offering, and will be exercisable for five years. The warrants are not redeemable by us. The exercise price for the warrants will be the amount that is 15% greater than the public offering price, or $5.75.

State Blue Sky Information

We intend to offer and sell our securities in this offering to retail customers in the United States in the following states and district: Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming. In each of the foregoing states, we have made notice filings in respect of our intentions to make offers and sales there. We will not sell our securities in this offering to retail customers in the following states: Alabama, Louisiana, Maine, Montana, Oklahoma and Rhode Island. Notwithstanding the foregoing, we may choose to register, or otherwise qualify, the shares of our Common Stock for sale in additional states.

In the event you are in the United States but not an “institutional investor”, you may purchase our securities in this offering only in the states in which we have made the required notice filings. Institutional investors in every state may purchase our securities in this offering pursuant to exemptions provided to such entities under the state securities, or “Blue Sky” laws of such states. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

The National Securities Markets Improvement Act of 1996 (“NSMIA”), which is a U.S. federal statute, preempts the states from regulating transactions in certain securities, which are referred to as “covered securities”. NSMIA nevertheless allows the states to investigate if there is a suspicion of fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. If there is a finding of fraudulent activity, the states can bar the sale of covered securities in a particular case.

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Following this offering, we intend to file periodic and current reports under the Exchange Act. Therefore, under NSMIA, the states and other jurisdictions of the United States are preempted from regulating the resale by stockholders of the Shares. However, NSMIA does allow states and territories to require notice filings and collect fees with regard to resale transactions, and a state may suspend the offer and resale of the shares our Common Stock within such state if any such required filing is not made or fee is not paid. As of the date of this Offering Circular, the following states and territories do not require any resale notice filings or fee payments and stockholders may resell shares of our Common Stock: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Utah, Virginia, Virgin Islands, Washington, West Virginia, Wisconsin and Wyoming.

As of the date of this Offering Circular, in the following states, district and territories, stockholders may resell shares of our Common Stock if the proper notice filings have been made and fees paid: the District of Columbia, Maryland, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Tennessee, Texas and Vermont. As of the date of this Offering Circular, we have not determined in which of these states and other jurisdictions, if any, we will submit the required filings or pay the required fees. Additionally, if any additional states or other jurisdictions adopt a statute, rule or regulation requiring a filing or fee, or if any state amends its existing statutes, rules or regulations with respect to its requirements, we would likely need to comply with those new requirements in order for the shares of our Common Stock to become eligible, or continue to be eligible, for resale by stockholders in those states or other jurisdictions.

In addition, aside from the exemption from registration provided by NSMIA, we believe that shares of our Common Stock may be eligible for resale in various states without any notice filings or fee payments, based upon the availability of applicable exemptions from such states’ registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

The various states and other jurisdictions can impose fines on us or take other regulatory actions against us if we fail to comply with their securities laws. Although we are taking steps to help insure that we will conduct all offers and sales in this offering in compliance with all Blue Sky laws, there can be no assurance that we will be able to achieve such compliance in all instances, or avoid fines or other regulatory actions if we do not achieve compliance.

Other Selling Restrictions

Other than in the United States and the Philippines, no action has been taken by us or the Underwriter that would permit a public offering of our Common Stock in any jurisdiction where action for that purpose is required. Our Common Stock may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of shares of our Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our Common Stock in any jurisdiction in which such an offer or solicitation would be unlawful.

European Economic Area

In relation to each member state of the European Economic Area (each, a “Member State”), with effect from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Member State (the “Relevant Implementation Date”), an offer of securities described in this Offering Circular may not be made to the public in that Member State prior to the publication of a prospectus in relation to the shares of our Common Stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this Offering Circular may be made to the public in that Member State at any time under the following exemptions under the EU Prospectus Directive:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), as permitted under the EU Prospectus Directive, subject to obtaining the prior written consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this Offering Circular shall require us to publish a prospectus pursuant to Article 3 of the EU Prospectus Directive or supplement a prospectus pursuant to Article 16 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (as amended, including Directive 2010/73/EU), and includes any relevant implementing measure in each Member State.

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United Kingdom

In addition, in the United Kingdom, this document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The shares of our Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Offering Circular (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulation issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

Kuwait

Unless all necessary approvals from the Kuwait Capital Markets Authority (“CMA”) pursuant to Law No. 7/2010, its Executive Regulations and the various Resolutions and Announcements issued pursuant thereto or in connection therewith have been given in relation to the marketing of, and sale of, the shares, these may not be offered for sale, nor sold in the State of Kuwait (“Kuwait”). Neither this Offering Circular nor any of the information contained herein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

With regard to the contents of this document we recommend that you consult a party licensed by the CMA to conduct securities activities in Kuwait and specialized in giving advice about the purchase of shares and other securities before making the subscription decision.

United Arab Emirates

The offering contemplated hereunder has not been approved or licensed by the Central Bank of the United Arab Emirates (“UAE”), the Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). This offering does not constitute a public offer of shares in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), or the DFSA Markets Rules, accordingly, or otherwise. The shares of common stock may not be offered to the public in the UAE and/or any of the free zones.

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The shares of common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. We represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones.

Dubai International Financial Centre. This document relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons of a type specified in those rules to whom Exempt Offers can be made. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of Common Stock to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of Common Stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Singapore

This Offering Circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Offering Circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our Common Stock may not be circulated or distributed, nor may the shares of our Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust may not be transferred within six months after that corporation or that trust has acquired the shares of our Common Stock pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Qatar

Without the approval of the Qatar Financial Markets Authority (the “QFMA”), the common shares will not be provided, promoted, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar to any person.

If the approval of the QFMA is obtained, the offer of the common shares in the State of Qatar will only be made through a private placement on an exclusive basis to the specifically intended professional and sophisticated identified recipient thereof, upon that person’s request and initiative, for personal use only and will not be provided, promoted, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar to any other person. Such an offer shall in no way be construed as a general public offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. Such promotion will not be approved by the Qatar Central Bank and will not be registered or licensed by any other regulator in the State of Qatar including the Qatar Financial Centre Regulatory Authority and the Qatar Exchange. If provided in the State of Qatar in accordance with the foregoing restrictions, the information contained in this Offering Circular shall be for the recipient only and may not be shared with any third party in Qatar. It shall not be for general circulation in the State of Qatar and any distribution or reproduction of this Offering Circular by any recipient to third parties in Qatar is not permitted and shall be at the liability of such recipient only and no liability whatsoever shall apply to us or the underwriters in this regard.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This Offering Circular does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of our Common Stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our Common Stock without disclosure to investors under Chapter 6D of the Corporations Act.

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The shares of our Common Stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our Common Stock must observe such Australian on-sale restrictions.

This Offering Circular contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this Offering Circular is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares of our Common Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. As described above, all share numbers and share prices (including exercise prices and conversion prices) in this Offering Circular have been adjusted to reflect the Company one-for-four reverse stock split.

Overview

NewsBeat Social, Inc. (“NBS”) is a video-first news agency, gathering news coverage from around the world and distributing one-minute, fact-intensive news reports across social media. We were formed in April 2012 and began our business operations on February 8, 2013. Since inception, our business has expanded significantly, and we have gathered and distributed a total of 30,000 news reports, reaching viewers in 236 countries and territories around the world. Today, we have 30 full-time employees who gather and distribute over 50 news reports a day. Since 2014, Facebook users have been presented with NBS news videos over 8.1 billion times, resulting in 403 million video “views” on Facebook (lasting 3 seconds or more) and a total of 411 million video views across all platforms, with a growth rate for total views of 462% between 2014 and 2015, and a Facebook fan base of approximately 2.8 million people as of the end of 2015 (up 27% from the previous year-end). From December 2014 to December 2015, the size of our Facebook audience (i.e., the number of discrete individual user accounts given the opportunity to watch our news reports) increased 66%, to approximately 59 million per month. From 2014 to 2015, the engagement rate of our Facebook audience (i.e., the percentage of such user accounts who view, “like”, comment on or share our news reports, expressed as an average of the 12 monthly engagement rate averages in a year) increased 91%, to 15.6% of our audience. NBS has been able to achieve this growth in audience and engagement rate while keeping news gathering and distribution costs below $100 per news report.

We believe our approach to news gathering and distribution offers a disruptive alternative to the model followed by most of the global news industry, principally as a result of our cost structure, the consumer experience we provide and the advertising model we are developing. See “Our Business”.

Results of Operations

Overview

We intend to generate revenues from our operations by:

•	selling advertising to accompany our one-minute news reports;

•	receiving indirect advertising revenues from social media platforms that raise advertising revenue from our news reports and share some of that revenue with us;

•	syndicating our news reports to other businesses; and

•	collecting subscriptions from consumers who choose to subscribe to ad-free feeds of our news reports, to be provided through a downloadable app that we are currently developing.

We consider it an important part of our business model that we maintain the average cost of our news reports at a low level compared to traditional news organizations. We track our average cost per news report based on the “Production, distribution and video management fees” line item in our consolidated statements of operations. This line item includes the costs of news report video, writing, editing and anchoring. It also includes certain marketing fees paid to social networks like Facebook for access to audience when add are run with our news reports.

Set forth below are certain operating statistics that we consider to be key performance indicators for our business, for the time periods indicated:

	Years Ended December 31,
	2015	2014
Number of news reports distributed	11,075	11,963
Total views[1]	349,000,000	62,000,000
Cost per news report[2]	$94.45	$94.67
Engagement rate[3]	15.6%	8.16%

1 Includes views on Facebook, Instagram, YouTube, Twitter and newsbeatsocial.com.

2 Production, distribution and video management fees, as reported in our consolidated statements of operations, divided by the number of news reports distributed.

3 The percentage of users who view, “like”, comment on or share our news reports, expressed as an average of the 12 monthly engagement rate averages in a year.

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Summary of Results

The following table summarizes the consolidated results of our operations for the periods presented:

	Years Ended December 31,
	2015	2014

REVENUES	$132,000	$145,305

OPERATING EXPENSES:
Production, distribution and video management fees	1,046,071	1,132,472
Depreciation and amortization	48,571	44,936
Legal and professional	496,181	146,396
Stock based compensation	1,152,730	8,364,946
Selling, marketing, general and administrative	746,575	726,463
Total operating expenses	3,490,128	10,415,213
LOSS FROM OPERATIONS	(3,358,128)	(10,269,908)
OTHER EXPENSE:
Interest expense	(247,629)	(1,074)
Interest expense – related party	(35,219)	(24,281)
Financing fee – related party	-	(600,000)
Total other expense	(282,848)	(625,355)
NET LOSS	$(3,640,976)	$(10,895,263)

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Year ended December 31, 2015 compared to year ended December 31, 2014

The results for the year ended December 31, 2015 compared to the year ended December 31, 2014 are discussed below.

Revenues. NBS distributes its one-minute news reports on Facebook and to a lesser extent on other social media platforms. We are currently expanding our news gathering and distribution capabilities in order to grow our global reach and audience, while investing in the development of advertising opportunities to earn revenue and beginning to invest in syndication and subscription opportunities to earn revenue. Revenues earned in 2014 and 2015 were earned from corporate customer advertising, sold while our advertising product remains under continuing development.

Production, distribution and video management fees. Our production, distribution and video management costs include, on a net basis, the costs of our one-minute news reports and their distribution through social media, principally Facebook, including the costs of news report video, writing, editing and anchoring. It also includes certain marketing fees paid to social networks like Facebook for access to audience when add are run with our news reports. These activities commenced in 2013. Such costs decreased by $86,401 to $1,046,071 in 2015, as compared to $1,132,472 in 2014, representing a decrease of 7.6%. The decrease was a result of reduced production costs, improvements in our quality control and gained efficiencies over news reports even as we experienced growth in number of our news reports, and a decrease in Facebook and other video promotion costs.

Legal and professional. Legal and professional expenses increased by $349,785 to $496,181 in 2015, as compared to $146,396 in 2014, representing an increase of 239%. The increase was principally due to legal, financial advisory and auditing fees related to our initial public offering, legal representation in private placement financing activities, the costs of improving our corporate procedures and an increase in accounting expenses.

Stock based compensation. The following are the components of stock based compensation for the 2015 and 2014 annual periods:

	Years Ended December 31,
	2015	2014
Series A preferred stock issued for services	$600,000	$--
Common stock issued for services	100,000	7,900,000
Stock option expense	314,113	269,640
Warrant expense	138,617	195,306
Stock based compensation	$1,152,730	$8,364,946

Stock based compensation decreased by $7,212,216 to $1,152,730 in 2015, as compared to $8,364,946 in 2014, representing a decrease of 86.2%. The principal reason for the decrease was the issuance in 2014 of 4,250,000 shares of Common Stock to a major stockholder and director, of which 3,950,000 shares were issued in recognition of services he rendered to NBS as an active participant and advisor to our CEO and management and as an advisor to and member of our Board of Directors, and 300,000 shares were issued as a financing fee to him for his personal guarantee of $600,000 of 15% secured convertible promissory notes issued by us. These 4,250,000 shares were valued at $8,500,000, based upon the value at which our shares were being sold for cash at the time, or $2.00 per share, with $7,900,000 being recognized as consulting fees and $600,000 being recognized as the financing fee. In 2015, 50,000 common shares were issued to members of the Board of Advisors ($100,000 at $2.00 per share) and 1,200,000 preferred shares to consultants for services ($600,000 at $0.50 per share).

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Stock option expense represents the fair value of options earned over the period of service. The fair value of warrants issued for services are expensed in the period of issuance, and those issued in connection with convertible promissory notes are amortized over the life of the debt and included in interest expense. The fair value of options and warrants are in each case determined using the Black-Scholes option pricing model. In 2015 and 2014, 650,000 and 931,250 stock options, respectively, were granted. Stock option expense in 2015 was $314,113, representing an increase over the $269,640 expense in 2014. The increase was a result of the amortization of the fair value of the options granted in 2014 being incurred for a full year in 2015, as well as the options granted in 2015. In addition, we incurred a charge associated with the extension of the life of 2,056,250 options, for a three-year period effective October 15, 2015.

Warrant expense was $138,617 in 2015, representing a decrease from $195,306 in 2014, as a result of a decrease in the number of warrants issued for services in 2015 as compared to 2014. The fair value of all issuances were based on a fair value for the Company’s Common Stock of $2.00 per share.

Selling, marketing, general and administrative. Selling, marketing, general and administrative expense includes selling, general and administrative expenses and general marketing expenses not including the marketing fees associated with the distribution of individual news reports on particular social media platforms, which fees are included in our “Production, distribution and video management fees” line item. Selling, general and administrative expenses increased by $20,112 to $746,575 in 2015, as compared to $726,463 in 2014, representing an increase of 2.28%. This increase is generally reflective of the growth of our operations. Costs with significant increases included officers’ salaries, employee benefit expense, general office expenses and internet/communications costs, offset by a reduction in corporate travel expenses.

Other expense – interest expense and financing fee. In 2015, interest expense decreased by $342,507 to $282,848, representing a decrease of 54.8 % as compared to interest expense of $625,355 in 2014. In 2015, we incurred the amortization of debt discount, all non-cash, based on the fair value of common stock purchase warrants issued to 15% secured convertible promissory noteholders, and non-cash interest in connection with our 15% secured convertible promissory notes and our 7% convertible promissory note ($600,000, issued to the same related party director). In 2014 we incurred a $600,000 financing fee, which was paid in shares of Common Stock, to a director, for the director’s guarantee of $600,000 of our 15% secured convertible promissory notes. In addition, a $100,000 investment in these notes was made by the director himself.

Net loss. For the foregoing reasons, we incurred a net loss of $3,640,976 in 2015, as compared to a $10,895,263 loss in 2014. If the $8,500,000 expense associated with the grant of 4,250,000 shares of Common Stock were to be disregarded, our 2014 net loss would have been $2,395,263.

Liquidity and Capital Resources

Going Concern

Our consolidated financial statements appearing elsewhere in this Offering Circular have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, at December 31, 2015, we had cash of $530,077, a working capital deficit of $533,572 and a stockholders’ deficit of $131,023. We have generated minimal revenues and have incurred net losses since inception. These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern.

Since inception, our principal sources of operating funds have been cash proceeds from the sale of Common Stock and Series A Preferred Stock and the issuance of convertible promissory notes, and cash received from the exercise of common stock purchase warrants. We expect that our current cash on hand will fund our operations through September 30, 2016. However, we will need to raise additional capital in order to meet our obligations and execute our business plan for at least the next twelve-month period thereafter. There can be no assurance that financing will be available when needed or that management will be able to obtain such financing on acceptable terms. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to extend payables, reduce overhead or scale back its business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

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Convertible Note Financings

15% secured convertible promissory notes. In December 2014 and January 2015, we received an aggregate of $700,000 in proceeds from the private issuance of our 15% secured promissory notes. The notes, including accrued interest, become due in whole but not in part on the earlier of (i) 10 days after we receive minimum gross proceeds of $10 million of an equity financing or (ii) December 31, 2016, as amended. In February 2016, the Company and the holders of the notes entered into an amendment of the conversion terms of the notes. Under the amended conversion terms, at any time prior to maturity, outstanding principal and accrued interest can be converted at the sole discretion of the noteholder into Common Stock at a conversion price equal to $3.20 per share. In the event the Company receives net proceeds of greater than $3,000,000 in an equity financing, other than in an equity financing relating to the Company’s Series A preferred stock, the noteholder may convert into shares of Common Stock (or such other type of equity security sold in the financing), on the same terms and conditions as the other purchasers of such securities, at a conversion price equal to the lesser of (a) 80% of the price paid per share by other purchasers in the equity financing of at least $3,000,000, and (b) $3.20 per share, except with respect to the sale or issuance by the Company of shares of its Series A preferred stock. Notwithstanding the foregoing, in the event the Company completes an equity financing in which the Company receives gross proceeds of at least $25,000,000 (a “Qualified Financing”), then, within 10 business days after the closing of the Qualified Financing, the notes, plus accrued interest as of the closing date of the Qualified Financing, shall be repaid by the Company, and the noteholders will be issued that number of shares of restricted Common Stock determined by dividing the sum of the principal of the notes plus accrued interest as of the closing date of the Qualified Financing by $2.00. In addition, an aggregate of 233,334 warrants to purchase commons stock for five years from the date of acquisition at $2.00 per share were issued to certain of these note holders. If all such warrants were exercised, we would receive $466,667 in additional proceeds.

7% convertible promissory note. On June 2, 2014 we received $600,000 in proceeds from the private issuance of a 7% convertible promissory note. The note was purchased by Mr. Thomet. This note had an original maturity date of November 2, 2015, and was convertible at any time prior to maturity at the holder’s option into common stock or an equivalent equity security at $2.40 per common share. On November 17, 2015, we issued 1,319,000 shares of Series A Preferred Stock in full satisfaction of this note, including accrued interest of $59,500.

Unsecured promissory notes. In June 2016, we privately issued the June 2016 Notes to several accredited investors with whom the Company had pre-existing relationships unrelated to this offering, and we received aggregate proceeds of $650,000. The June 2016 Notes bear interest at approximately 20% per annum, with a stated minimum interest amount of 5% of principal. Principal and interest is due the first business day after the Company has received a minimum of $2 million of proceeds (net of underwriting discounts and commissions) from this offering. In the event that the principal and interest is not repaid within one year of the issuance date of the particular June 2016 Note, the note holder may demand payment.

Equity Financings

Series A Convertible Preferred Stock. In the period from May 5, 2015 to April 1, 2016, the Company issued 8,116,000 shares of Series A Preferred Stock as follows: 5,092,000 shares for cash proceeds of $2,546,000 (including a subscription of $100,000); and 1,319,000 shares in satisfaction of the matured 7% convertible promissory note and accrued interest thereon in the aggregate amount of $659,500 to the Kurt Thomet. An additional 1,655,000 such shares were issued for services valued at $827,500 and 50,000 such shares in satisfaction of liabilities of $25,000. Under the terms of the Series A Preferred Stock, in the event of an equity financing of at least $25 million, each share of Series A Preferred Stock would automatically be converted into one quarter of a share of Common Stock, and we would be required to pay the holders of such shares of Series A Preferred Stock $0.50 per share of Series A Preferred Stock.

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Common Stock Purchase Warrants and Options

At December 31, 2015, we had 947,084 common stock purchase warrants outstanding with a weighted average exercise price of $2.00 per share. If all such warrants were exercised, we would receive proceeds approximating $1,894,167 and we would be required to issue 947,084 shares of Common Stock. At December 31, 2015 we also had 2,237,500 common stock purchase options outstanding and exercisable at a weighted average exercise price of $1.44 per share. If all the common stock purchase options were exercised, we would receive proceeds approximating $3,222,000 and we would be required to issue 2,237,500 shares of Common Stock. There can be no assurance, however, that any such warrants or options will be exercised.

Unsecured Promissory Note

On April 5, 2016, we received $200,000 in proceeds from a director and issued to such director an unsecured promissory note. The note bears interest at 10% per annum and was originally due upon the earlier of the receipt of proceeds of a certain subscription for Series A Preferred Stock or the completion of the Company’s Regulation A offering. In May 2016, the director agreed to extend the maturity date on the note to the date of the first closing of this offering. The Company retains the right to prepay all or any portion of these Notes.

Credit Facilities

We do not have any credit facilities or other access to bank credit.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at this time. We do, however, purchase equipment and software necessary to conduct our operations on an as needed basis.

Contractual Obligations, Commitments and Contingencies

We do not have any material ongoing material contracts that extend beyond a one-year period or which are not cancellable sooner. We lease our current office space on a month-to-month basis. We have no material contingent obligations.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Material Weaknesses

In connection with the audits of our consolidated financial statements for the years ended December 31, 2015 and 2014, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to the absence of internal accounting personnel with the ability to properly account for complex transactions and a lack of separation of duties between accounting and other functions.

We hired our CFO, Myron Landin, in November 2015. Although we are aware of the risks associated with not having additional accounting personnel, we are also at an early stage in the development of our business. We expect to expand our accounting function and improve our internal accounting procedures and separation of duties as we grow our business and can more readily absorb the costs of such expansion and improvements. In the meantime, management will continue to observe and assess our internal accounting function and make necessary improvements whenever they may be required.

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Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant estimates and assumptions include the fair value of the Company's common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company's deferred tax assets.

Convertible Instruments

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments (the beneficial conversion feature) based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The fair value of the Company’s common stock was estimated by management based on observations of the cash sales prices of its common shares. Awards granted to directors are treated on the same basis as awards granted to employees.

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Fair Value Measurement

The Company measures the fair value of financial assets and liabilities based on applicable accounting guidance, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Three levels of inputs are used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The fair value of the Company's cash, accounts receivable, accounts payable, and accrued expenses approximates the carrying amounts of such instruments due to their short maturity. The fair value of the convertible promissory notes approximates the carrying amount because the rate and terms currently available to the Company approximate the rate and terms on the existing debt.

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Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity when determining the classification and measurement of its preferred stock. Shares that are subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. The Company classifies conditionally redeemable preferred shares, which include preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, preferred shares are classified as stockholders' equity.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company classifies common stock purchase warrants and other free standing derivative financial instruments as equity if the contracts (i) require physical settlement or net-share settlement, (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), or (iii) do not permit the holder to readily convert into cash due to an inactive trading market. The Company classifies any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (iii) contain reset provisions as either an asset or a liability. The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company determined that its freestanding derivatives, which principally consist of warrants to purchase common stock, satisfied the criteria for classification as equity instruments.

Recently Issued Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15,”Presentation of Financial Statements—Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15, which is effective for annual reporting periods ending after December 15, 2016, extends the responsibility for performing the going-concern assessment to management and contains guidance on how to perform a going-concern assessment and when going-concern disclosures would be required under GAAP. We do not anticipate that the adoption of ASU 2014-15 will have a material impact on our consolidated financial condition or results from operations. Management’s evaluations regarding the events and conditions that raise substantial doubt regarding our ability to continue as a going concern as discussed in the notes to our consolidated financial statements included elsewhere in this Offering Circular.

The FASB has issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities are required to apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The Company has not yet determined the effect of the adoption of this standard on the Company’s financial position and results of operations.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU makes targeted amendments to the accounting for employee share-based payments. This guidance is to be applied using various transition methods such as full retrospective, modified retrospective, and prospective based on the criteria for the specific amendments as outlined in the guidance. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is permitted, as long as all of the amendments are adopted in the same period. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In March 2016, the FASB issued ASU 2016-03, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments,” which clarifies the requirements for assessing whether contingent call or put options that can accelerate the repayment of principal on debt instruments are clearly and closely related to their debt hosts. This guidance will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods, and early adoption is permitted. The Company does not anticipate a material impact to its consolidated financial statements as a result of the adoption of this guidance.

We have implemented all other new accounting pronouncements that are in effect and that may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our consolidated financial position or results of operations.

Relaxed Ongoing Reporting Requirements

Upon the completion of this offering, we expect to elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

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•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

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OUR BUSINESS

Overview

NewsBeat Social, Inc. (“NBS”) is a video-first news agency, gathering news coverage from around the world and distributing one-minute, fact-intensive news reports across social media. We were formed in April 2012 and began operations on February 8, 2013. Since inception, our business has expanded significantly, and we have gathered and distributed a total of 30,000 news reports, reaching viewers in 236 countries and territories around the world. Today, we have 30 full-time employees who gather and distribute over 50 news reports a day. Since 2014, Facebook users have been presented with NBS news videos over 8.1 billion times, resulting in 403 million video “views” on Facebook (lasting 3 seconds or more) and a total of 411 million video views across all platforms, with a growth rate for total views of 462% between 2014 and 2015, and a Facebook fan base of approximately 2.8 million people as of the end of 2015 (up 27% from the previous year-end). From December 2014 to December 2015, the size of our Facebook audience (i.e., the number of discrete individual user accounts given the opportunity to watch our news reports) increased 66%, to approximately 59 million a month. From 2014 to 2015, the engagement rate of our Facebook audience (i.e., the percentage of such user accounts who view, “like”, comment on or share our news reports, expressed as an average of the 12 monthly engagement rate averages in a year) increased 91%, to 15.6% of our audience. NBS has been able to achieve this growth in audience and engagement rate while keeping news gathering and distribution costs below $100 per news report.

We expect that the size of our audience and the frequency with which many of our videos are viewed will create revenue for the Company by: (i) allowing us to identify and market top- performing categories of news reports to companies looking to advertise on the platforms on which we distribute our news enabling improved return on investment to such parties; (ii) driving indirect advertising revenues payable to us by the platforms, such as YouTube, that share the advertising revenues they earn with video publishers; and (iii) increasing the value of our news to third parties interested in our of syndication services to third parties. Additionally, we expect that the broader our audience is, the more likely we will be successful in selling our consumer app, a beta version of which we expect to launch later in 2016.

We believe our approach to news gathering and distribution offers a disruptive alternative to the model followed by most of the global news industry, principally as a result of:

•	Cost Structure: We estimate the cost of a one-minute NBS news report to be between 5x and 25x less than the cost of one minute of traditional television news. We achieve our low expense rates by using the Internet for most of our information-gathering and all of our content distribution. We monitor news-breaking platforms such as Twitter and Facebook to identify the stories we wish to report, as they emerge. We then use the Internet further, to quickly gather information (which we subject to verification through multiple sources and, when appropriate, direct outreach to newsmakers) and quickly source images for our news reports. By using the Internet as our principal information-gathering tool, we are able to avoid the costs of engaging in substantial on-site reporting ourselves and keeping office space and staff reporters on the ground in multiple locations. By using the Internet as our content distribution channel, we are able to avoid the costs of printing presses, warehouses, trucks and local distributors. In addition, we have established a customized, high-volume news operation workflow designed to maximize our internal efficiencies in turning Internet news leads into finished news reports, and we have chosen to focus on reporting only the who, what, when and where of a news story, excluding news analysis and opinion, as a result of which we do not have to employ the high-priced experts who traditionally produce such content.

•	Consumer Experience: Our cost advantage means that NBS can focus on delivering quality news and an enhanced consumer experience without having to resort to a heavy advertising load, sensationalized stories, high-priced subscription plans or alternative monetization methods such as paid, sponsored or native news that confuses and alienates consumers.

•	Advertising Model: Consumers are increasingly spending time on social media via mobile devices. With NBS, advertisers now have an efficient way to reach these consumers by running video commercials before and after an NBS news report. Our news reports are sufficiently short, informative, visual, free of spin and consumable-on-demand to attract large numbers of social media viewers. Advertisers can safely advertise around our reports, because they can pick the individual news reports with which they want to be associated. And advertisers can also effectively advertise around our reports, by using social media customer-targeting tools to help ensure they are only spending for the audience they want, down to the level of individual news report categories and desired or prohibited attributes of news reports within those categories.

The $174 billion global news industry is evolving rapidly, and centralized broadcast distribution formats across all traditional media, including print, radio and television, are being replaced by social media and other, more personalized and decentralized forms of distribution. We believe an opportunity has opened to capture a material segment of the news market as it transitions to social delivery through mobile and other personal devices. We have built an operation that emphasizes a lean cost structure, allowing us to gather and distribute video news reporting at a fraction of the cost of many traditional television news organizations. The success we have had with our audience to date reinforces our belief that there is a large, underserved market of consumers that want a fact-based, consistent news experience that respects their limited time. Our near-term plan is to continue to expand our news gathering and distribution capabilities in order to grow our global audience, while beginning to invest in advertising, syndication and subscription opportunities to earn revenue. Our longer-term goal is to further scale and enhance our model of combining targeted news and targeted ads to define the next generation of news gathering, distribution and monetization.

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Market Opportunity

“The big opportunity for the news industry in the next five to 10 years is to increase its market size 100x AND drop prices 10x. Become larger and much more important in the process”.  — Marc Andreessen, founder, Andreessen Horowitz, in Wired Magazine, Feb 27, 2014

The Changing News Industry

The gathering and distribution of news has always been shaped by technology. As communication technologies have developed from the printing press to radio to television to cable and to the Internet, the format of how news is gathered, produced and delivered has evolved as well. Today, the Internet and, more specifically, social media and smart mobile phones, are driving a fundamental, global shift in the news industry. The advent of mobile technology and the 7.6% compound annual growth of global mobile broadband internet connections from 2008 to 2014 (to over 1.4 billion connections in 2014) have created an environment that allows consumers to access and consume media on devices of all sizes anywhere in the world at any time. Mobile broadband connections are expected to further expand to 3.17B connections by 2020, comprising nearly 70% of mobile connections globally, according to the GMSA’s Mobile Economy 2015 report. The global news industry, which we estimate to be approximately $174 billion in size (based on a combination of newspaper, TV, radio and other statistics from 2015, 2014 and 2013 sources published by McKinsey, IBIS and Pew), was traditionally distributed by broadcast distribution formats such as newspapers, magazines, radio and television, but is giving way to socially distributed news reports enabled by mobile devices. For example, according to the Pew Research Center’s State of the News Media 2015 Report, in the U.S., 63% of Facebook users and the same percentage of Twitter users received their news via these social media sites, up from 47% and 52%, respectively, two years earlier.

Before the widespread adoption of social media, the news industry was largely structured around broadcast analog media formats such as newspapers, magazines, radio and TV. News offerings were mostly designed to reach a broad and general audience, and news reports were mostly intended to have broad and general appeal. Revenue streams and cost structures were established around these formats, with most consumers having little choice but to purchase an entire package of news at a time, from a small number of alternative offerings. Recently, as social media and digital distribution have expanded, broadcast news formats are being disaggregated, often to the level of individual news reports. Consumers are able to access and select individual news reports digitally, at times chosen by them, with social media replacing the curation function historically performed by news publishers and producers. Moreover, social media sites, including Facebook, Twitter, Yahoo!, Apple News, Google News, Smart News and Flipboard, are able to distribute vast amounts of news headlines to their users on a curated basis, using a combination of user data and computer algorithms. According to Facebook’s quarterly report on Form 10-Q for the period ended September 30, 2015, an average of 1.01 billion people checked into Facebook each day during that quarter, and 89% of them logged in from a mobile device.

We believe that, in this rapidly evolving environment, a successful social media news reporting organization is one that understands that the report, rather than a package of multiple reports and other enticements, is the new format for distribution. NBS standardizes its reporting format based on this understanding making sure that its news is:

•	Video first: Video conveys the most information in the shortest time since it uses audio, visuals and text. However, the news report must be able to be consumed in various environments, including those where either audio or video is not an option.

•	Short: Short-form news is easier to consume on a mobile device and, in our experience, gets better engagement than longer-form coverage.

•	Consistent, predictable and objective: We focus on the who, what, when and where of a news event, regardless of the news topic or category, allowing our audience to always know what kind of information they will get with NBS coverage.

•	Globally relevant: Global relevance helps ensure that NBS news reports appeal to the largest segment possible of social media users, allowing for more commenting and sharing on social media.

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Changes in news consumption have put traditional news organizations and their operating models under pressure. Newspapers have taken the largest hit from the digital transition, with the U.S. newspaper industry declining from $46.1 billion in advertising sales in 2003 to $19.9 billion in sales in 2013, according to the Pew Research Center’s State of the News Media 2015 Report. According to the same report, cable television is slowly losing viewers, with an audience decline of 11% between 2008 and 2014. Local and larger TV news networks are experiencing stability for now, but they too may start to lose audience – the majority of surveyed under-30 consumers view the most of their film and television programs on mobile devices, where broadcast television news outlets still do not have meaningful a la carte offerings, according to Deloitte’s Digital Democracy Survey, 9th edition.

In response to these declines, traditional news providers are pursuing a series of consumer-unfriendly tactics, including sensationalized reporting, sponsored or native advertorials (where an advertiser pays a news organization to produce content that looks and feels like a news story but is actually an advertisement), clickbait headlines, paywalls and advertisements that interrupt the audience consumption experience. We believe that, in part as a result of these tactics, according to a September 28, 2015 Gallup.com poll, currently only 4 in 10 Americans say they have “a great deal” or “a fair amount” of trust and confidence in mass media organizations to report the news fully, accurately and fairly. According to Gallup, this is down from 53% in 1997 and is a historic low. This trend toward distrust is even more prevalent within the 18- to 49-year old demographic, with trust in news organizations declining from 55% in 2001 to 36% in 2015, according to Gallup. These shifts in viewership and attitudes are threatening legacy news companies, and we believe have created a group of consumers ready to turn to innovators in the online and mobile spaces to deliver news content that improves the news consumer experience rather than hurts it. This requires a fundamentally different economic model for gathering and distributing news, something that we at NBS believe we have developed.

The Social, Mobile, Video News Market

According to McKinsey & Company’s Global Media Report 2014, the global market for digital advertising, television advertising, audio entertainment, consumer magazine publishing, newspaper publishing and educational publishing is $724 billion. As previously discussed, we estimate that the news sector accounts for approximately $174 billion, or 24%, of that market. We believe the consumption of digital news is increasing rapidly, driven by increased time spent by consumers (especially Millennials) on social media sites and increased use of and dependence on mobile devices. We believe that consumers are no longer happy to rely on legacy news broadcasters to receive their news, and are instead searching for reliable news sources that can be viewed online or on their mobile devices on a time-flexible basis and often in shorter form.

The total number of social media users is expected to increase to 2.44 billion globally by 2018, up from 1.96 billion globally in 2015, according to a report co-authored by eMarketer and the American Marketing Association. Digital video consumption by U.S. consumers is about 76 minutes a day, according to research published by eMarketer in April 2015. According to eMarketer, this consumption occurs across multiple viewing platforms, with mobile devices accounting for 51% of the total in the United States, up from 12.5% in 2000. News consumption through social media has increased as well. A study by Pew Research in association with the John S. and James L. Knight Foundation, released in July 2015, found an increase in the percentage of both Twitter and Facebook users using Twitter or Facebook, respectively, for news consumption, with 63% of Facebook users getting their news from Facebook in 2015, compared to 47% in 2013, and 63% of Twitter users getting their news from Twitter in 2015, compared to 52% in 2013. Facebook remains the most popular place to post and respond to news content, with 32% of Facebook users reporting that they post about government and politics on Facebook, and 28% saying they comment on these posts. We believe the projected growth of social media, digital video and mobile devices will only increase the speed of this transition in the media and entertainment market.

The Advertising Market

Advertisers are seeking to follow this shift in consumer behavior. According to Business Insider Intelligence from December 2014, social media advertising spending in the United States is expected to grow from $6.1 billion in 2013 to $14 billion in 2018, and is expected to increase from 45% of total advertising spend in 2013 to 66% in 2018. The fastest growing category of digital advertising is video advertising, with mobile video ads representing nearly a third of all digital video ad spend in 2015 and projected to grow to nearly half of the $13.3 billion U.S. digital video advertising market by 2020, according to a Business Insider Intelligence report from June 2015. The December 2014 Business Insider Intelligence projects that mobile video advertising spend in the United States will grow at a compound annual rate of 73% and top $4.4 billion by 2018, with desktop video growing at a compound annual rate of only 15% over the same period.

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We believe there is a tremendous opportunity in the news industry to take advantage of the shift towards social media news distribution and the growth in social video advertising. Traditional news sources historically faced challenges securing advertising because broadcast news formats would inevitably include content which wasn’t suitable for brands to partner with (e.g. terrorism, violence, crime, etc.). With digital news reports being distributed individually, brands now have an opportunity to select which kinds of reports they would like to advertise around, without the fear that their ads will be associated with the wrong kind of report. In addition, we believe that news is one of the few categories of content that is organically suited for social media. Consumers like to talk, comment, engage with and share news reports, making them ideal for social media environments that algorithmically curate media presentment to users based on observed engagement from the audience.

Our Solution

We are one of the leading digital news organizations that have taken advantage of the growing opportunity of the mobile social media news market. Through our technology and workflow system, we have created a low-cost video news operation that produces a flow of news reports in a consistent news format and leverages social media for distribution.

Target Market: The globally minded Millennial

According to the Media Insight Project, an initiative of the American Press Institute and the Associated Press-NORC Center for Public Affairs Research 88% of all U.S. Millennials consume news regularly from Facebook, which is more than the 63% of all Facebook users who consume news regularly from Facebook, and nearly twice the 45% of all U.S. online adults who consume news regularly from Facebook. Contrary to some opinions about what kind of news Millennials consume, the same study highlighted that 45% of Millennials follow five or more “hard news” topics, including areas such as politics, social issues and technology.

As we have grown, a clear target audience has emerged for our news reports, consistent with this study’s findings. Of the consumers we reached in December 2015 through Facebook, 66% were between 18 and 34 years of age, with the majority located outside of the U.S., including a substantial following in the Philippines. We target this 18- to 34-year old global demographic because it represents one of the heaviest news consumer demographics on Facebook and a highly desirable audience for advertisers. According to an article by the New York Times in June 2015, Millennials represent the largest demographic in the United States, at approximately 80 million people. By 2020, Accenture estimates that this cohort will spend $1.4 trillion annually.

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Our success in developing an international audience is an indication of the opportunity NBS has to become a news agency with international audience reach. As of December 31, 2015, NBS news has been viewed in over 236 different countries. Each market has different competitive dynamics, which has implications for how we launch and market our products, including what kind of news coverage matters to a particular local market and what sort of positioning will be effective against local competition.

Product: one-minute video news reports consumed on social media via mobile devices

NBS applies the same consistent formula of the who, what, when and where of a news report, regardless of beat or topic area, so our consumers always know what kind of information to expect from us. NBS one-minute news reports, formatted in a 1080 pixel by 1080 pixel, or “square”, format, are ideal for social media distribution on mobile devices. Audiences on social media generally favor shorter videos that are formatted to fit their mobile screens when their phones are held vertically, versus longer videos formatted in a 1920 pixel by 1080 pixel format and designed for screens held horizontally.

Workflow: High daily volume of news reports per newsroom employee

Much of NBS’s operation resembles a traditional newsroom. At the start of each day, the newsroom reviews information online from multiple digital sources, including social media such as Twitter and Facebook and traditional media websites, and by using free web analytics tools such as Google Trends and NewsWhip, in order to identify the news reports to gather for our audience. These reports are assigned to teams within the newsroom, whose members work together to research, write, edit and finalize the reports. A key differentiator for NBS is its workflow process. We have refined our model over time so that today we can deliver over fifty news reports per month for every full-time equivalent newsroom employee, for less than $100 per report. The distribution of NBS news is conducted through social media platforms such as Facebook and YouTube, which do not charge for delivering content such as our news reports to users (although they will impose charges when our news reports are accompanied by ads). Our operation allows us to gather and distribute video news reporting at a fraction of the cost we estimate to be incurred by many traditional television news organizations.

Coverage: The top headlines, and beyond

We identify news stories by monitoring news-breaking platforms such as Twitter and Facebook, and gather information that we subject to verification through multiple sources and direct outreach to newsmakers. Being able to gather and distribute a high volume of news reports each day means that NBS can cover more than just the top headlines. As we scale operations, we expect to expand our news coverage to topics that appeal to more targeted segments of our audience. While major headlines of the day are generally the top performing news reports with the broadest level of audience appeal, these reports are also the most competitive. This competition generally crowds out those who are not the very first reporters to break the story, and our model is not focused on being the first to break new stories. Our experience has been that, on average, the reports that do not deal with the day’s most highly covered news items can often obtain the highest level of audience attention. Therefore, while it remains a priority for NBS to cover all the important news for our audience, reports outside the top headlines provide one of the most interesting and attractive opportunities for audience growth.

Revenue Model: An advertising light experience is a better experience for news consumers

As the news industry transitions, NBS believes there is an opportunity to deliver a better experience for news consumers, driven by fundamental changes in the cost of gathering and distributing news. Without the legacy cost structure of traditional news organizations, NBS can improve the news experience for consumers by avoiding characteristics of traditional news that are actually unfriendly to consumers:

•	No heavy ad load: Low-cost news gathering and distribution means fewer ads must be shown to make the news product profitable.

•	No native or sponsored news: According to a September 2015 report by Contently, 62% of consumers believe that a news organization’s brand loses credibility if it publishes sponsored content from an advertiser. Low cost operations mean there is no need to sacrifice the NBS brand for revenue in this manner.

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•	No expensive monthly subscriptions: Within the next year, NBS plans to offer an ad-free version of its news via a downloadable app at an expected price point of $1.99 a month – a price much lower than the average price, as of February 10, 2016, of $13.49 a month charged by the top 10 U.S. daily newspapers by circulation for their digital-only subscriptions, which generally include advertising despite also imposing subscription fees.

Using social media to both gather and distribute news means NBS does not require expensive global news operations and infrastructure on the ground and on location in order to cover global news events. By focusing on reporting, NBS does not have to invest in expert personnel to provide opinions and analysis of news events. We believe these cost advantages translate into a better experience for news consumers.

Our Strategy

Our success to date has laid the foundation for expanding our operations. Our expansion will focus on three main areas:

Grow news gathering and audience while improving cost position

Our main priority for the future is to expand our news gathering capabilities while maintaining a disciplined approach to costs. We believe expansion is key to our future success, because it will make our targeted advertising model more attractive to advertisers, further reduce our unit costs and allow us to achieve high-volume earnings, even at low margins – an economic model that traditional news organizations would find difficult to compete against. Not only can our existing workflow model be scaled to support more journalists and more reports on the existing fixed cost infrastructure, it can also be enhanced using an on-demand model for news gathering that allows for remote journalists in the field to work only when we need them. This enhancement would provide NBS with a flexible capacity for gathering news that is not bound by our number of employees. We expect it would further reduce costs while improving quality, by allowing for more on-site footage and information capture.

Expand distribution

Currently, NBS distributes news on Facebook, YouTube, Instagram, Twitter and our own www.newsbeatsocial.com web property. Other distribution platforms including messaging services such as Snapchat and WhatsApp. In addition, NBS will launch its own NBS app, which will allow consumers to personalize their news coverage and offer them the ability to watch, listen to or read NBS news.

Develop advertising and subscription revenue

The two main intended revenue streams for NBS are advertising and subscriptions. Advertising is composed of direct deals where NBS works directly with brand advertisers to provide pre- and post-roll advertising around an NBS news report and distribute that report to the right target market on social media. NBS has conducted three pilot advertising programs, including with Intel and Coast Products, a Portland, Oregon lighting company, and believes there is a substantial opportunity to expand this into a more automated advertising model once news gathering has expanded to a critical mass. In addition, certain sites, such as YouTube, currently share with NBS revenue that they generate from NBS news reports, and other sites, such as Facebook, are expected to eventually do the same. Subscriptions include the consumer subscription for our planned app, as well as business-to-business syndication deals allowing third parties to license NBS news for use on their own web properties.

Our Operations and Expansion

Organization

Our organization is focused on the gathering and distribution of news reports. Of our 30 full-time staff, 17 work on news gathering and 4 on distribution. Everyone involved in our newsroom has a journalism or communications undergraduate degree or relevant experience. We aim to hire journalists who are early in their careers, in order to help keep our costs down, reinforce our brand as a young, and innovative company and avoid generating news reports locked into the aging world views of legacy journalists. In addition, by not reporting the ‘why’ of a news story, we avoid the need for expensive experts to provide analysis and opinion.

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Our distribution team is focused exclusively on seeking the maximum distribution for a given news report, including through the proper tagging of news reports for particular distribution platforms, and the scheduling and monitoring of news report posts. New employees in distribution are trained in our practices, which have been developed over the course of distributing over 30,000 news reports since 2013.

Our advisory board has, through consultations with management, helped shape the direction of the Company and helped it achieve its successes to date. Advisory board members include Mr. Reese Schonfeld, co-founder of CNN and the Food Network; Peter Shea, Owner of Entrepreneur Media; Victoria Pope, Editor-in-Chief of Smithsonian Journeys, Dr. Jaime Laya, former Governor of the Central Bank of Philippines and current Chairman of Philtrust Bank, and Travis Baxter, Content and External Affairs Director at Bauer Media.

News Gathering and Distribution

The diagram below shows the steps and overall sequencing of our news gathering and distribution efforts:

News Gathering Today

Provide Short, Consistently Presented News Reports Covering Various “Beats”

We believe that where and how consumers choose to get their news is a function of convenience and efficiency as well as quality. A headline may communicate the core idea of a news item or encourage someone to read further, but it only delivers a small amount of information. On the other end of the spectrum is a documentary, which takes the audience through an in-depth analysis of a particular news issue. Our news format is designed to go beyond the headline, but ensure that only the key elements of the news story are communicated. These key elements are, for us, the who, what, when and where of the report. Our news anchors read one-minute news reports that users can watch and listen to at their time of choice (and will also be able to read when we initiate our consumer subscription service). The one-minute format provides sufficient time to inform a viewer about the facts of a news report, but has the benefit of avoiding the additional time and costs associated with editorial opinions, commentary or involved analysis.

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Each day our managing and assignment editors work together with anchors, writers and video journalists locally in Portland, Oregon (18 FTE) as well as remotely in New York (1 FTE), Washington D.C. (1 FTE) and Manila (1 contractor), to determine the most important news stories of the day. All locations work together to submit ideas for news reports and the managing and assignment editor team ultimately decides which reports are gathered. Reports are continually added, deleted and prioritized based on developing events. We aim to have at least 50 news reports distributed each day, with none of them more than 48 hours older than the time of the underlying news event. We cover the news, and issue news reports, in several categories called “beats”, as shown in the diagram below:

We believe consumers want to see news reports if they are relevant to them. However, traditional analog news formats require an aggregation of news items, not all of which may be interesting to consumers, and which may be inconsistent in their content, length, voice, structure and timing. The growth in socially delivered news on Facebook and Twitter, as well as the growth of news aggregation services operated by or through Facebook, Twitter, Yahoo!, Apple News, Google News, Smart News, Flipboard and others, indicate to us that consumer preferences are changing towards a more personalized news environment. As an example of this growth, according to the Pew Research Center’s State of the News Media 2015 Report, in the U.S., 63% of Facebook users and the same percentage of Twitter users get their news via these social media sites, up from 47% and 52%, respectively, two years earlier.

We also believe consumers find it easier to filter and choose among news reports if the reports have standard, predictable characteristics that make them easy to process at the fast speeds at which people process social media feeds and information. However, traditional aggregation services do not report on the news themselves, and so end up delivering a broad range of news types and formats – everything from long-form print articles and videos, to short-form writing using thematic lists (“listicles”), to short-form blog and podcasts. This means that even though the aggregator can help connect a news consumer to relevant news and information, the reports themselves are still delivered through a variety of inconsistent formats that make easy and quick consumption difficult. In contrast, by reporting on the news ourselves, we provide news reports as a completely consistent news reporting experience, regardless of the headline or topic, so consumers don’t have to work hard to find the news they are interested in, and don’t have to adopt a “click and see” approach to finding out what kind of news report they are actually going to get.

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Provide Objective Reporting

When gathering and distributing news, it is a key priority of ours that no opinion be conveyed or implied to consumers. We aim to achieve this in a number of ways. First, we focus on gathering verifiable and factually accurate information for our news reports. Second, our one-minute format, and our focus on who, what, when and where, help to squeeze out opportunities for us to intentionally or unintentionally add spin or points of view to our reports. Essentially, the news format we have developed helps us deliver objective news reporting, simply by limiting the amount of time we have in which to cover a news event. In addition, we currently select only globally relevant news reports instead of regional or local coverage; we do this principally because we believe a large share of social media-based news consumers are globally oriented, but it also helps us avoid stories where the sources of information may be fewer and the risk of unintentionally injecting bias may consequently be higher. Management believes that a prime focus on objectivity is essential to attracting the largest audience possible.

Keep News Gathering Costs Low

Since inception, we have maintained a disciplined approach to our news gathering and distribution costs. We have built a scalable news operation with a lean cost structure, allowing us to gather and distribute news at a fraction of the cost of many traditional television news organizations.

As of December 31, 2015, we had 30 employees, spread among four locations globally. Of these employees, 17 work on news gathering, as anchors, reporters, writers, researchers and editors, and 4 work on news distribution. A majority of our news operations are conducted in-house at our 10,000-square foot headquarters in Portland, Oregon. Portland affords us a lower-cost operating environment than traditional big city news locations such as New York. Portland is the location for the majority of our operations, including researching and confirming news reports, filming the majority of our anchored coverage and conducting back office operations. We have built one stage at our Portland facility, but we have the option of constructing up to two more stages and room for growing our headcount.

The Portland location is supported by bureaus in New York City, Washington D.C., and Manila in the Philippines. We also have 2 “backpack reporters”, who are on-camera news journalists each equipped with a camera, microphones, an iPad, a tripod and a laptop all fit into a backpack. Additionally, we have 1 remote video reporter who does not appear on-camera, but who can capture video footage on location using a mobile phone, to send back to our Portland newsroom. Our backpack reporters are assigned news reports in a fashion similar to local anchors, but write and shoot their own stories, typically on location. Since they spend most of their work time on location, they typically produce three to five stories a day, which is a smaller number than the six to eight reports typically gathered each day by a full-time journalist in Portland.

Our backpack reporters replace the traditional satellite truck at a fraction of the cost, while maintaining a great deal of mobility. In addition, our backpack reporters are able to set up their equipment, film a report, and transfer it to our Portland headquarters in an average of twenty minutes per report. Our backpack reporters tend not to leave their respective metro areas, which minimizes expensive travel and accommodation costs associated with traditional newsrooms. In addition to being highly cost-efficient, these backpack reporters can be used tactically to capture news in emerging media markets that may not otherwise get air time from traditional news outlets. We have started a remote resource in Manila to augment our news gathering, copywriting and fact-checking functions.

Using our three bureaus, our backpack reporters and our remote video reporter, combined with our scaled newsroom in Portland, has allowed us to develop a high-volume production workflow that generates and distributes news reports for less than $100 each. For most of the time we have been operating, our production costs have been below $100 per news report. In the future, we intend to continue to manage the cost per news report and to manage any increased throughput to try to keep our cost per news report as low as possible while also adding additional administration and overhead to the business.

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The chart below illustrates the cost of producing and distributing our news reports, from January 2014 to December 2015. In general, the more news reports we gather, the lower the cost per report, as fixed costs are spread over more reports.

(1)	Production, distribution and video management fees is a line item in our consolidated statements of operations. It includes the costs of our one-minute news reports and their distribution through social media, including the costs of news report video, writing, editing and anchoring. It also includes certain marketing fees paid to social networks like Facebook for access to audience when ads are run with our news reports.

Workflow systems are at the heart of our ability to deliver news reports at a low cost. We use a modified version of an off-the-shelf workflow management system to track, prioritize, and assign reports and to manage these reports through the entire news gathering and distribution process. We have continued to modify this system over time to add additional tools for the distribution and promotion of news reports, including building a contact database that associates particular contacts with particular news reports and beats. This has helped us create a database of contacts to use on demand for interviews, quotes and eventual news report distribution. Refinements to our workflow system and staffing model implemented during the fourth quarter of 2015 delivered a 19% improvement in the number of news reports per full-time equivalent newsroom employee, which increased to 52 reports per month when compared to the monthly average over the previous three quarters.

For the year ended December 31, 2015, our news reports cost an average of $94.45 per report, which we estimate to be 5 to 25 times less than traditional television news providers such as CNN, Fox News and MSNBC (based on cost information provided in the Pew Research Center’s State of the News Media 2013 report). We believe we can continue to reduce our cost per report as our business scales, including by adding more remote news anchors and reporters in lower-cost countries outside the United States. However, we expect the planned enhancements to our workflow system described below under “An on-demand model for news gathering” to be the most transformational in terms of cost, quality and coverage.

News Gathering Tomorrow

Increased and more flexible capacity

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In 2015, our newsroom gathered and distributed an average of 45 reports each business day with an average of 21 newsroom professionals working a standard shift, which amounted to 11,325 news reports over the course of 2015. Also in 2015, our news reports were presented over 2.8 billion times by Facebook (a 152% year-over-year increase from 2014), generating 349 million views across all platforms (a 462% year-over-year increase from 2014). The chart below gives an overview of how the monthly volume of news reports affects the number of views on Facebook: the more reports we distribute, the more views we get:

Below is a comparison of our reach on Facebook between December 2014 and December 2015, as shown in screen shots we have taken from Facebook’s Business Manager portal. The Business Manager portal provides every business or other person with a Facebook page the data that Facebook collects on the reach, viewership and performance of that business or other person on Facebook. The black, arrow-shaped text boxes have been added by us for clarification.

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The screen shot above, from the Facebook Business Manager portal, shows our daily unique reach on Facebook for December 2014. Our unique reach for the month of December 2014 was 35.7 million, as reported to us by Facebook.

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The screen shot above, from the Facebook Business Manager portal, shows our daily unique reach on Facebook for December 2015. Our unique reach for the month of December 2015 was 59.5 million, as reported to us by Facebook.

To expand our news gathering operation, we are in the process of creating a 24/7 operation and anticipate switching to multiple shifts within our Portland facility as early as the fourth quarter of 2016. We are also planning to open a second facility with similar operational capabilities – in Manila, in the Philippines, in order to cover the Asia-Pacific region more effectively – by the end of 2016 and to add several additional remote reporters in major urban areas around the globe.

We have already developed a scalable model for news reporting expansion using teams composed of anchors, news writers and video journalists. These teams work together throughout the day to write, check, shoot, and develop news reports. Once a news report is written and approved, a video is made of an anchor reading the news report in front of a green screen or on location. The video is then moved to the video editing team, which adds the images and videos that round out the development process. We believe that the number of these teams, and in many cases the size of these teams, can be expanded to efficiently drive the production of more news reports. While we expand our news gathering and distribution, we will continue to monitor our engagement rates per news report, to help ensure that the quality and appeal of our news coverage is maintained.

An on-demand model for news gathering

The NBS one-minute video news report format is designed for consistency. This consistency offers us a major opportunity to further improve our news gathering and distribution workflow. We intend to expand our current system to allow journalists anywhere in the world to work for us on a story-by-story basis. We will put each such journalist through an approval process, and we are creating online versions of our hiring, interviewing and training materials in order to help us approve journalists remotely and also remotely train others who aim to work for us. Approved journalists would not be full-time employees, but would instead work on demand, when our assignment editors require them.

Using this system, our assignment editors could push story requests out to a network of contributors in a given location where a news event is happening. If available, and for a fee determined by the local market, any approved journalist in the area could agree to pick up the story, gather the facts, capture on-site footage using their smart phone and even conduct on-site interviews. The raw digital report would then be sent to NBS for review, editing and anchor reading, while a video journalist collected the online footage and other assets necessary to generate a finished product.

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By using this system to have some elements of our news gathering operation virtualized, we will gain the ability to scale reporting capacity up or down each day, depending on how many news events are happening that we wish to cover. We will also gain the ability to pay news writers and video journalists on demand only, and at their local market rates. In addition, we believe that having on-demand news writers and video journalists in multiple locations may help us capture more original footage of news events, boosting our overall news reporting quality and giving us the ability to capture original news as needed in environments where traditional news reporting agencies may have limited coverage.

We have significant technology and market development targets to achieve before we will be ready to put our on-demand model into operation. Our current plan is to test the system internally, with full-time staff, in the first half of 2017, and roll it out to selected external markets by the end of 2017. However, this timing is subject to change and we cannot assure you that the system will be ready for operation on this timeline or by any particular time.

News Distribution Today

Maximize Access to Target Audience

We aim to capture as large an audience as possible with our news distribution. This requires an understanding of where and how our target consumers get their daily news and how our product format can be made to fit into our target distribution channels. We currently distribute news through social media platforms, which charge us for promoting our news reports to their audiences. We also distribute news on our own website. We manage our video distribution via our video content management system (or CMS), provided by Kaltura. Kaltura is an open-source, online platform providing enterprise-level commercial software and services, including for video management, publishing, syndication and monetization. The Kaltura platform also supports dynamic ad insertion capabilities which are used to support our advertising business.

(Diagram not to scale)

According to a recent report by comScore entitled The 2015 U.S. Mobile App Report, our target Millennial customer spends 25.7 hours a month on Facebook’s mobile app, more than the next four most popular, similar platforms – Instagram, Snapchat, Tumblr and Twitter – combined. 64% of the NBS audience on Facebook today is between the ages of 18-34, with Facebook distribution accounting for the majority of our audience. According to a survey in March 2015 by the American Press Institute, 88% of Millennials surveyed get their news at least occasionally from Facebook, the largest after YouTube (83%), Instagram (50%), Pinterest (36%), Twitter (33%), Reddit (23%) or Tumblr (21%). Younger Millennials (18-21) are more likely to use a broader mix of social channels to discover news, using 3.7 networks on average, while older Millennials (30-34) use 2.9 networks on average.

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Accordingly, we will continue to focus our efforts on distributing our news reports through Facebook, but we believe there is significant opportunity to expand distribution on other platforms such as Reddit and Tumblr, as well as messaging apps such as Snapchat and WhatsApp.

The following is a description of the social media channels through which we operated as of December 31, 2015:

Facebook (1.55 billion monthly active users as of September 30, 2015): Facebook is our primary distribution platform, accounting for most of our video views. As of September 30, 2015, Facebook reported having 1.55 billion monthly active users, 8 billion daily video views, over 1 billion daily active users and 894 million daily active mobile users. Our format works well in the Facebook environment as a means of reaching our target market:

NBS on Facebook, as of December 2015

(Diagram not to scale. Data from Facebook, except for Friends of Fans of NBS data, which we estimate based on Facebook data on average numbers of Facebook friends in top 25 countries where NBS fans are located.)

Users are “fed” information from Facebook in their own personalized Newsfeed. A user’s Newsfeed is a stream of digital content, including pictures, status updates and videos, received from a user’s social connections (e.g. friends, family, colleagues etc.) and curated by Facebook’s algorithm for relevancy for the individual user based on the user’s profile. When NBS posts a news report to its Facebook page, Facebook decides what kind of priority this video will get in the feeds it sends to its users, based on its algorithm. In addition, Facebook’s propagation of the news report will increase the more engagement (views, comments, shares) it gets from its initial viewers. We believe that most Facebook users have the time and attention span needed to watch a one-minute news report while scrolling through their Facebook Newsfeed. We plan on establishing additional Facebook pages within the year, with such pages being tailored to more specific audiences (e.g., NewsBeat U.S., NewsBeat Science and Technology, etc.), so that users can more narrowly follow the topics that interest them, rather than getting a feed of all our news reports.

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Set forth below are various screen shots of NBS news reports being viewed on Facebook:

1. A news report posted by NBS on its Facebook page:

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2. The same report showing up in a Facebook user’s Newsfeed:

3. The same report being shared with the user’s friends, with comments by the user:

Instagram (400 million monthly active users as of September 30, 2015): Instagram is an online mobile photo-sharing, video-sharing and social networking service that enables its users to take pictures and videos and share them on a variety of social networking platforms, such as Facebook, Twitter, Tumblr and Flickr. We launched an Instagram account in late May 2015 and our account has grown to include 41,262 followers as of December 2015. Instagram is a visually-centric platform that has begun rolling out additional functionalities for companies to use to interact with their followers, including widescreen video and a partner program to help advertisers connect with their audiences. As a medium for news consumption, Instagram is not ideal, since it limits videos to 15 seconds. However, given Instagram’s popularity with our target audience, the platform is a valuable means of introducing our news service by creating visually sophisticated 15-second news reports without an anchor or audio track.

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NBS Instagram home page and a user’s Instagram feed:

YouTube (1 billion monthly active users as of April 2014): We launched a YouTube channel in April 2015 and continue to release all our news reports on the YouTube platform. Unlike Facebook, YouTube is an active experience, requiring users to search for or take an action in order to view one of our news reports. As a direct-to-consumer channel, YouTube is not well suited for our format, since it is less likely that our target audience will actively “tune in” to our one-minute news reports. However, we have been successful in using YouTube as a distribution platform for other sites that would like to use our news service. For example, on five occasions in 2015, other web properties being distributed on YouTube have embedded our news reports in their coverage of events, resulting in views of our news reports of 198,000 or more.

NBS on YouTube (mobile):

Twitter (320 million monthly active users as of December 31, 2015): Twitter is the go-to breaking news service for the majority of its users, beating Facebook as a breaking news service by a 2 to 1 margin according to a recent Pew Research Center survey. However, given that we are not a breaking news service, Twitter does not currently generate a material amount of audience for us. Nevertheless, Twitter is an excellent place to access a community of newsmakers. We have recently begun to experiment with Twitter-based outreach to newsmakers to support our news gathering process, including Skype interviews and quotations.

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NBS Twitter Home Page, and NBS in a user’s Twitter feed:

There are opportunities available to us to generate indirect revenue through social media platforms. YouTube, among other platforms, offers news service providers the ability to monetize their product by having Google sell advertising around a video and share the proceeds with the owner of the video. We believe that this revenue-sharing model is likely to spread across multiple large-scale platforms, with Facebook having announced in July 2015 that they will begin to share revenue with content creators and news service providers on the same terms as YouTube. In addition, messaging apps such as WhatsApp and Snapchat are gaining in popularity, and we plan to use those platforms to deliver our news reports in the future.

News Distribution Tomorrow

We will continue to focus our social media distribution efforts on executing through Facebook, but we believe there is significant opportunity to expand distribution to other platforms, including Instagram, Snapchat, Tumblr and Twitter, as well as on services such as Vine and Periscope. Before deciding to distribute on new platforms, NBS will identify the business objectives of each different distribution (e.g. marketing, viewing, community building, revenue, etc.) and then make the investments in products and technology required to achieve appropriately related goals.

To accommodate growth in the volume of news reports distributed and platforms used, NBS has entered into an agreement with SocialFlow, a technology company that optimizes social media posts from publishers. SocialFlow claims to be the largest publisher of content into social networks, and has several major national and international news and content publishers as clients. We believe that our agreement with SocialFlow will allow our distribution team to more efficiently handle a larger volume of news report posts across multiple social media channels, boosting distribution performance and improving operating scale.

We also intend to syndicate our news reports through third-party websites, as a business-to-business service. NBS is currently undertaking a market study to determine the appropriate pricing and technical requirements for entering this market, but expects that syndication will become a viable business opportunity only after we are delivering about 250 news reports a day, which is a benchmark we expect to reach in 2017, although we cannot assure you when or if we will reach it. In addition, we are planning to establish consumer subscriptions, whereby individual consumers could subscribe to our news reports directly from us. We expect to begin offering such consumer subscription services in 2016 or in 2017, although we cannot assure you when or if we will be able to do so. Both syndication and consumer subscriptions represent means by which we could generate additional distribution, as well as provide monetization opportunities.

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Revenue Generation

Advertising

It is a challenge for brands is to find ways to connect video advertising with targeted consumers on a consistent basis in a social media environment. Consumers do not typically share commercials with friends and our experience has been that companies that try to place traditional commercials inside social media fail to achieve wide distribution on social networks. The result has been a dramatic expansion of the content marketing industry, in which brands work with content marketers such as BuzzFeed to create content that works on social media while also carrying a branded message. This kind of advertising is typically referred to as “native”, “paid content” or “advertorial” in that the advertising is not made explicit for the consumer, but is instead contained within the message of the content itself. Creating native advertising requires substantial effort from the brand, for many reasons. For example, traditional advertising forms such as TV do not translate well into social media, in that consumers do not have a tendency to want to like, share, comment on or engage with traditional ads. So brands need to invest to learn a new kind of advertising form, where they must create advertising that looks and feels more like the sort of content users want to engage with – and bury a commercial message within.

In addition, studies show that consumers are frequently unable to identify the sponsor of various kinds of native advertising, making its effectiveness as a marketing tool difficult to estimate. A consumer study completed by Contently in September 2015 found that between 12% and 37% of consumers cannot identify the advertisers responsible for native advertising. In another study, in the Journal of Advertising in December 2015, only 8% of research participants were able to identify native advertising as a paid message. We therefore believe that there is a need in the advertising industry for a new model of advertising that can reach consumers on social media and be effective for the advertiser.

Social media platforms such as Facebook want content that is interesting to its user base. If something posted by a user or an organization is interesting, as defined by the number of people watching, commenting on, or sharing the content, Facebook will promote that content with the objective of delivering a better social media experience.

News as a category has the benefit of being something that is organically suited for social media, in that people want to share, discuss and engage socially in respect of news events that are relevant to them. The challenge news has historically had with advertising, is that advertisers needed to purchase ads that are placed within broadcast news formats such as a television news program or a news magazine. This approach is problematic, in that a brand’s advertisement can end up being presented to a consumer alongside news reports that don’t match the brand’s objective (e.g. crime, terrorism, politics, etc.). But with news now being distributed as individual reports rather than in bundles, an advertiser can buy with confidence against a set of news reports that have traction for it on social media.

Brand-driven advertising

As we distribute our news reports, we can offer brands an opportunity to run traditional video commercials in front of and after our news reports. The news report is what the social media user is interested in, and the advertising is wrapped around it. This provides brands with consistent exposure to their target audience each day, with brand-safe news reports that are appropriate for social media distribution (e.g. they get engagement through likes, comments and shares). Using Facebook’s detailed consumer targeting engine, NBS can circulate news reports to an advertiser’s specific target audience, adding one or both of an advertiser’s 15-second “pre-roll” video ad and 30-second “post-roll” video ad to the beginning and end of the news report. Brands provide NBS with their target customers, their choice of beats whose news reports they wish to advertise around (with such news reports filtered, if the advertiser wishes, based on particular attributes of the news reports, such as, e.g., “innovation”), pre- and post-roll video commercials and a budget, and NBS fulfills the order as appropriate news reports are distributed. The foregoing method allows us to offer advertisers an efficient way to connect with their target audiences by combining the volume and content of our news reporting with Facebook’s audience targeting capabilities.

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We are in the process of testing and refining the foregoing advertising model. From April 2014 to December 2015, we completed 254 promoted, post advertising campaigns across three pilot clients, accounting for approximately $96,258 in total advertising spending paid to Facebook. These pilot campaigns were for Intel (43 posts for $6,536), Coast Products, a manufacturer of portable LED lighting equipment (146 posts for $82,066) and MergerTech, a financial services firm (33 posts for $7,655). The purpose of these pilot programs was to test our advertising model. We secured these clients through senior management relationships.

In these campaigns, the average rate at which users clicked to start watching a news report with an advertisement from a brand, weighted by the amount of spending paid by that brand, was 6.17%. This represented an 84% improvement over the market average of 3.35% for video ads on Facebook in the first quarter of 2015, as measured by Kinetic Social in their Q1 2015 Social Trends Report and reported in eMarketer in April 2015

Of our three pilot customers, Coast Products has continued their program beyond the pilot phase, and continues to spend $10,000 a month advertising through us. The average cost-per-thousand-impressions (or CPM) that Coast Products had paid for their promoted posts is $15.48. For these campaigns, we paid Facebook a CPM of $5.15. The difference represents our gross margin on this Coast Products business. Our ability to generate a margin of this size is and will continue to be based on how well we can match the Coast Products target audience with the right news reports. In this regard, the longer we have worked with Coast Products, the better the results we have achieved for them. From November 2013 to December 2015, Coast Products experienced an average 4.1% improvement in its promoted post click rate each month. Coast Products changed their advertising creative only twice during this two-year period. On average during this period, we promoted 8.54 different news reports to the Coast Products target audience each month.

We plan to continue testing our advertising model over approximately the next 6 months with additional pilot customers. Within 12 months, we believe that, along with having acquired some stable advertiser clients, we will enter into agreements with media buying agencies to bring multiple brands to NBS news on a more automated basis, matching brands assets and news reports on demand as the news reports are distributed. To accomplish this, we plan to use part of the proceeds from the offering to hire, by the fourth quarter of 2016, an ad sales team focusing on this effort, to sell advertising opportunities to advertisers at a standard video CPM rate. We expect to begin earning revenues from our advertising model in late 2016, although we cannot assure you when or if we will be able to do so.

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Report-driven advertising

NBS expects to initially develop a direct advertising business with a set of targeted advertisers. However, as our news report volume grows, we see an opportunity to automate the process by which brands can purchase advertising around our news reports. We expect this will occur when we achieve a scale of about 250 daily news reports, although we cannot guarantee at what point an automated process will make sense for brands and agencies. In this model, NBS would publish top-performing reports into a system that allows brands to review and buy, in real time, ads against reports for their targeted audiences. As part of its service offerings, SocialFlow has built a new distribution tool called Attention Stream, which lets advertisers sponsor news reports from news reporting services such as ourselves. We are in the process of working with SocialFlow to develop an NBS news report dashboard that will connect the performance of our news reports on Facebook with Facebook’s ad buying platform, to allow brands to automate which news reports to run advertising against. In this model, SocialFlow or NBS can bring advertising clients to the platform. In the event SocialFlow has sourced the advertiser, NBS will pay Social Flow three dollars per thousand ad impressions delivered to the advertiser.

Indirect advertising

Currently, NBS does not receive any revenue from Facebook for ads that the social network is running alongside NBS reports on its platform. Facebook announced in July 2015 that it intends to share ad revenue with publishers in a model similar to YouTube. NBS considers this sort or revenue “indirect” advertising revenue, and expects such revenue to begin materializing from Facebook later in 2016, although we cannot assure you when or if it will begin to do so.

Subscriptions: Syndication

We believe that once our news gathering and distribution hits a scale of about 250 news reports a day, there will be opportunities for redistribution of our news reports through syndication on other businesses’ websites. This form of distribution would go beyond YouTube or Facebook video embedding. Syndication partners would expand the distribution of our news reports, and thereby help increase the ad revenues generated from our existing advertisers, while at the same time paying us a monthly subscription fee for the right to use our news reports. In addition, we may work with these syndication partners, especially those in the print journalism field, to sell our advertising products to businesses with which they have advertising relationships, in exchange for us paying those syndication partners a share of the revenue we earn from such advertising. In this model, we envision that we and our print journalism partners may also work together not only to generate ad revenue, but also to generate additional news reports.

Based on preliminary discussions with five different potential syndication partners, syndication deals will likely involve a minimum monthly license fee paid to us by the syndicating party, and may include additional revenue sharing arrangements beyond the minimums. This deal model is similar to the licensing models offered by traditional newswire services such as Reuters, Bloomberg and the Associated Press, for the reprinting of their stories.

We anticipate having our first syndication clients in 2017, which coincides with the time we expect to be producing about 250 news reports per day.

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Subscriptions: Consumer

Although social media platforms such as Facebook offer excellent distribution of our news reports, some customers have requested through our social media accounts that we offer an NBS app experience that would allow them to receive NBS news reports only. We believe there is an opportunity to offer those customers a personalized news experience that is controlled by them through preferences and data, and would also allow them to consume our news in any of three formats – video, audio only or text only. As the amount of our news coverage grows, it will become increasingly important for us to offer such an experience to those consumers who want to get NBS news in an environment designed specifically for NBS news consumption. To meet this demand, we are developing a paid subscription app version of our news reports. The product will allow users to personalize their news, search for reports of interest and select from one of three modes of consumption on their mobile phone: video, audio or text. Our subscribers will be able to tailor how they receive our news depending on their environment at the time, including based on their current activity (e.g., driving, commuting), bandwidth constraints and personal preferences. This is differentiated in the news industry, since news organizations tend to focus on a single medium for delivery (e.g., video, audio or text, but not a choice among these). This benefit comes without any additional cost to NBS, since all three of these media are already delivered as part of our workflow. The service would include a free trial period, after which users would be offered a choice of a monthly subscription fee or an ad-supported environment using pre-roll ads secured from advertisers. We would use our distribution channels on social media to expose potential subscribers to our offering. Rolling out such a new experience on a subscription basis would require investments in technology, marketing, customer service and billing.

We anticipate launching a beta version of our consumer app subscription product by the end of 2016, with a full launch of the product by the third quarter of 2017.

Competition

News gathering is highly competitive. The competitive landscape is composed principally of two major segments: traditional news outlets and online (or digital only) news outlets such as our Company. Traditional news outlets leverage print, television and radio media as a means of engaging people, generally attempting to capture the attention of a broad audience. Historically, this has been a very successful business model and, without an online alternative, these outlets were able to control the attention of a majority of news consumers. The growth of online news outlets, however, has led to a significant decline in audience engagement with traditional media, as many consumers now turn to the Internet to discover news. Additionally, many online news outlets have the ability to provide consumers with targeted news focused on individual interests – an ability with which most traditional media cannot compete.

Our ability to compete against both traditional news outlets and other online news outlets will depend on various factors, including our ability to raise additional financing. This is particularly true because many of our existing and potential competitors have, or could have, substantially greater financial resources than we do, including in particular the traditional news outlets. Despite their relative advantages over traditional news publishers, individual online news outlets nevertheless face the challenge of becoming a destination of choice for news, while simultaneously struggling to grow and monetize the use of their products.

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(Diagram not to scale)

Traditional News Companies

Traditional news companies include any company that delivers news in the form of television, print, radio or any combination of the three. Within the traditional news segment, television news providers include cable TV companies (CNN, FOX, MSNBC, etc.), network TV companies (ABC, CBS, NBC, etc.) and local TV stations. Print journalism publications that also have large digital followings including the New York Times, the Wall Street Journal, the Guardian, the Washington Post, the Daily Mail, the India Times and the Mirror.

Online News Outlets and News Aggregation Apps

Hundreds of online news companies have surfaced over the last few years, as consumers have begun spending more time discovering news online. Some of the major companies in this space include the Huffington Post, BuzzFeed, Vice Media, VOX Media, Business Insider, Brietbart, Bleacher Report, First Look Media, The Hill, Pando Daily, Distractify, Viral Nova, Vocativ, Politico, TechCrunch and Gizmodo. In addition, news aggregation services such as Apple News, Google News, Yahoo News, Flipboard, Smart News, News360, Digg, WatchUp and Reddit are also competitive, in that they provide a broad range of news coverage from several outlets and attempt to personalize experiences for users based on the users’ profiles. Most such news sites are focused on text-based news reporting, but some have started to integrate video news stories as part of their reporting. Several, such as Vice and BuzzFeed, have a well-defined brand voice and perspective from which they cover news. News aggregation apps could be alternative sources of distribution of NBS news reports in the future.

Disruptive Short-Form News Providers

While we compete with the universe of traditional news companies and online news outlets, there are three other recent start-ups that we view as distinct from the foregoing competitors and as more direct competitors of ours: NowThisNews, Newsy and AJ+.

NowThisNews began as a social media website in late 2012, but later transitioned into a news outlet that aggregates video news and distributes it in short-form clips. NowThisNews compiles video clips and pictures from a variety of sources and overlays text on the aggregated news clip. The company started on Facebook, but has since diversified its distribution to a variety of social media outlets, including Snapchat, Twitter, Vine and Instagram, and has even eliminated its own website to focus exclusively on social delivery. NowThisNews has no reporters in the field and no news anchors in the studio. NowThisNews has raised over $27 million to date from a variety of investors, including Oak Investment Partners, Axel Springer Digital Ventures, Lerer Hippeau Ventures, SoftBank Capital and NBCUniversal Media, LLC.

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Newsy was founded in 2008 by an alumnus of the University of Missouri after raising $5 million from the university’s school of journalism. Today, Newsy is a multisource, multi-platform video news service that produces short-form video segments. Newsy leverages its website and social media outlets to distribute news. Newsy has also made a recent push towards developing applications for mobile operating systems, such as iOS, Windows and Android. Newsy aggregates and compares both sides of the opinion spectrum for any given news story, leaving it up to the viewer to assess the facts. Newsy has pursued licensing agreements with other online media sites such as CNBC, ESPN, the Huffington Post and the Boston Globe, as a monetization strategy. Newsy has green screen news anchors but no field reporters. In December 2013, Newsy was acquired by the E.W. Scripps Company.

AJ+, launched in 2014, is an online news and current events division of the Al Jazeera Media Network (AJMN), with a focus on short form video. AJ+ distributes digital video and media directly to social platforms (Facebook, YouTube, Twitter and Instagram) and through apps on mobile devices (iOS and Android). AJ+ is separate from Al Jazeera’s other cable and satellite news channels, although it shares the network’s current 68 news bureaus with the other channels. The channel has no hosts or anchors, and live reporting plays a lesser role. Most content is available on demand in the format of animated explainers, satire, current events and short documentaries. AJ+ takes a left-leaning approach to coverage. The AJ+ Facebook page generated 2.2 billion Facebook video views in 2015. Financing for the division is not disclosed. It was announced in January 2016 that Al Jazeera America would shutter its cable TV and digital operations by April 30, 2016, but this is unrelated to Al Jazeera’s global digital operations, which is AJ+.

Fair Use Guidelines

Much of the information and images we use for the development of our news reports are widely available on the Internet and in the public domain. For content that is not public, we follow a set of operating procedures to help ensure that all copyrighted material is used in compliance with the Fair Use doctrine as set forth in Section 107 of the U.S. Copyright Act. All of our news team members are involved in training sessions to help ensure compliance with Fair Use rules and regulations. Once a news report has been completed but before it is distributed, it is reviewed by the managing editor for, among other things, apparent Fair Use problems, and must be approved by the managing editor before release.

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Intellectual Property

As part of our efforts to launch a consumer news smart phone application by late 2016 or early 2017, we acquired the intellectual property assets of AllSay, a news service that helped connect users to community news of interest based on their user profiles. The property we acquired included AllSay’s patent pending technology, which is based on an algorithm that matches user-provided profile elements such as location, interests and family status with a variety of news articles about community decisions, such as legislation and legal rulings. We have successfully migrated AllSay’s “recommendation engine” to our own systems, but we have not yet launched any resulting products or services commercially.

Employees

As of December 31, 2015, we had 30 full-time employees and seven part-time employees.

Legal Proceedings

Although we may from time to time and in the normal course of business be involved in litigation and claims arising out of our operations, we are currently not a party to any litigation or other proceeding that we believe could reasonably be expected to have a material adverse impact on our financial condition or results of operations.

Properties

We rent our principal premises, consisting of approximately 6,000 square feet of office space and 4,000 square feet of production space in Portland, Oregon. The building is rented for approximately $10,300 per month and is currently leased on a month-to-month basis. We believe that, if necessary, we could relocate from these premises without material harm to our operations.

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MANAGEMENT

Set forth below is information regarding our directors and executive officers as of June 30, 2016. Each director holds his office until he resigns or is removed and his successor is elected and qualified.

Name	Age	Title	Term of Office
Stanley W. Fields	58	Chief Executive Officer and Director	Since April 2012
Geoffrey Campbell	39	President	Since July 2015
Myron Landin	68	Chief Financial Officer	Since November 2015
Colt Melby	58	Director	Since December 2015
Kurt Thomet	56	Director	Since July 2013
Trent Davis	48	Director	Since June 2016
Tyram Pettit	65	Director	Since June 2016
Murray G. Smith	45	Director	Since June 2016

Stanley W. Fields is the founder, Chief Executive Officer and a director of the Company. Prior to founding the Company, in 2010, Mr. Fields launched a pilot video news service called Net Green News. Mr. Fields is a career entrepreneur with 30 years of experience. Prior to founding the Company and Net Green News, Mr. Fields was involved in the creation of several other media and environmental initiatives, including Cultural Creative Network, Pulse Information Network (PIN), and GridPoint, Inc. Outside of his business endeavors, Mr. Fields has also been involved with major philanthropic activities including serving a four year term on the Corporate Board of the Environmental Media Association. Mr. Fields is a fourth-generation Oregonian and resides with his family in Lake Oswego, Oregon. We believe that as a founder of the Company with substantial entrepreneurial and news video experience, Mr. Fields has the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Geoffrey Campbell has been our President since July 2015. Mr. Campbell has more than 18 years of experience in the digital media industry. Prior to becoming President of the Company, in April 2014, Mr. Campbell founded and served as President and Chief Executive Officer of AllSay, Inc., a personalized news app company, the intellectual property of which was acquired by the Company in November 2015. From June 2010 to April 2014, Mr. Campbell was the Vice President of Strategic Business Development and Operations for DISH Digital, LLC, a joint venture between DISH Network and Echostar Corporation, set up to launch SlingTV, the first live internet television services in the United States, launched in January 2015. Prior to working at DISH Digital, LLC, Mr. Campbell was the Vice President of Strategic Business Development for Sony Digital Audio Disc Corporation (“DADC”) where he was responsible for strategic and corporate development initiatives and opening and managing the Los Angeles office. Prior to Sony DADC, Mr. Campbell was the Vice President of Business Development for Sony Connect, a music download service that was the predecessor to the PlayStation Network. Before joining Sony, Mr. Campbell was a Senior Associate at iFormation Group, a 3-way private equity joint venture between Goldman Sachs, General Atlantic Partners and the Boston Consulting Group. Mr. Campbell has a Bachelor of Commerce degree from Queen’s University in Kingston, Ontario and lives with his family in Lake Oswego, Oregon.

Myron Landin has been our Chief Financial Officer since November 2015. Prior to becoming Chief Financial Officer, since 2011, Mr. Landin has provided financial consulting services, including accounting support, financial statement preparation, SEC advisory and Sarbanes Oxley consulting services, to publicly traded companies through JTL Enterprises Corp., a firm that Mr. Landin founded in 2003 and is a principal of. From 2010 through 2012, Mr. Landin acted as the interim chief financial officer of Ruby Creek Resources, Inc. Prior to 2010, Mr. Landin was engaged to provide chief financial officer services in a $115 million public SPAC transaction for the successful acquisition of an oil and gas exploration company, including all pre- and post-acquisition activities (from 2006-2008). Mr. Landin has held senior executive and board of director level positions with an entrepreneurial public company in the telecommunications industry and the subsequent spinoff of a subsidiary where he served as chairman of the board of directors and chief financial officer (1992-1999). This entity was eventually merged into a NYSE listed company in a national consolidation with revenues exceeding $1 billion. Mr. Landin served as senior assurance manager with a “Big Four” accounting firm (now Deloitte) (1972-1981) and as an audit partner (1981-1984) of a regional and internationally affiliated PCAOB registered accounting firm. Mr. Landin holds a B.A. in Economics from Stony Brook University and attended Pace University Graduate School of Business. He is a Certified Public Accountant previously licensed in New York.

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Colt Melby has been a member of our board of directors since December 2015. Mr. Melby served as President and Chief Operating Officer of Smith & Wesson Holding Corporation, a publicly held manufacturer of firearms, from September 2002 to December 2003. Mr. Melby has also served in a number of positions within the aerospace industry, most recently with Metal Form, Inc., a privately held aerospace manufacturing company, where he served as President and Chief Executive Officer from 1987 to September 1999. Mr. Melby is a founding member of Melby Brothers Performance Investments, a firm with a history of financing start-up organizations. Mr. Melby previously served as chairman of the board at CUI Global, Inc. and as vice chairman of the board of Quest Resource Holding Corp. and of one of its predecessors, Earth911, Inc. We believe Mr. Melby’s executive experience with a major public company, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Kurt Thomet has been a member of our board of directors since July 2013. Mr. Thomet was the President and founder of Quest Solution (OTC: QUES), a mobile integration company, from July 1994 through June 2015 setting strategic direction of the company and directing the operations team. Mr. Thomet also has been the President of Hawaii Tours Wholesale, a tourism company, from July 2005 to January 2013. Mr. Thomet began his career opening the first computer store in Eugene, Oregon in 1981. We believe Mr. Thomet’s executive experience and his association as a founding director of the Company make him well qualified to serve on our Board of Directors.

Trent Davis has been a member of our board of directors since June 2016. Mr. Davis is President and COO of Whitestone Investment Network, Inc., which specializes in providing executive advisory services to small entrepreneurial companies, as well as restructuring, recapitalizing and making strategic investments in small to midsized companies. Mr. Davis is also currently acting as the lead director, chairman of the nominating and governance committee and member of the audit, special investments and compensation committees of Dataram Corporation (NASDAQ: DRAM), which develops, manufactures, and markets memory products primarily used in enterprise servers and workstations worldwide. Previously, from December 2014 to July 2015, Mr. Davis was Chairman of the Board of Majesco Entertainment Company (NASDAQ: COOL), a developer, marketer, publisher and distributor of interactive entertainment for consumers around the world.  From November 2013 until July 2014, Mr. Davis served as the President and a director of Paulson Capital Corp. (NASDAQ: PLCC), until the successful completion of a reverse merger of Paulson with VBI Vaccines, (NASDAQ: VBIV). Mr. Davis then served as a member of the merged entity’s board of directors and audit committee until May 2016. From July 2005 until October 2014, Mr. Davis was also the Chief Executive Officer of Paulson Investment Company, a subsidiary of Paulson Capital Corp, where he supervised all operations and over 200 investment representatives overseeing $1.5 billion in client assets. Commencing in 1996, Mr. Davis served as senior vice president for Syndicate and National Sales of Paulson Investment Company, Inc.  Mr. Davis has extensive experience in capital markets and brokerage operations and is credited with overseeing the syndication of approximately $600 million of investments into over 50 client companies in both public and private transactions. In 2003, Mr. Davis served as a Chairman and board member of the National Investment Banking Association. Mr. Davis holds a B.S. in Business and Economics from Linfield College and an M.B.A. from the University of Portland.

Tyram Pettit has been a member of our board of directors since June 2016. Mr. Pettit is currently a principal of Gleneden Capital, an advisory to small private growth companies, and a commercial banker – business development – for MUFG Union Bank, as position Mr. Pettit has held since 2009. Prior to his employment at MUFG Union Bank, Mr. Pettit worked as the chief executive officer for Connect Tech Inc., a hardware design company, from 2007 to 2009 and he worked as a vice president (2001 to 2003) and chief executive officer (2003 to 2007) of MicroHelix, Inc., a manufacturer and distributor of complex cable assemblies and complete ultrasound probes for the medical and commercial ultrasound markets. Mr. Pettit currently serves on the advisory boards of three private companies, GrowlerWeks LLC, NoBull Specialty Foods and Red Wagon Creamery. Mr. Pettit is a graduate of Pomona College with a B.S. in Liberal Arts and of Columbia Business School with an M.B.A.

Murray G. Smith has been a member of our board of directors since June 2016. Mr. Smith is a licensed Certified Public Accountant with over twenty-three years’ accounting and finance leadership experience. Mr. Smith operates his own consulting practice focusing on contract-chief financial officer services, corporate restructuring and ‘turnaround’ projects, Sarbanes-Oxley compliance and internal audit outsourcing. Mr. Smith is also a Certified Fraud Examiner. Mr. Smith served as the Chief Financial Officer for Paulson Capital Corp. (NASDAQ: PLCC) from 2010-2014 where he was involved in a reverse merger transaction of the parent company and a simultaneous spinning out its broker-dealer subsidiary to a new ownership group and the creation of a $10 million liquidating trust. He also served as the Chief Financial Officer for Jewett-Cameron Trading Company, Ltd. (NASDAQ: JCTCF) from 2009-2015. Mr. Smith’s other previous employers have included Intel, Arthur Andersen and Teledyne. He is a graduate of the University of Washington, with a Bachelor of Arts degree awarded in 1993 in Business Administration with a concentration in Accounting. Mr. Smith previously held the following FINRA Licenses: Series 7, 27 and 66.

Family Relationships

Trent Davis and Murray G. Smith are brothers-in-law. Aside from Messrs. Davis and Smith, there are no family relationships between any director, executive officer or significant employee of the Company.

Board Composition

Our board of directors currently consists of six members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chief Executive Officer, Chief Financial Officer, Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Director Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our board of directors has reviewed the composition of its committees, to be in effect immediately after the closing of this offering, and the independence of each director. Based upon information requested from and provided by each director concerning that director’s background, employment and affiliations, including family relationships, our board has determined that each of Messrs. Melby, Thomet, Davis, Pettit and Smith is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our board has also determined that Messrs. Melby, Thomet, Davis, Pettit and Smith satisfy the independence standards under SEC and NASDAQ rules for the respective committees to which they have been assigned. In making such determinations, our board considered the relationships that each such person has with our Company and all the other facts and circumstances our board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each such person.

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Board Committees

We have established three standing committees — audit, compensation and nominating and corporate governance — each of which operates under a charter that has been approved by our board.

Audit Committee

We have appointed three members of our Board of Directors to the audit committee, Messrs. Smith (Chairman), Pettit and Davis. Our board of directors has determined that Mr. Smith qualifies as an audit committee financial expert within the meaning of SEC regulations and the NASDAQ Listing Rules.

Our audit committee will assist our board of directors in its oversight of our accounting and financial reporting process and the audits of our consolidated financial statements. Our audit committee’s responsibilities will include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	overseeing our internal accounting function;
•	discussing our risk management policies;
•	establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;
•	meeting independently with our internal accounting staff, registered public accounting firm and management;
•	reviewing and approving or ratifying related party transactions; and
•	preparing the audit committee reports required by SEC rules.

Compensation Committee

We have appointed two members of our Board of Directors to the compensation committee, Messrs. Melby (Chairman) and Pettit. Our compensation committee will assist our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities will include:

•	reviewing and approving corporate goals and objectives with respect to Chief Executive Officer compensation;
•	making recommendations to our board with respect to the compensation of our Chief Executive Officer and our other executive officers;
•	overseeing evaluations of our senior executives;
•	review and assess the independence of compensation advisers;
•	overseeing and administering our equity incentive plans;
•	reviewing and making recommendations to our board with respect to director compensation;
•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure; and
•	preparing the compensation committee reports required by SEC rules.

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Nominating and Corporate Governance Committee

We have appointed three members of our Board of Directors to the nominating and corporate governance committee, Messrs. Davis (Chairman), Thomet and Pettit. The nominating and corporate governance committee’s responsibilities will include:

•	identifying individuals qualified to become board members;
•	recommending to our board the persons to be nominated for election as directors and to be appointed to each committee of our board of directors;
•	reviewing and making recommendations to the board with respect to management succession planning;
•	developing and recommending corporate governance principles to the board; and
•	overseeing periodic evaluations of board members.

Board Leadership Structure and Risk Oversight

Our board of directors has combined the role of Chairman of the Board with the role of Chief Executive Officer. We believe this provides an efficient and effective leadership model for our Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision making, and alignment on corporate strategy.

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees also provides risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or NASDAQ rules in regard to any amendments to, or waivers from, any provision of the code.

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EXECUTIVE COMPENSATION

The following table sets forth all compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2015 and 2014. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2015.

Name and principal position	Year	Salary(3)	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Stanley W. Fields	2015	$164,423	$-	$-	$-	$-	$-	$-	$164,423
Chief Executive Officer	2014	$150,000	$-	$-	$-	$-	$-	$-	$150,000
Geoffrey Campbell	2015	$60,577	$-	$-	$-	$-	$-	$-	$60,577
President(1)	2014	$0	$-	$-	$-	$-	$-	$-	$0
Myron Landin	2015	$18,461	$-	$-	$-	$-	$-	$-	$18,461
Chief Financial Officer(2)	2014	$0	$-	$-	$-	$-	$-	$-	$0

(1)	Mr. Campbell was hired as President in July 2015.

(2)	Mr. Landin was hired as Chief Financial Officer in November 2015.

(3)	Notwithstanding that the employment agreements for Mr. Fields and Mr. Campbell (each described below) were effective as of July 1, 2015, the salaries corresponding to such employment agreements were not deemed to be in effect until February 2016.

Narrative Disclosure to Summary Compensation Table

Stanley W. Fields

Mr. Fields salary for 2014 and from January 2015 through August 2015 was $150,000 per annum. In September 2015, Mr. Fields’ salary was increased by $25,000 per annum to $175,000. Mr. Fields did not receive any additional compensation during 2014 or 2015.

The Company entered into an employment agreement with Mr. Fields on May 25, 2016, effective as of July 1, 2015. The term of the employment agreement is through April 30, 2017 unless extended by both parties. Mr. Fields is entitled to salary compensation at the rate of $200,000 per annum, which salary will be reviewed upon consummation of a public offering with gross proceeds exceeding $5,000,000. In the event that Mr. Fields is terminated for any reason other than for cause or Mr. Fields resigns with good reason, the Company will pay to Mr. Fields the greater of (i) Mr. Fields’ total base salary for the term of the initial term of his employment agreement less all base salary previously paid to Mr. Fields by the Company or (ii) 4 months of base salary. Such severance will be paid on the same schedule as salary payments were made to Mr. Fields prior to termination. In addition, all stock options or other equity incentives held by Mr. Fields that remain subject to vesting, whether upon performance or upon the passage of time or otherwise, will become fully vested at the moment immediately preceding the termination. The Company will also make a payment to reimburse Mr. Fields in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment. In the event of a change of control, the Company will pay to Mr. Fields the greater of (i) Mr. Fields’ total base salary for the initial term of his employment agreement less all base salary previously paid to Mr. Fields by the Company or (ii) 12 months of base salary. Such payment will be made in a lump sum upon the occurrence of the change of control. In addition, all stock options or other equity incentives held by Mr. Fields that remain subject to vesting, whether upon performance or upon the passage of time or otherwise, will become fully vested at the moment immediately preceding the occurrence of the change of control. The Company will also pay Mr. Fields an amount equal to all federal, state, local or foreign taxes incurred as a result of such change of control payments. Mr. Fields is subject to non-competition and non-solicitation provisions pursuant to the employment agreement.

Geoffrey Campbell

Mr. Campbell’s salary for 2015 was based upon an annual salary of $175,000. Mr. Campbell also received a bonus of $14,000 when he became President of the Company. The Company entered into an employment agreement with Mr. Campbell as its President on May 25, 2016, effective as of July 1, 2015. The term of the agreement is through April 30, 2017. Pursuant to the agreement, Mr. Campbell will earn an annual salary of $175,000 per annum (such salary will be reviewed upon consummation of a public offering with gross proceeds exceeding $5,000,000 and shall be adjusted to remain consistent with other executives in the industry). In addition, in connection with the execution of the employment agreement, Mr. Campbell was granted options to purchase 963,932 shares of common stock at $2.80 per share. Any unvested options will fully vest upon a change in control as defined in the agreement. In addition, upon a change in control, Mr. Campbell is entitled to a lump sum payment in an amount equal to the greater of the remaining salary payments due on his employment agreement and 12 months’ salary. In the event of a not for-cause termination by the Company of Mr. Campbell’s agreement, the Company is obligated to make severance payments to Mr. Campbell in an amount equal to the greater of the remaining salary payments due on the agreement and four months’ salary. In addition, any stock options or other equity incentives shall continue to vest. In the event Mr. Campbell is terminated due to a breach of the agreement, he shall receive no salary or benefits thereafter and the vesting of stock options or other equity incentives shall cease on the first day of the month of such breach. Either party may terminate the agreement in the event of a change in control, termination of the business and liquidation, merger or consolidation of the Company, or bankruptcy. Upon termination of the agreement, the Company shall provide Mr. Campbell, in addition to the severance defined above, with a payment to reimburse him in an amount equal to all federal, state, local or foreign taxes incurred as a result of any severance payment. Mr. Campbell is subject to non-competition and non-solicitation provisions pursuant to the employment agreement.

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Myron Landin

Mr. Landin’s salary for 2015 was based upon an annual salary of $120,000. The Company entered into an employment agreement with Mr. Landin as its Chief Financial Officer on May 25, 2016, effective as of November 1, 2015. The term of the agreement is for the period ending November 1, 2016. Mr. Landin will earn annual compensation at the rate of $120,000 per annum for his services, and shall devote the amount of time which shall be adequate to perform his duties under the agreement. Mr. Landin’s salary shall be reviewed upon consummation of a public offering with gross proceeds exceeding $5,000,000 and shall be adjusted to remain consistent with other executives in the industry. Pursuant to the agreement, Mr. Landin will be granted options to acquire 360,791 shares of Common Stock at $2.80 per share. The options will have a five-year term expiring on October 31, 2020, unless Mr. Landin is terminated for cause as defined in the agreement. Unvested options will fully vest upon a change in control as defined in the agreement and in the event of a not-for-cause termination by the Company.

In the event of a not-for-cause termination of the agreement by the Company, the Company will pay to Mr. Landin the greater of the remaining salary payments due on the employment agreement and four months’ salary. In addition, all options granted to Mr. Landin shall become fully vested. In the event of a change in control, Mr. Landin is entitled to a lump sum payment in an amount equal to the greater of the remaining salary payments due on the employment agreement and 12 months’ salary. In the event Mr. Landin is terminated due to a breach of the agreement, he shall receive no salary or benefits thereafter and the vesting of stock options or other equity incentives shall cease on the first day of the month of such breach. Either party may terminate the agreement in the event of a Change in Control, termination of the business and liquidation, merger or consolidation of the Company, or bankruptcy. Upon termination of the Agreement, the Company shall provide Mr. Landin, in addition to the severance defined above, as applicable, with a payment to reimburse him in an amount equal to all federal, state, local or foreign taxes incurred as a result of any severance payment. Additionally, either the Company or Mr. Landin may terminate the agreement on 60 days advance notice. Following the 60 day period, all compensation owed to Mr. Landin shall cease except that if Mr. Landin’s last day of employment is after the 15th day of any month, his compensation will continue through the end of that month. Mr. Landin is subject to non-competition and non-solicitation provisions pursuant to the employment agreement.

Equity Compensation Plan Information

Outstanding Equity Awards at Year End

As of December 31, 2015, there were no outstanding unexercised options, unvested stocks and equity incentive plan awards held by our named executive officers. As described above, on May 25, 2016, the Company issued options to purchase common stock pursuant to our 2016 Incentive Plan (as defined below) to Mr. Campbell and Mr. Landin. Mr. Campbell received options to purchase 963,932 shares of common stock at an exercise price of $2.80 per share and Mr. Landin received options to purchase 360,791 shares of common stock at an exercise price of $2.80.

2012 Stock Option Plan

The Board of Directors adopted the 2012 Stock Option Plan on March 29, 2013 (the “Option Plan”). The initial maximum aggregate number of common shares reserved and available for grant and issuance pursuant to the Option Plan was 2,500,000, which was increased to 5,000,000 on June 20, 2015. The purpose of the Option Plan is to offer certain employees and consultants of the Company or any affiliate the opportunity to acquire a proprietary interest in the Company by the grant of options to purchase shares of common stock. Stock options granted under the Option Plan may be Incentive Options or Non-Qualified Options, as determined by the Board at the time of grant of an option. Only employees can receive Incentive Options. The Option Plan is administered by the Board of Directors or by a committee appointed thereby. The vesting term is determined at the time of the individual grant.

The Option Plan has a term of ten years unless sooner terminated, amended or suspended by the Board, but no action by the Board shall be made which would materially impair the rights of any optionee under any grant previously made without his or her consent. The term of each option is the term stated in the option agreement; provided, however, that the term may not be more than ten years from the date of grant. However, in the case of an Incentive Stock Option granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any affiliate, the per share exercise price shall be no less than 110% of the fair market value per share on the date of grant. Options granted under the plan may be immediately exercisable, or may be exercisable in installments, as determined at the time of grant.

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2012 Warrant Purchase Plan

The Board of Directors adopted the 2012 Warrant Plan (the “Warrant Plan”) on March 29, 2013 to offer certain consultants, investors and business partners of the Company or any affiliate the opportunity to acquire a proprietary interest in the Company by the issue of warrants to purchase shares of common stock. Warrants issued under the Warrant Plan may be immediately exercisable, or may be exercisable in installments, as determined by the Board at the time of issue. The Warrant Plan has a term of ten years. Warrants issued under the Plan have a maximum term of ten years from the date of issuance. The initial maximum aggregate number of Shares reserved and available for issuance under the Plan was 750,000. The per share exercise price upon exercise of a warrant is determined by the Board, but may not be no less than 100% of the fair market value per share on the date of issuance as determined by the Board. The vesting terms of a warrant, if any, are determined by the Board.

The purchase price upon exercise of a warrant may consist entirely of (i) cash, (ii) check, (iii) other shares, subject under certain circumstances to a holding period, and having a fair market value on the date of purchase equal to the aggregate exercise price, (iv) a promissory note in form and substance acceptable to the Board, with such obligation secured by such collateral as the Board may determine, all in the sole discretion of the Board, or (v) any combination of the foregoing methods of payment. Warrants may only be exercised while the business relationship between the Company and the grantee continues and for thirty days thereafter, or for twelve months in the case of disability of the grantee. The Company may offer to buy outstanding warrants. Warrants are not transferable and unexercised warrants are returned to the Warrant Plan. Corporate misconduct by the grantee immediately voids the warrant. The warrants have anti-dilution provisions in the event of a change in capitalization. Upon notice of a corporate liquidation, unvested warrants become vested, and any outstanding buyout offers cease. The Plan may be amended or terminated by the Board, but such action may not affect outstanding warrants unless specifically provided for in the individual grant. The Warrant Plan required and received approval by the Company’s stockholders.

2016 Omnibus Incentive Plan

The Board of Directors adopted the 2016 Omnibus Incentive Plan (the “2016 Incentive Plan”) on May 10, 2016. We received approval from the holders of a majority of our outstanding common stock in June 2016. An aggregate of 3,750,000 shares of our common stock are reserved for issuance under our 2016 Incentive Plan. As of the date of this Offering Circular, an aggregate of 1,324,723 options have been granted under our 2016 Incentive Plan to Messrs. Campbell and Landin in connection with their employment agreements.

The purpose of our 2016 Incentive Plan is to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial achievements. The 2016 Incentive Plan will be administered by the Compensation Committee of our Board of Directors or by the full Board, which may determine, among other things, the (a) terms and conditions of any awards granted, including exercise prices and vesting schedules, (b) persons who are to receive awards and (c) the number of shares to be subject to each award. The 2016 Incentive Plan will provide for the grant of (i) “incentive” options (qualified under section 422 of the Internal Revenue Code of 1986, as amended) to our employees and (ii) non-qualified options to our directors and consultants.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table provides a summary of the securities authorized for issuance under our equity compensation plans as of December 31, 2015.

Plan category(3)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,237,500	$1.64	2,762,500
Equity compensation plans approved by security holders (2)	947,084	$2.00	N/A
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,184,584	$1.76	N/A

(1)	2012 Stock Option Plan
(2)	2012 Warrant Purchase Plan
(3)	The Company approved the 2016 Omnibus Incentive Plan in May 2016. For more information on such plan see “Equity Compensation Plan Information” above.

Following December 31, 2015, and as of the date of this Offering Circular, an aggregate of 1,324,723 options have been granted under our 2016 Incentive Plan to Messrs. Campbell and Landin in connection with their employment agreements.

Compensation of Directors

The following table summarizes the compensation of our directors for the fiscal year ended December 31, 2015.

Name (4)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Stanley W. Fields (1)	$—	$—	$—	$—	$—	$—	$0
Colt Melby (2)	$—	$—	$21,868	$—	$—	$—	$21,868
Kurt Thomet (3)	$—	$—	$—	$—	$—	$—	$0

(1)	Mr. Fields received only salary compensation in the year ended December 31, 2015.

(2)	On December 31, 2015, Mr. Melby received common stock purchase warrants to acquire 62,500 common shares at $2.00 per share for a five year period. These warrants are fully exercisable and vested on the date of grant, with a fair value of $21,868.

(3)	Mr. Thomet received no cash or other form of compensation from NBS in the year ended December 31, 2015.

(4)	Messrs. Davis, Pettit and Smith were elected as directors after the fiscal year ended December 31, 2015.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Effective June 2, 2014, the Company issued to Kurt Thomet, a director, for cash received, an unsecured $600,000 convertible note, bearing interest at 7% per annum, due November 2, 2015. On November 19, 2015, the Company and Mr. Thomet agreed that the principal plus all accrued interest on the note would be paid in the form of 1,319,000 shares of Series A Preferred Stock. For more information regarding the Series A Preferred Stock, see “Description of Securities – Series A Preferred Stock”.

Mr. Thomet also participated in the Company Series A Preferred Stock offering. From May 2015 through November 2015, the Company issued to Mr. Thomet 1,000,000 shares of Series A Preferred Stock in consideration for $500,000. Mr. Thomet’s brother also purchased 20,000 shares of Series A Preferred Stock in consideration for $10,000. For more information regarding the Series A Preferred Stock, see “Description of Securities – Series A Preferred Stock”.

In December 2014, the Company issued 4,250,000 shares of its common stock to Mr. Thomet in connection with services previously rendered by Mr. Thomet to the Company as well as consideration for his personal guarantee of the 15% secured convertible promissory notes.

From December 2014 through January 2015, the Company issued to Mr. Thomet, for cash received, an aggregate of $100,000 in principal amount 15% secured convertible promissory notes. These notes mature on December 31, 2016. For more information regarding these notes, see “Description of Securities – 15% Convertible Secured Promissory Notes”.

On May 20, 2015, the Company issued to Stanley W. Fields, the Chief Executive Officer and a director, a $40,000 promissory note in exchange for cash proceeds of $40,000. This note was repaid in full on August 24, 2015.

The Company acquired all of the intellectual property assets of AllSay by issuing an aggregate of 571,875 shares of the Company’s common stock in 2015 and 2016. Geoffrey Campbell, the President of the Company, is AllSay’s chief executive officer and controlling shareholder. For more information regarding the intellectual property assets received by the Company, see “Business – Intellectual Property”.

On August 25, 2015, the Company entered into a consulting agreement with JTL Enterprises Corp. (“JTL”) pursuant to which JTL provided financial and accounting consulting services to the Company. In consideration for its services, JTL received $60,304 and Myron Landin, our Chief Financial Officer, received 200,000 shares of Series A Preferred Stock. Mr. Landin is the principal and founder of JTL Enterprises Corp. For more information regarding the Series A Preferred Stock, see “Description of Securities – Series A Preferred Stock”.

On April 5, 2016, the Company issued to Mr. Thomet, for cash received, an unsecured $200,000 note, bearing interest at 10% per annum, due at the earlier of the receipt of proceeds of a certain subscription for Series A Preferred Stock or the completion of the Company’s Regulation A+ offering. In May 2016, Mr. Thomet agreed to extend the maturity date on the note to the date of the first closing of our Regulation A+ offering.

On June 3, 2016, the Company issued to an affiliate of Tyram Pettit, a director of the Company as of June 27, 2016, for cash received, a $200,000 June 2016 Note, bearing interest at a rate of 1.67% per month, due the first business day after the Company has received $2 million in this offering. In the event that the Company does not raise $2 million in this offering by June 3, 2017, the June 2016 Note will be due on demand. Upon maturity and repayment of the June 2016 Note, the Company will pay to the affiliate of Mr. Pettit all principal plus interest on the June 2016 Note (it being understood that the interest payment shall in no event be less than $10,000). In connection with its receipt of proceeds from the June 2016 Note, the Company issued to the affiliate of Mr. Pettit 25,000 shares of Common Stock. This affiliate of Tyram Pettit also purchased $50,000 of Series A Preferred Stock in 2015.

On June 13, 2016, the Company issued to an affiliate of Trent Davis, a director of the Company as of June 27, 2016, for cash received, a $50,000 June 2016 Note, bearing interest at a rate of 1.67% per month, due the first business day after the Company has received $2 million in this offering. In the event that the Company does not raise $2 million in this offering by June 13, 2017, the June 2016 Note will be due on demand. Upon maturity and repayment of the June 2016 Note, the Company will pay to the affiliate of Mr. Davis all principal plus interest on the June 2016 Note (it being understood that the interest payment shall in no event be less than $2,500). In connection with its receipt of proceeds from the June 2016 Note, the Company issued to the affiliate of Mr. Davis 6,250 shares of Common Stock.

To the best of our knowledge, during the past three fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Statement of Policy

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Prior to the listing of our shares on NASDAQ, our board of directors will adopt a written policy on transactions with related persons in conformity with the requirements for issuers having publicly held common stock listed on the NASDAQ Capital Market. Under the policy any related-person transaction, and any material amendment or modification of a related-person transaction, will be required to be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested, or by the disinterested members of the board of directors and any employment relationship or transaction involving an executive officer and any related compensation will be required to be recommended by the Compensation Committee to the board of directors for its approval.

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In connection with the review and approval or ratification of a related-person transaction:

•	the management must disclose to the audit committee or another independent body of the board of directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related-person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related-person transaction;
•	the management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction complies with the terms of our agreements governing any material outstanding indebtedness that limit or restrict our ability to enter into a related-person transaction;
•	the management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act and related rules, and, to the extent required to be disclosed, management must ensure that the related-person transaction is disclosed in accordance with such Acts and related rules; and
•	management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related-person transaction policy will provide that the audit committee or another independent body of the board of directors, as applicable, must consider whether any approval or ratification of a related-person transaction involving a non-employee director or director nominee would compromise the director or director nominee’s status as an “independent”, “outside”, or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NASDAQ Capital Market and the Internal Revenue Code.

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PRINCIPAL STOCKHOLDERS

The following table sets forth the total number and percentage of our shares of Common Stock that will be beneficially owned on June 30, 2016 by: (1) each holder of more than 5% of our Common Stock; (2) each director; (3) each executive officer; and (4) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within 60 days of June 30, 2016. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days June 30, 2016 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the business address of each person listed is c/o NewsBeat Social, Inc., 3123 NW Industrial Street, Portland, Oregon 97210.

	Shares Beneficially Owned Before the Offering (1)		Shares Beneficially Owned After the Offering (Assuming the Minimum Offering Amount is Raised) (2)		Shares Beneficially Owned After the Offering (Assuming the Maximum Offering Amount is Raised) (3)
Stockholder	Number	Percent	Number	Percent	Number	Percent
Stanley W. Fields (4)	5,166,250	28.7%	5,166,250	28.4%	5,166,250	17.0%
Kurt Thomet (5)	6,543,205	34.9%	6,543,205	34.5%	6,566,277	20.2%
Colt Melby	62,500	* %	62,500	* %	62,500	* %
Trent Davis (6)	6,250	* %	6,250	* %	6,250	* %
Tyram Pettit (7)	75,000	* %	75,000	* %	75,000	* %
Murray G. Smith	37,500	* %	37,500	* %	37,500	* %
Geoffrey Campbell (8)	622,539	3.3%	622,539	3.3%	622,539	2.0%
Myron Landin (9)	335,626	1.8%	335,626	1.8%	335,626	1.1%

Executive officers and directors as a group (8 persons)	12,848,870	62.9%	12,848,870	62.3%	12,871,942	37.2%

*	Less than 1%

(1)	Includes 17,994,475 shares of Common Stock issued and outstanding on June 30, 2016.

(2)	Includes (i) 17,994,475 shares of Common Stock issued and outstanding on June 30, 2016 and (ii) 200,000 shares of Common Stock issued in this offering.

(3)	Includes (i) 17,994,475 shares of Common Stock issued and outstanding on June 30, 2016, (ii) 10,000,000 shares of Common Stock issued in this offering, (iii) 2,029,000 shares of Common Stock issued upon the automatic conversion of the Series A Preferred Stock and (iv) 426,036 shares of Common Stock issued in connection with the extinguishment of the 15% secured convertible promissory notes.

(4)	Includes: (i) 416,667 shares of our Common Stock that are subject to the terms of two outstanding personal promissory notes given by Mr. Fields to third parties, pursuant to which the noteholders have the right to convert the principal and accrued interest under their respective notes into an aggregate of 416,667 shares of Common Stock owned by Mr. Fields, at any time prior to the maturity of the notes in 2021; (ii) 250,000 shares of our Common Stock that are subject to the terms of an outstanding personal loan taken by Mr. Fields from Kurt Thomet, a director of the Company, pursuant to which Mr. Thomet has the right to demand payment of the entire loan, on 10 days’ written notice, with 250,000 shares of Common Stock owned by Mr. Fields; and (iii) 37,881 shares of our Common Stock (as of June 30, 2016) that are subject to the terms of an outstanding personal promissory note given by Mr. Fields to a third party, pursuant to which the noteholder has the right to convert the principal and accrued interest into shares of our Common Stock owned by Mr. Fields at rate of $0.40 per share, at any time (this note accrues interest at the rate of 0.6% per year and matures on September 30, 2016).

(5)	Includes (i) 5,212,500 shares of Common Stock, (ii) 25,000 shares of Common Stock issuable upon exercise of common stock purchase warrants, (iii) 687,500 shares of Common Stock issuable upon exercise of options to purchase common stock, (iv) 579,750 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and (v) 38.455 shares of common stock issuable upon conversion of a 15% secured convertible promissory note. In the event that the Company raises gross proceeds in this offering in excess of $25 million, Mr. Thomet’s 15% secured convertible promissory note will be converted into 61,527 shares of common stock.

(6)	Includes 6,250 shares acquired by an affiliate upon purchase of a $50,000 June 2016 Note.
(7)

Includes (i) 25,000 shares acquired by the Ioana Olaru Trust UAD 3/26/2007, which is for the benefit of Mr. Pettit’s spouse, upon purchase of a $200,000 June 2016 Note by such trust and (ii) 25,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock owned by such trust.

(8)	Includes 622,539 shares of Common Stock issuable upon exercise of options.
(9)	Includes (i) 285,626 shares of Common Stock issuable upon exercise of options and (ii) 50,000 shares of Common Stock issuable upon conversion of 200,000 shares of Series A Preferred Stock.

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DESCRIPTION OF SECURITIES

The following summary of the terms of our securities does not purport to be complete and is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”). For more detailed information, please see our Certificate of Incorporation and Bylaws, which are filed as exhibits to the Offering Statement.

Our Certificate of Incorporation provides for one class of common stock, consisting of 500,000,000 shares; par value $0.0001 per share. In addition, our Certificate of Incorporation authorizes 50,000,000 shares of blank check preferred stock; par value $0.0001 per share.

Common Stock

As of June 30, 2016, we had 17,994,475 shares of common stock outstanding held by 120 stockholders of record. As of June 30, 2016, we had an aggregate of 11,992,356 shares of common stock reserved for issuance upon the exercise of all stock options authorized by our 2016 Omnibus Incentive Plan and our 2012 Stock Option Plan, the exercise of all warrants outstanding, the conversion into Common Stock of all Series A Preferred Stock outstanding and the conversion of all convertible promissory notes outstanding.

Voting Rights

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Rights and Preferences

Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

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Preferred Stock

We currently have designated 10,000,000 shares of Series A Preferred Stock. Additionally, we have 40,000,000 undesignated shares of preferred stock authorized but unissued. In order to designate a new series of preferred stock, our board of directors is required by the DGCL to adopt resolutions and file a Certificate of Designations with the Secretary of State of the State of Delaware, fixing for such series, subject to the DGCL, our Certificate of Incorporation and our Bylaws, the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, including:

•	the title and stated value of the preferred stock;
•	the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;
•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;
•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;
•	the procedures for any auction and remarketing, if any, for the preferred stock;
•	the provisions for a sinking fund, if any, for the preferred stock;
•	the provisions for redemption, if applicable, of the preferred stock;
•	any listing of the preferred stock on any securities exchange or market;
•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock or another series of our preferred stock, including the conversion price (or its manner of calculation) and conversion period;
•	the terms and conditions, if applicable, upon which preferred stock will be exchangeable into our debt securities, including the exchange price, or its manner of calculation, and exchange period;
•	voting rights, if any, of the preferred stock;
•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;
•	whether interests in the preferred stock will be represented by depositary shares;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;
•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and
•	any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

Unless otherwise specified, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, the preferred stock will rank:

•	senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us;
•	on a parity with all equity securities issued by us that do not rank senior or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us; and
•	junior to all equity securities issued by us the terms of which do not specifically provide that such equity securities rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us (including any entity with which we may be merged or consolidated or to which all or substantially all of our assets may be transferred or which transfers all or substantially all of our assets).

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Series A Preferred Stock

General

Our Series A Preferred Stock was issued at a price per share of $0.50 (the “Issue Price”), the rights, preferences and privileges of which are as described below.

Voting Rights

The holders of each outstanding share of Series A Preferred Stock shall have the right to one vote for each share of common stock into which such share of Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share). Such holders shall be entitled to notice of any stockholders’ meeting just as are holders of common stock, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote. The holders of Series A Preferred Stock and common stock shall vote as a single class except as required by law or by the Certificate of Incorporation.

Dividends

The holders of Series A Preferred Stock shall be entitled to non-cumulative dividends, if, as and when declared by the board of directors, in preference to and ahead of dividends paid on common stock. No dividends or distributions may be declared and paid on common stock (other than those payable pro rata and solely to common stock) unless at the same time the holders of Series A Preferred Stock receive a per-share dividend or distribution (including the amount of any dividends paid pursuant to the previous sentence) equal to or greater than the per-share dividend or distribution paid on the common stock (based on the number of shares of common stock into which each outstanding share of Series A Preferred Stock could then be converted).

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of our common stock, an amount per share equal to the Issuer Price. If funds are insufficient to pay all holders of such stock the full Issue Price, all available funds shall be paid ratably amount the holders of the Series A Preferred Stock, so that each holder of Series A Preferred Stock receives the same percentage of the Issue Price with respect to each share of Series A Preferred Stock. After payment is made to the holders of Series A Preferred Stock, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of common stock in proportion to the shares of common stock then held.

If the total proceeds available to pay holders of Series A Preferred Stock and common stock together on liquidation is such that the amount distributable with respect to each share of Series A Preferred Stock is less than it would be with respect to the common stock, the Series A Preferred Stock shall automatically convert to common stock, and all assets and funds of the Company legally available for distribution shall be distributed among the holders of common stock in proportion to the shares of common stock (including the common stock issued upon conversion of the Series A Preferred Stock) then held.

Consolidation or Merger

In the case of any consolidation or merger of the Company with or into another company (other than a mere reincorporation transaction) or the conveyance of all or substantially all of the assets of the Company to another company, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of common stock deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the board of directors in good faith) shall be made in the application of the provisions herein with respect to the rights and interest thereafter of the holder of the Series A Preferred Stock to the end that the provisions herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Prices (defined below) of the Series A Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

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Conversion

Upon conversion, each share of Series A Preferred Stock shall be converted into such number of fully paid and nonassessable shares of common stock as is determined by dividing the Issue Price by the Conversion Price in effect at the time of conversion. “Conversion Price” shall be the initial per share conversion price as described in the following sentence, but subject to adjustment as set forth below. The initial Conversion Price per share for shares of Series A Preferred Stock was $0.50 per share. Following the Company’s one-for-four reverse stock split, the current Conversion Price is $2.00 per share. The Series A Preferred Stock shall convert on the occurrence of these events:

•	Optional Conversion Rights. Each share of Series A Preferred Stock shall be convertible to common stock at the option of its holder at any time after the date of issuance. To do so, the holder must surrender the certificate(s), duly enforced, at the office of the Company or of any transfer agent for the Series A Preferred Stock, and give written notice by mail to the Company at its principal corporate office of the election to convert, and shall state in the notice the name or names in which the certificate or certificates for shares of common stock are to be issued.
•	Automatic Conversion on Qualified Financing. Upon the consummation of an equity financing pursuant to which the Company sells shares of capital stock with an aggregate sales price of not less than $25,000,000, each share of Series A Preferred Stock shall automatically be converted into shares of common stock. As additional consideration for the conversion, the Company shall pay the holder cash in an amount equal to the holder’s original investment in the Series A Preferred Stock.
•	Automatic Conversion on IPO. Each share of Series A Preferred Stock shall automatically be converted immediately upon the consummation of the Company’s sale of its common stock in a bona fide, firm commitment underwriting pursuant to an effective registration statement under the Securities Act that results in gross proceeds to the Company of at least $10.0 million, and an initial offering price of at least three times the Series A Preferred Stock Issue Price per share of common stock (as adjusted for any stock dividends, stock splits, combinations and reorganizations with respect to such shares.)
•	Automatic Conversion on Majority Conversion. Each share of Series A Preferred Stock shall be automatically converted into common stock upon the earlier of (i) the approval of the conversion of the Series A Preferred Stock by holders of more than 50% of the shares of Series A Preferred Stock then outstanding, or (ii) the date on which the total number of converted shares of Series A Preferred Stock equals more than 50% of the shares of Series A Preferred Stock then outstanding.

Notwithstanding the foregoing, in the event we do not raise more than $25,000,000 in gross proceeds then, consistent with the purpose of the Series A Preferred Stock offering, which was to provide us with interim financing until we were able to consummate a substantial financing transaction, we intend to distribute an aggregate of $4,058,000 to our Series A Preferred Stock holders at such time and in such manner as, in the judgment of our Board of Directors, can be accommodated by our cash flows while not interfering with our ability to implement our business plan, and to convert each share of Series A Preferred Stock into one share of Common Stock.

Protective Provisions

So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

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•	authorize or issue any new class or series of preferred stock, or a consolidation, reclassification or split of Series A Preferred Stock;
•	authorize any additional Series A Preferred Stock, or authorize any additional common stock;
•	adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock;
•	amend the Certificate of Incorporation;
•	effect a merger, reorganization, or sale of the Corporation or substantially all its assets, or a recapitalization or reclassification of the outstanding capital stock of the Company, or repurchase any securities (except in the exercise of rights reserved to the Company under stock holder agreements with respect to stock issued from a stock incentive plan approved by the board of directors and stockholders);
•	dissolve, liquidate or wind up the business of the Company; or
•	except as contemplated by stockholder agreements approved by the board of directors pursuant to the Company’s stock incentive plans or otherwise, purchase, redeem or retire any shares of the Company’s capital stock.

15% Secured Convertible Promissory Note

We have issued $700,000 in principal amount of our 15% secured convertible promissory notes. These notes accrue interest at 15% per annum and mature on December 31, 2016. The notes are convertible at any time prior to the maturity date at a conversion price equal to $3.20 per share. In the event that the Company receives net proceeds of greater than $3,000,000 in an equity financing, other than in an equity financing relating to the Company’s Series A Preferred Stock, the notes may be converted into shares of Common Stock (or such other type of equity security sold in the financing), at a conversion price equal to the lesser of: a) 80% of the price paid per share by other purchasers in the equity financing and b) $3.20 per share. Notwithstanding the foregoing, in the event that the Company completes an equity financing in which the Company receives gross proceeds of at least $25,000,000, then, within 10 business days after the closing of such financing, the notes, plus accrued interest as of the closing date of the financing, will be repaid by the Company and the holders of the notes will be issued a number of shares of restricted Common Stock determined by dividing the sum of the principal of the note plus accrued interest as of the closing date by $2.00.

June 2016 Unsecured Promissory Notes

In June 2016, the Company issued to several accredited investors with whom the Company had pre-existing relationships unrelated to this offering, for cash received, unsecured promissory notes in the aggregate principal amount of $650,000. The June 2016 Notes bear interest at a rate of 1.67% per month, with a stated minimum interest amount of 5% of principal, and are due the first business day after the Company has received $2 million in this offering (net of underwriting discounts and commissions). In the event that the principal and interest is not repaid within one year of the issuance date of the particular June 2016 Note, that June 2016 Note will then become due upon demand. The Company may prepay, without premium or penalty, all or any portion of the outstanding obligations under the June 2016 Notes. On receipt of proceeds from the June 2016 Notes, the Company was obligated to immediately issue one share of common stock for each $8.00 of principal received, or an aggregate of 81,250 shares of Common Stock.

Certain Provisions of Delaware Law and the Company’s Certificate of Incorporation and Bylaws

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

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Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our Bylaws provide that a special meeting of stockholders may be called only by the Chairman of our board of directors, President or other executive officer of the Company, by the board of directors or by the request in writing of the stockholders of record, and only of record, owning not less than sixty-six and two-thirds percent (66 2/3%) of the entire capital stock of the Company issued and outstanding and entitled to vote.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Removal of Directors

Our Bylaws provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than sixty-six and two-thirds percent (66 2/3%) of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Amendment of Charter Provisions

The amendment of any of the above provisions would require approval by holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. In the future, our Board of Directors may decide, at their discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this offering concludes, due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Upon completion of this offering, assuming the maximum amount of shares of Common Stock offered in this offering are sold, there will be 27,994,475 shares of our Common Stock outstanding. This number excludes any issuance of additional shares of Common Stock that could occur in connection with:

•	the conversion of our outstanding Series A Preferred Stock to Common Stock on a one-share-for-four-share basis (as described under “Description of Securities – Series A Preferred Stock”);
•	any conversion of our 15% secured convertible promissory notes;
•	any exercise of warrants issued to the holders of our 15% secured convertible promissory notes;
•	any exercise of other warrants outstanding as of the date of this Offering Circular;
•	any exercise of stock options outstanding as of the date of this Offering Circular; or
•	any exercise of warrants to be issued to the Underwriter or Unicapital in connection with this offering.

The 10,000,000 shares of our Common Stock issued in this offering (assuming the maximum amount of shares of Common Stock offered in this offering are sold) will be freely tradable in the public market, except to the extent they are acquired by an “affiliate” of ours, as such term is defined in Rule 405 under the Securities Act. Under Rule 405, an affiliate of a specified person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. Any affiliate of ours that acquires our shares can only further transact in such shares in compliance with Rule 144 under the Securities Act, which imposes sales volume limitations and other restrictions on such further transactions. See “— Rule 144”, below.

In addition to the foregoing, we expect that an additional 2,029,000 shares of our Common Stock will be issued upon the conversion, to occur in conjunction with the closing of this offering in the event we raise more than $25 million in gross proceeds in this offering, of the outstanding shares of our Series A Preferred Stock to shares of our Common Stock, and that an additional 426,036 shares of Common Stock will be issued upon the conversion, to occur in conjunction with the closing of this offering in the event we raise $25 million or more in gross proceeds in this offering (or 266,273 shares if we raise less than $25 million) of our 15% secured convertible promissory notes. We expect that these additional shares of Common Stock will not be freely tradable for approximately six months following the closing of this offering, because (1) we expect that each of the holders of our Series A Preferred Stock will have signed a lock-up agreement of the type described under “—Lock-Up Agreements”, below, and that consequently the trading of any shares of Common Stock received in the conversion of their Series A Preferred Stock will be restricted for 180 days after the date of the Offering Circular; and (2) the shares of Common Stock received in the conversion of the Series A Preferred Stock and the conversion of the 15% secured convertible promissory notes would be “restricted securities” within the meaning of Rule 144 under the Securities Act, and would remain so until six months after the acquisition of the Common Stock (if at that time we will have been a reporting company under the Exchange Act for at least 90 days). If at that time we have not been a reporting company under the Exchange Act for at least 90 days, then the period of approximately six months referred to in the preceding sentence would continue until one year after the acquisition of the Common Stock. See “—Rule 144”, below.

In addition to shares of our Common Stock issued upon the conversion of Series A Preferred Stock, any other shares of our Common Stock not sold in this offering will be restricted securities written the meaning of Rule 144, and would be tradable only if they are sold pursuant to a registration statement under the Securities Act or if they qualify for an exemption from registration, including under Rule 144. See “— Rule 144”, below.

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Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least one year, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or
•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person with the SEC of a notice on Form 144 with respect to the sale;

provided that, in each case, we have been subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Persons replying on Rule 144 to transact in our Common Stock must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Persons relying on Rule 701 to transact in our Common Stock, however, are required to wait until 90 days after the date of this Offering Circular before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and our officers, directors, and current stockholders have agreed, or will agree, with the Underwriter, subject to certain exceptions, that, without the prior written consent of the Underwriter, we and they will not, directly or indirectly, during the period ending 180 days after the date of the Offering Circular:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired or with respect to which the locked-up party has or hereafter acquires the power of disposition; or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, the exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

As a result of the lock-up agreements being entered into in connection with this offering, approximately 20,000,000 shares of our Common Stock will be subject to the contractual lock-up provisions set forth in the lock-up agreements assuming the Maximum Amount is raised (inclusive of shares issuable upon conversion of the Series A Preferred Stock and 15% secured convertible promissory notes) and approximately 18,000,000 shares of our Common Stock will be subject to the contractual lock-up provisions set forth in the lock-up agreements assuming the Minimum Amount is raised.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to the ownership and disposition of our common stock. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings and judicial decisions as of the date of this Offering Circular. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion only applies to persons who hold the common stock as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of common stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or holder of common stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, a pension or other employee benefit plan, a financial institution or broker-dealer, a regulated investment company, a real estate investment trust, a foreign government or international organization, a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar, a person holding common stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, a former U.S. citizen, or a former long-term U.S. resident). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion. The conclusions in this discussion are based on professional judgment and are not a guarantee of a result and are not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the conclusions set forth herein will be sustained if challenged by the Internal Revenue Service.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences of holding and disposing of our common stock.

IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER FEDERAL TAX LAW AND THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders:

You are a “U.S. Holder” if you are a beneficial owner of common stock and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

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Distributions in General. If taxable distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. Holder’s tax basis in the common stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—U.S. Holders: Sale or Other Disposition”.

Dividends received by individual U.S. Holders of common stock will be subject to a preferential rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual U.S. Holder elects to treat the dividends as “investment income”, which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual U.S. Holders with respect to common stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the common stock becomes ex-dividend. Also, if a dividend received by an individual U.S. Holder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual U.S. Holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend”, irrespective of such U.S. Holder’s holding period for the stock.

Dividends received by corporations generally will be eligible for the dividends-received deduction. This deduction is allowed if the underlying stock is held for at least 45 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock. If a corporate stockholder receives a dividend on the common stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the corporate stockholder in certain instances must reduce its basis in the common stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate stockholder’s basis, any excess will be taxed as gain as if such stockholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each corporate U.S Holder of common stock is urged to consult with its tax advisor with respect to the eligibility for and amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends it receives.

Sale or Other Disposition. A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of our common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to declared and unpaid dividends, which will be taxable to U.S. Holders of record as described above under “—U.S. Holders: Distributions in General”) and the U.S. Holder’s adjusted tax basis in the common stock sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers are taxed at a preferential rate. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax. U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, our common stock, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the common stock and to certain payments of proceeds on the sale or other disposition of common stock. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the common stock and certain payments of proceeds on the sale or other disposition of the common stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the Internal Revenue Service.

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Non-U.S. Holders:

You are a “Non-U.S. Holder” if you are a beneficial owner of common stock and you are not (i) a “U.S. Holder” or (ii) a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

Distributions on the Common Stock. If cash or certain other taxable distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in the common stock and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Non-U.S. Holders: Sale or Other Disposition”. In addition, although we believe we are not currently a U.S. real property holding corporation, i.e. a “USRPHC”, if we were to meet the definition of a USRPHC and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “—Non-U.S. Holders: Sale or Other Disposition”), with a credit generally allowed against the Non-U.S. Holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends or any other taxable distribution (whether in cash, common stock or other property) paid to a Non-U.S. Holder of our common stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by statute or an applicable income tax treaty. Any required withholding tax may be satisfied by the withholding agent through a sale of a portion of the shares received by a Non-U.S. Holder in a taxable distribution or may be withheld from cash dividends or sales proceeds subsequently paid or credited to a Non-U.S. Holder. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or any successor form or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form or other applicable form) and certify under penalties of perjury that such Non-U.S. Holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our common stock are held through certain foreign intermediaries, complete Internal Revenue Service Form W-8IMY and all required attachments (or any successor form or other applicable form) and satisfy the relevant certification requirements of applicable Treasury regulations.

A Non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition. Any gain realized by a Non-U.S. Holder on the disposition of our common stock will not be subject to U.S. federal income or withholding tax unless:

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•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•	we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. Holder owned beneficially (directly or pursuant to attribution rules) more than 5% of the total fair market value of our common stock, as applicable, at any time during the five year period ending either on the date of disposition of such interest or other applicable determination date. This assumes that our common stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

A Non-U.S. Holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, and if the Non-U.S. Holder is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable income tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. Holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code.

If a Non-U.S. Holder is subject to U.S. federal income tax on any sale, exchange or other disposition of the common stock, such Non-U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. Holder and the Non-U.S. Holder’s adjusted tax basis in the common stock, as applicable. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. Holder’s holding period for the common stock, as applicable, is longer than one year. A Non-U.S. Holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

Information Reporting and Backup Withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will not be subject to backup withholding on dividends paid to such Non-U.S. Holder as long as such Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our common stock unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

FATCA. The U.S. Foreign Account Tax Compliance Act (“FATCA”) will generally impose a 30% withholding tax on dividends on the common stock (and, beginning January 1, 2017, on the gross proceeds of a disposition of common stock) that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code and the Treasury regulations thereunder) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, or is otherwise exempt from FATCA withholding; and (ii) a “non-financial foreign entity” (as that term is defined in Section 1472(d) of the Code and the Treasury regulations thereunder) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements, or otherwise is exempt from FATCA withholding. Intergovernmental agreements entered into between the United States and a foreign jurisdiction may modify these requirements. A Non-U.S. Holder should consult its own tax advisor regarding the application of this legislation to it. FATCA withholding will apply to dividends paid on shares of our common stock, and commencing January 1, 2017, to gross proceeds from the disposition of our common stock.

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LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Ellenoff Grossman & Schole LLP, New York, New York. Morgan, Lewis & Bockius LLP is representing the underwriter in this offering.

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been included herein in reliance upon the report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Marcum LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

NEWSBEAT SOCIAL, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of NewsBeat Social, Inc.

We have audited the accompanying consolidated balance sheets of NewsBeat Social, Inc. and Subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NewsBeat Social, Inc. and Subsidiary as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note B, the Company has incurred net losses since inception and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 10, 2016, except for Note M, as to which the date is July 8, 2016

F-2

NewsBeat Social, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
	2015	2014
ASSETS
CURRENT ASSETS
Cash	$530,077	$192,556
Accounts receivable	11,280	11,280
Prepaid expenses and other current assets	123,208	40,532
Total Current Assets	664,565	244,368
Property and equipment, net	122,549	152,679
Intangible assets, net	800,764	-
TOTAL ASSETS	$1,587,878	$397,047
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$157,648	$45,269
Accrued expenses	260,414	206,240
Accrued interest	100,784	24,855
Convertible notes payable – net	579,291	-
Convertible notes payable – related party	100,000	-
Total Current Liabilities	1,198,137	276,364
LONG TERM LIABILITIES
Convertible notes payable – net	-	39,803
Convertible notes payable – related party	-	700,000
Other liability (See Note E)	520,764	-
Total Long Term Liabilities	520,764	739,803
TOTAL LIABILITIES	1,718,901	1,016,167
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT
Convertible preferred stock, Series A, 50,000,000 authorized, $0.0001 par value; 6,431,000 and 0 shares issued and outstanding, respectively	643	-
Common stock, 500,000,000 shares authorized, $0.0001 par value; 17,541,250 and 17,791,250 issued and outstanding, respectively	1,754	1,779
Additional paid-in capital	16,419,986	12,266,531
Accumulated deficit	(16,528,406)	(12,887,430)
Total stockholders' deficit before subscription receivable	(106,023)	(619,120)
Less subscription receivable	25,000	-
Total stockholders’ deficit	(131,023)	(619,120)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,587,878	$397,047

F-3

NewsBeat Social, Inc. and Subsidiary

Consolidated Statements of Operations

	For the Years Ended December 31,
	2015	2014
REVENUES	$132,000	$145,305
OPERATING EXPENSES
Production, distribution and video management fees	1,046,071	1,132,472
Depreciation and amortization	48,571	44,936
Legal and professional	496,181	146,396
Stock-based compensation	1,152,730	8,364,946
Selling and marketing, general and administrative	746,575	726,463
Total operating expenses	3,490,128	10,415,213
LOSS FROM OPERATIONS	(3,358,128)	(10,269,908)
OTHER EXPENSE
Interest expense	(247,629)	(1,074)
Interest expense - related party	(35,219)	(24,281)
Financing fee - related party (See Note F-2)	-	(600,000)
Total other expense	(282,848)	(625,355)
NET LOSS	$(3,640,976)	$(10,895,263)
NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.21)	$(0.80)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	17,481,935	13,687,709

F-4

NewsBeat Social, Inc.

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

For the Years Ended December 31, 2015 and 2014

	Common Stock		Preferred Stock, Series A		Additional	Retained Earnings	Subscriptions	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid-in capital	(Deficit)	receivable	(Deficit)

Balance, January 1, 2014	13,301,250	$1,330	-	$-	$2,581,339	$(1,992,167)	$-	$590,502

Common stock issued for cash	302,500	30			604,970			605,000
Common stock issued for services	4,250,000	425			8,499,575			8,500,000
Cancellation of shares issued for legal services	(312,500)	(31)			(24,969)			(25,000)
Common stock issued for exercise of warrant	250,000	25			79,975			80,000
Stock-based compensation					464,946			464,946
Warrants issued in connection with convertible debt					60,695			60,695
Net loss						(10,895,263)		(10,895,263)

Balance, December 31, 2014	17,791,250	1,779	-	-	12,266,531	(12,887,430)	-	(619,120)
Preferred stock subscriptions receivable			50,000	5	24,995		(25,000)	-
Preferred stock issued for cash			3,612,000	361	1,805,639			1,806,000
Preferred stock issued as prepayment of rent			200,000	20	99,980			100,000
Preferred stock issued for services			1,200,000	120	599,880			600,000
Preferred stock issued in satisfaction of accrued expenses			50,000	5	24,995			25,000
Conversion of convertible debt and accrued interest into preferred stock			1,319,000	132	659,368			659,500
Cancellation of shares issued for services	(500,000)	(50)			(1,950)			(2,000)
Common stock issued for advisory board services	50,000	5			99,995			100,000
Common stock issued for purchase of intellectual property	200,000	20			279,980			280,000
Stock-based compensation					452,640			452,640
Warrants issued in connection with convertible debt					107,933			107,933
Net loss						(3,640,976)		(3,640,976)

Balance, December 31, 2015	17,541,250	$1,754	6,431,000	$643	$16,419,986	$(16,528,406)	$(25,000)	$(131,023)

F-5

NewsBeat Social, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2015	2014
Cash Flows From Operating Activities
Net loss	$(3,640,976)	$(10,895,263)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	48,571	44,936
Amortization of debt discount	147,421	498
Stock based compensation	452,640	464,946
Common stock issued as compensation in connection with financing (See Note F-2)	-	600,000
Preferred stock issued for services	600,000	-
Common stock issued for advisory board services	100,000	7,900,000
Common stock cancelled, previously issued for services	(2,000)	(25,000)
Changes in operating assets and liabilities:
Accounts receivable	-	(1,280)
Prepaid expenses and other current assets	17,324	(23,770)
Accounts payable	112,379	41,070
Accrued expenses	79,174	61,830
Accrued interest	135,429	24,855
Net cash used in operating activities	(1,950,038)	(1,807,178)
Cash Flows From Investing Activities
Purchases of property and equipment	(18,441)	(48,049)
Net cash used in investing activities	(18,441)	(48,049)
Cash Flows From Financing Activities
Proceeds received in connection with Series A Preferred stock	1,806,000	-
Proceeds received in connection with 15% convertible notes	500,000	100,000
Proceeds received in connection with 7% and 15% convertible notes - related party	-	700,000
Advance from an officer	40,000	-
Repayment of an advance from an officer	(40,000)	-
Proceeds received in connection with the sale of common stock	-	605,000
Proceeds received in connection with the exercise of warrants to purchase common stock	-	80,000
Net cash provided by financing activities	2,306,000	1,485,000
Net increase (decrease) in cash	337,521	(370,227)
Cash - Beginning of period	192,556	562,783
Cash - End of period	$530,077	$192,556
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-
NON-CASH FINANCING TRANSACTIONS
Recognition of debt discount	$107,933	$60,695
Acquisition of intellectual property in exchange for Common Stock and accrued liability	$800,764	$-
Conversion of convertible debt and accrued interest to Series A preferred stock	$659,500	$-
Series A preferred stock issued in exchange for prepaid rent	$100,000	$-
Series A preferred stock issued in settlement of accrued liability	$25,000	$-
Series A preferred stock subscription receivable	$25,000	$-

F-6

NewsBeat Social, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(A)	Business Organization and Nature of Operations

NewsBeat Social, Inc. (the “Company”) was originally incorporated in Oregon on April 17, 2012 and was re-incorporated in Delaware on April 24, 2015. The Company provides 60-second online video news clips, capable of supporting paid-for advertising, syndication and subscription services, over social media platforms. The Company believes its approach to news gathering and distribution offers a disruptive alternative to the global news industry, including through its ability to deliver news globally at a low unit cost and in a device-agnostic manner. The Company’s objective is to deliver high-quality news that effectively targets relevant consumers.

(B)	Going Concern and Management's Liquidity Plans

As of December 31, 2015, the Company had a working capital deficit of $533,572 and a stockholders' deficit of $131,023, respectively. The Company has generated minimal revenues and has incurred net losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company will need to raise additional capital in order to meet its obligations and execute its business plan for at least the next twelve-month period. There is no assurance that additional equity or debt financing will be available when needed or that management will be able to obtain such financing on terms acceptable to the Company or that the Company will become profitable and generate positive operating cash flow in the future. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to extend payables, reduce overhead or scale back its business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily represent realizable or settlement values. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(C)	Summary of Significant Accounting Policies

1.	General

This summary of significant accounting policies is presented to assist in understanding the consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to GAAP, and have been consistently applied in the preparation of these consolidated financial statements.

Management believes that the accompanying consolidated financial statements and financial information for each of the years ended December 31, 2015 and 2014 have been prepared in accordance with GAAP, consistently applied, that all material matters necessary for a fair presentation are included and disclosed to the extent necessary, and that all material adjustments have been made.

F-7

2.	Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Advanced Media Labs, LLC, a wholly owned entity without significant operations. All significant intercompany transactions have been eliminated in consolidation.

3.	Use of Estimates

GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant estimates and assumptions include the fair value of the Company's common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company's deferred tax assets.

4.	Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2015 and 2014, the Company did not have any cash equivalents. At times during the year, the Company may have cash deposits with one or more banks that exceed the insured limits provided by the Federal Deposit Insurance Company. The Company's cash deposits are maintained with highly credit-rated institutions and the Company has not experienced any losses from uninsured cash balances and does not expect to do so in the future.

5.	Property, Equipment and Depreciation

Property and equipment are stated at cost, net of accumulated depreciation which is recorded commencing at the in-service date at rates sufficient to charge the cost of depreciable assets to operations over their estimated useful lives. Depreciation is calculated on the straight-line method over the estimated useful lives of the various classes of assets. Repairs and maintenance are expensed as incurred. Major replacements and betterments are capitalized. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

6.	Intangible Assets

Intangible assets acquired consists of a patent pending, “Impact Based Content Targeting”; and the source code for the software for a specific application functionality, including consumer account creation and login, content management system for news articles, and an algorithm for matching consumers to news based on their consumer profile and a series of other inputs. The cost of these acquired assets is recorded at cost less accumulated amortization and accumulated impairment losses. The cost of these assets will be amortized to results of operations on the straight-line method over an estimated useful life of five years, which is the expected useful life of the technology.

7.	Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable from the estimated future undiscounted cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, and the effects of obsolescence, demand, competition, and other economic factors. The Company has not identified any impairment losses during the years ended December 31, 2015 and 2014.

8.	Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities.

F-8

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. As of December 31, 2015 and 2014, management evaluated the positive and negative evidence bearing upon the realizeability of its deferred tax assets and determined that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets. As a result, a full valuation allowance was recorded. See Note J.

GAAP prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company's consolidated financial statements as of December 31, 2015 and 2014. The Company does not expect any significant changes in the unrecognized tax benefits within twelve months of the reporting date.

The Company classifies interest expense and any related penalties related to income tax uncertainties as a component of income tax expense. No interest or penalties have been recognized during the years ended December 31, 2015 and 2014. State franchise taxes not constituting a tax on income are reported in general and administrative expenses.

9.	Convertible Instruments

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments (the beneficial conversion feature) based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

10.	Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

F-9

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

11.	Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity when determining the classification and measurement of its preferred stock. Shares that are subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. The Company classifies conditionally redeemable preferred shares, which include preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, preferred shares are classified as stockholders’ equity.

12.	Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The fair value of the Company’s common stock was estimated by management based on observations of the cash sales prices of its common shares. Awards granted to directors are treated on the same basis as awards granted to employees.

13.	Fair Value Measurement

The Company measures the fair value of financial assets and liabilities based on applicable accounting guidance, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Three levels of inputs are used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The fair value of the Company's cash, accounts receivable, accounts payable, and accrued expenses approximates the carrying amounts of such instruments due to their short maturity. The fair value of the convertible promissory notes approximates the carrying amount because the rate and terms currently available to the Company approximate the rate and terms on the existing debt.

14.	Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company classifies common stock purchase warrants and other free standing derivative financial instruments as equity if the contracts (i) require physical settlement or net-share settlement, (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), or (iii) do not permit the holder to readily convert into cash due to an inactive trading market. The Company classifies any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (iii) contain reset provisions as either an asset or a liability. The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company determined that its freestanding derivatives, which principally consist of warrants to purchase common stock, satisfied the criteria for classification as equity instruments.

F-10

15.	Net Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted average number of vested common shares outstanding during the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of vested common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding stock options and warrants, plus the conversion of convertible notes. The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	December 31,
	2015	2014

Warrants to purchase common stock	947,083	522,083
Options to purchase common stock	2,237,500	2,087,500
Series A convertible preferred stock	1,607,750	-
Convertible notes payable and accrued interest	250,245	312,500
Total	5,042,578	2,922,083

16.	Reclassifications

Certain amounts reported in the consolidated financial statements for December 31, 2014 have been reclassified to be consistent with the presentation in December 31, 2015.

17.	Recently Issued Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15,"Presentation of Financial Statements – Going Concern: Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15, which is effective for annual reporting periods ending after December 15, 2016, extends the responsibility for performing the going-concern assessment to management and contains guidance on how to perform a going-concern assessment and when going-concern disclosures would be required under GAAP. The Company does not anticipate that the adoption of ASU 2014-15 will have a material impact on its consolidated financial position or results from operations. Management's evaluations regarding the events and conditions that raise substantial doubt regarding the Company's ability to continue as a going concern are disclosed in Note B.

The FASB has issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities are required to apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The Company has not yet determined the effect of the adoption of this standard on the Company’s financial position and results of operations.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU makes targeted amendments to the accounting for employee share-based payments. This guidance is to be applied using various transition methods such as full retrospective, modified retrospective, and prospective based on the criteria for the specific amendments as outlined in the guidance. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is permitted, as long as all of the amendments are adopted in the same period. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In March 2016, the FASB issued ASU 2016-03, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments,” which clarifies the requirements for assessing whether contingent call or put options that can accelerate the repayment of principal on debt instruments are clearly and closely related to their debt hosts. This guidance will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods, and early adoption is permitted. The Company does not anticipate a material impact to its consolidated financial statements as a result of the adoption of this guidance.

The Company has implemented all other new accounting pronouncements that are in effect and that may impact its financial statement and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or results of operations.

F-11

18.	Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date on which the consolidated financial statements were available to be issued require adjustment or disclosure in the Company's financial statements. See Note L.

(D)	Property and Equipment

Property and equipment at December 31, 2015 and 2014, and the estimated useful lives used to calculate depreciation, are as follows:

	Estimated	December 31,
	Useful Lives	2015	2014

Computers and equipment	5 years	$207,803	$194,194
Furniture and fixtures	7 years	36,555	35,620
Software	5 years	8,940	5,043
		253,298	234,857
Less: accumulated depreciation		(130,749)	(82,178)
Total property and equipment, net		$122,549	$152,679

Depreciation expense for the years ended December 31, 2015 and 2014 was $48,571 and $44,936, respectively.

(E)	Acquisition of Intangible Assets

On November 17, 2015, the Company and AllSay, Inc., (“AllSay”) closed an asset purchase and sale agreement for certain intellectual property, effective on July 1, 2015. The intellectual property constituted the primary asset of AllSay and consists of a patent pending, “Impact Based Content Targeting”; and the source code for the software AllSay’s principal application functionality, including consumer account creation and login, content management system for news articles, and an algorithm for matching consumers to news based on their consumer profile and a series of other inputs (the “Acquired Assets”). The purchase price was fixed in the agreement at 571,875 common shares of the Company. The fair market value of the shares was determined by management to be $1.40 per share for a total purchase price of $800,764. This consideration was satisfied through the issuance of 200,000 common shares issued on November 17, 2015 and 371,975 common shares of the Company issued on January 4, 2016. The estimated fair value of the shares issued on January 4, 2016 was $520,764 and was reflected in the accompanying balance sheet at December 31, 20015 as Common shares issuable in the AllSay transaction. The estimated useful life of the Acquired Assets is five years which will result in approximately $160,000 of expense per year in each of the five years subsequent to December 31, 2015.

(F)	Convertible Notes Payable

1.	7% Convertible Promissory Note

Effective June 2, 2014, the Company issued to a related party and eventual director (the “Founding Director”), for cash received, an unsecured $600,000 convertible note, bearing interest at 7% per annum, due November 2, 2015 or earlier upon the completion of a liquidation event, as defined (the “7% Convertible Promissory Note”). Such amount outstanding has been included in Convertible Notes Payable – Related Party on the consolidated balance sheet as of December 31, 2014.

On November 2, 2015, the Company had not completed a liquidation event. On November 17, 2015 the Company offered, and the Founding Director accepted, in exchange for the 7% Convertible Promissory Note and accrued interest thereon, shares of the Company’s Series A Preferred Stock in the aggregate amount of $659,500, including accrued interest from inception through November 2, 2015 of $59,500. In accordance with this exchange agreement the Company issued the Founding Director 1,319,000 shares of its Series A Preferred Stock in complete satisfaction of all of its obligations under the convertible note, together with an acknowledgement that no events of default exist or existed thereunder.

Interest expense incurred by the Company on the 7% Convertible Promissory Note was $35,221 and $24,279 for the years ended December 31, 2015 and 2014, respectively.

F-12

2.	15% Secured Convertible Promissory Notes

The Company issued its 15% Secured Convertible Promissory Notes (the “Notes”) to several note holders and received an aggregate of $700,000 in proceeds of which $200,000 was received in December 2014 and $500,000 was received in January and February 2015. These Notes bear interest at 15% per annum, were originally due one year after issuance and are secured by all the assets of the Company. Prior to their original one year maturity, the holders of these Notes agreed to extend their maturity dates to December 31, 2016, with all other terms and conditions remaining unchanged.

Note proceeds of $100,000 in 2014 were received from the Founding Director identified in item F-1 above, and have been included in Convertible Notes Payable – Related Party on the consolidated balance sheet as of December 31, 2015 and 2014. The Founding Director also personally guaranteed on behalf of the Company the $600,000 received from others on behalf of the Company, as further discussed in Note G.

Prepayments of all or any portion of the Notes are permitted at any time by the Company without premium or penalty. The Notes may be assigned by holders, but only upon the prior written consent of the Company. At any time prior to the maturity date, the outstanding principal and accrued interest may be converted at the sole discretion of the note holder into common stock (or other equity securities) of the Company as may be sold in an equity financing, on the same terms and conditions as the other purchasers of such securities, at a price equal to the lesser of: a) 80% of the price paid by other purchasers in the financing of at least $3,000,000, or b) $3.20 per share. The Company has determined that since the instrument does not permit the holder the ability to net-cash settle as a result of the lack of an active trading market for its common stock, the conversion feature embedded within the Notes should not be bifurcated and accounted for at fair value in accordance with ASC 815. The beneficial conversion feature will be accounted for, if necessary, at the time that an active trading market develops for the Company’s common stock.

In connection with the Notes, the Company issued common stock purchase warrants for 200,000 common shares in 2015 and 33,334 common shares in 2014. These warrants have an exercise price of $2.00 per share and are exercisable for five years from the date of issuance. The aggregate grant date fair value of these warrants of $107,933 in 2015 and $60,695 in 2014 was accounted for as a debt discount and is included in Convertible Notes Payable-net in the accompanying consolidated balance sheets in the appropriate periods. The aggregate debt discount will be amortized over the life of the Notes. During the year ended December 31, 2015 and 2014, the Company amortized $147,421 and $498 of debt discount, respectively, which amounts were included in interest expense in the accompanying statements of operations.

Contractual interest expense on the 15% Secured Convertible Promissory Notes was $100,209 and $576, respectively for the years ended December 31, 2015 and 2014, respectively. The effective interest rate was approximately 15% in each year.

3	Note Payable – Related Party

Effective on May 20, 2015, the Company issued to its founder, Chairman and CEO and a director a secured promissory note of $40,000 for cash received, which amount was repaid in its entirety on August 24, 2015.

(G)	Stockholders' Deficit

1.	Authorized Capital Stock

The Company was originally incorporated in the State of Oregon on April 17, 2012, with 250,000,000 common shares authorized. The Company reincorporated in the State of Delaware, and pursuant to that Amended and Restated Certificate of Incorporation dated April 24, 2015 (the “Restated Certificate”), the Company is authorized to issue 250,000,000 shares of common stock, $0.0001 par value and 10,000,000 shares of blank-check preferred stock, $0.0001 par value, all of which were designated as Series A Preferred Stock in the Restated Certificate.

The Second Amended and Restated Certificate of Incorporation was approved by a majority of the Company’s shareholders on June 29, 2016 and was filed with the State of Delaware pursuant to which total shares authorized were increased to 550,000,000; with 500,000,000 shares of common stock authorized, $0.0001 par value and 50,000,000 shares of blank-check preferred stock authorized, $0.0001 par value . See Note L.4.(a).

F-13

2.	Preferred Stock Transactions

(a)	Series A Convertible Preferred Stock – In the Restated Certificate, 10,000,000 shares of blank-check preferred stock, $0.0001 par value, were authorized. All of such shares were designated as Series A Preferred Stock (“Series A”) with the following rights:

a.	General. Preferred stock may be issued from time to time in one or more series in any manner permitted by law and the provisions Restated Certificate, as determined by the Board of Directors (the “Board”) and stated in the applicable resolutions providing therefor and prior to the issuance of any shares thereof. The Board of Directors has the authority to fix, determine and amend, subject to the provisions of Restated Certificate, including, without limitation, the approval requirements of any then-outstanding series of preferred stock, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors has the further right, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding. Each share of Series A entitles the holder to one vote for each share held.

b.	Dividends. Holders of Series A are entitled to non-cumulative dividends, if, as and when declared by the Board of Directors, in preference to and ahead of dividends paid on common stock. Dividends or distributions may not be declared and paid on common stock (other than those payable pro rata and solely in Common Stock) unless at the same time the holders of Series A receive a per-share dividend or distribution (including the amount of any dividends paid pursuant to the previous sentence) equal to or greater than the per-share dividend or distribution paid on the Common Stock (based on the number of shares of Common Stock into which each outstanding share of Series A Preferred Stock could then be converted).

c.	Liquidation Preference. Series A Preference. If there is any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, each Series A Preferred Stock holder is entitled to receive, prior and in preference to any distribution of the Company to the holders of Common Stock, an amount per share equal to the issue price. If funds are insufficient to pay all such holders the full amount of the issue price, all available funds shall be paid ratably among the holders of the Series A, so that each holder of Series A receives the same percentage of the issue price with respect to each share of Series A.

F-14

d.	Distribution of Remaining Assets. After payment to the holders of the Series A of the amounts set forth above, but subject to distribution of assets pursuant to the paragraph below, the remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the common stockholders in proportion to the shares of common stock then held by them.

e.	Optional Conversion. Each share of Series A shall be convertible to Common Stock at the option of its holder at any time after issuance. The conversion price per share of Series A shall be $2.00. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of the Series A Preferred Shares for conversion, be conditioned upon the closing with the underwriter of the sale of the securities pursuant to such offering, in which event the tendering holder(s) shall not be deemed to have converted the Series A until immediately prior to the closing of that sale of securities.

f.	Automatic Conversion on Qualified Financing. Upon the consummation of an equity financing in which the Company sells shares of capital stock with an aggregate sales price of not less than $25,000,000, each share of Series A shall automatically be converted into shares of common stock on the same terms and conditions as the investors in the qualified financing. The Conversion Price shall be $2.00 per share. As additional consideration for the conversion and the release of the Series A Preferred rights by the holder, upon the consummation of such financing, the Company shall pay the holder cash in an amount equal to the holder's original investment in the Series A.

g.	Automatic Conversion on IPO. Each share of Series A shall convert automatically immediately upon the consummation of the Company's sale of its common stock in a bona fide, firm commitment underwriting pursuant to an effective registration statement under the Securities Act of 1933, as amended, which offering results in gross proceeds to the Company of at least $10,000,000, with an initial per share offering price of at least three times the Series A issue price (as adjusted for any stock dividends, stock splits, combinations and reorganizations with respect to such shares). The conversion price shall be $2.00 per share.

h.	Automatic Conversion on Majority Conversion. Each share of Series A shall automatically convert into shares of Common Stock, upon the earlier of (i) the approval of the conversion of the Series A by holders of more than 50% of the shares of Series A then outstanding, or (ii) the date on which the total number of converted shares of Series A equals more than 50% of the shares of Series A then outstanding prior to such conversion. The conversion price shall be $2.00 per share.

i.	Consolidation or Merger. In case of any consolidation or merger of the Company with or into another company (other than a mere reincorporation) or the conveyance of all or substantially all of the assets of the Company to another company, each share of Series A is convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of common stock deliverable upon conversion of such Series A would have been entitled upon such consolidation, merger or conveyance.

j.	Conversion Price Weighted Average Anti-Dilution Adjustment. If, after the original issue date for Series A, the Company issues additional stock without consideration or for a per share consideration less than the conversion price then in effect for Series A, the Conversion Price applicable to Series A shall be adjusted by a formula that parallels the rights and conversion price with no diminution in value to the Series A holders.

F-15

During the year ended December 31, 2015, the Company completed the following Series A Preferred Stock transactions:

a.	In July 2015, the Company received a subscription for 50,000 shares of its Series A at $0.50 per share in the amount of $25,000. This amount was recorded as a subscription receivable and accounted for as a reduction of Stockholders’ Deficit at December 31, 2015. The proceeds were received in January 2016.
b.	An aggregate 3,612,000 shares of Series A were issued in connection with various subscription agreements with accredited investors for net proceeds to the Company of $1,806,000.
d.	In the period from September 2015 through December 2015 an aggregate of 1,200,000 Series A were issued for various services at $0.50 per share in the total amount of $600,000.
e.	The Company issued 50,000 shares of Series A in partial settlement of an accrued liability in the amount of $25,000.
f.	The Company issued an aggregate 200,000 shares of its Series A to its landlord in connection with the modification of its lease agreement whereby the landlord agreed to accept shares of the Company’s Series A in lieu of cash for the lease period from May 1, 2015 through April 30, 2016. The grant date fair value of $100,000 was recorded by the Company as a prepaid expense and is being amortized to rent expense over the above term.

3.	Common Stock Transactions

Holders of the Company’s common stock have voting rights equal to one vote for each share of common stock held and will participate in dividends as declared by the Board, subject to preferences of preferred stockholders. Similarly, common stockholders share ratably in all distributions upon liquidation of the Company subject to the preferences of preferred stockholders.

During the year ended December 31, 2015, the Company completed the following common stock transactions:

a.	500,000 common shares, valued at $2,000, were cancelled as a result of abandoning a services agreement.

b.	50,000 shares of common stock with a grant date fair value of $100,000 were issued to a member of the Company’s Board of Advisors for services. The shares were fully vested on the grant date, July 8, 2015. The Company included the value in stock-based compensation in the accompanying consolidated statement of operations for the year ended December 31, 2015.

During the year ended December 31, 2014, the Company completed the following common stock transactions:

a.	An aggregate of 302,500 shares of common stock were issued in connection with various subscription agreements with accredited investors for net proceeds to the Company of $605,000. Certain investors who participated in the Company’s private placement of its common stock also received warrants to purchase 57,500 shares of common stock in connection with their subscription agreements.

b.	An aggregate 4,250,000 shares of common stock were issued to the Founding Director in connection with past services provided to the Company as well as compensation for his personal guarantee of the 15% Secured Convertible Promissory Notes on behalf of the Company as previously disclosed in Note F2. The aggregate grant date fair value of the shares was $8,500,000, or $2.00 per share, and the shares were fully vested on the grant date. The Company has included $7,900,000 as stock-based compensation in operating expenses and $600,000 as a financing expense included in other expense on the accompanying statement of operations for the year ended December 31, 2014.

c.	312,500 shares of the Company’s common stock previously issued as compensation for professional services rendered in the amount of $25,000 were cancelled as the services were not provided.

d.	An aggregate 250,000 shares of common stock were issued in connection with the exercise of a warrant at $0.32 per share. The Company received proceeds of $80,000 in connection with the exercise.

F-16

(H)	Stock Options

The Board of Directors adopted the 2012 Stock Option Plan on March 29, 2013 (the “Option Plan”). The initial maximum aggregate number of common shares reserved and available for grant and issuance pursuant to the Option Plan was 2,500,000, which was increased to 5,000,000 on June 20, 2015. The purpose of the Option Plan is to offer certain employees and consultants of the Company or any affiliate the opportunity to acquire a proprietary interest in the Company by the grant of options to purchase shares of common stock. Stock options granted under the Option Plan may be Incentive Options or Non-Qualified Options, as determined by the Board at the time of grant of an option. Only employees can receive Incentive Options. The Option Plan is administered by the Board of Directors or by a committee appointed thereby. The vesting term is determined at the time of the individual grant.

The Option Plan has a term of ten years unless sooner terminated, amended or suspended by the Board, but no action by the Board shall be made which would materially impair the rights of any optionee under any grant previously made without his or her consent. The term of each option is the term stated in the option agreement; provided, however, that the term may not be more than ten years from the date of grant. However, in the case of an Incentive Stock Option granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any affiliate, the per share exercise price shall be no less than 110% of the fair market value per share on the date of grant. Options granted under the plan may be immediately exercisable, or may be exercisable in installments, as determined at the time of grant.

The following table represents the Company’s stock option activity for the years ended December 31, 2015 and 2014:

			Intrinsic	Weighted Average
	Stock Options		Value	Exercise Price
	Outstanding	Exercisable	All Options	Outstanding	Exercisable

Balance, January 1, 2014	1,593,750	1,010,938	$1,380,000	$1.12	$1.08
Granted	931,250			2.00
Exercised	-			-
Forfeited	(437,500)			1.72	-
Balance, December 31, 2014	2,087,500	1,460,938	$1,260,000	1.36	$1.28
Granted	650,000			1.12
Exercised
Forfeited	(500,000)			1.92
Balance, December 31, 2015	2,237,500	1,850,000	$779,000	$1.44	$1.32

F-17

The aggregate grant date fair value of stock options granted during the years ended December 31, 2015 and 2014 was $309,068 and $382,311, respectively. The weighted average remaining contractual term of options outstanding at December 31, 2015 was 3.7 years. The weighted average remaining contractual term of options exercisable at December 31, 2015 was 3.4 years.

For the years ended December 31, 2015 and 2014, stock-based compensation related to stock options totaled $314,113 and $269,640, respectively. As of December 31, 2015, total unrecognized stock option compensation expense is $52,728 which will be recognized as those options vest over a weighted average period of approximately 4.3 years. The amount of future stock option compensation expense could be affected by any future option grants or by any option holders leaving the Company before their grants are fully vested.

The fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model. Volatility is based on average historical volatilities for public companies in similar industries over the expected term of the options. The expected term of employee options represents the period of time that options granted are expected to be outstanding using the "plain vanilla" method. For non-employee options, the contractual term is used. The risk-free rate is for periods within the contractual life of the options and is based on the United States Treasury yield curve in effect at the time of grant.

On October 15, 2015, the Board of Directors extended for a three-year period the expiration date of certain stock options previously granted pursuant to the 2012 Stock Option Plan outstanding on that date. All other terms and conditions remained unchanged. A total of 2,056,250 of such options were extended which included 1,756,250 issued on December 31, 2014 and prior and 300,000 were granted between January 1, 2015 and October 15, 2015. The Company recorded a charge to the consolidated statement of operations in connection with the modification during the year ended December 31, 2015 in the amount of $107,506. In addition, options to purchase 75,000 common shares at $2.00 per share were granted to employees in the six month period ended December 31, 2015.

The Black-Scholes assumptions with respect to the valuation of stock options granted and extended are as follows:

December 31,
	2015	2014
Term	0.11-3.68 years	1.50-3.25 years
Risk-free interest rate per annum	0.32%-1.12%	0.79%-0.94%
Volatility	32.65%-47.80%	33.9%-41.3%
Expected dividend yield	-	-

(I)	Common Stock Purchase Warrants

The Board of Directors adopted the 2012 Warrant Plan (the “Warrant Plan”) on March 29, 2013 to offer certain consultants, investors and business partners of the Company or any affiliate the opportunity to acquire a proprietary interest in the Company by the issue of warrants to purchase shares of common stock. Warrants issued under the Warrant Plan may be immediately exercisable, or may be exercisable in installments, as determined by the Board at the time of issue. The Warrant Plan has a term of ten years. Warrants issued under the Plan have a maximum term of ten years from the date of issuance. The initial maximum aggregate number of Shares reserved and available for issuance under the Plan was 750,000. The per share exercise price upon exercise of a warrant is determined by the Board, but may not be no less than 100% of the fair market value per share on the date of issuance as determined by the Board. The vesting terms of a warrant, if any, are determined by the Board.

The purchase price upon exercise of a warrant may consist entirely of (i) cash, (ii) check, (iii) other shares, subject under certain circumstances to a holding period, and having a fair market value on the date of purchase equal to the aggregate exercise price, (iv) a promissory note in form and substance acceptable to the Board, with such obligation secured by such collateral as the Board may determine, all in the sole discretion of the Board, or (v) any combination of the foregoing methods of payment. Warrants may only be exercised while the business relationship between the Company and the grantee continues and for thirty days thereafter, or for twelve months in the case of disability of the grantee. The Company may offer to buy outstanding warrants. Warrants are not transferable and unexercised warrants are returned to the Warrant Plan. Corporate misconduct by the grantee immediately voids the warrant. The warrants have anti-dilution provisions in the event of a change in capitalization. Upon notice of a corporate liquidation, unvested warrants become vested, and any outstanding buyout offers cease.

F-18

The Plan may be amended or terminated by the Board, but such action may not affect outstanding warrants unless specifically provided for in the individual grant. The Warrant Plan required and received approval by the Company’s stockholders.

The following table presents the Company’s common stock warrant activity for the years ended December 31, 2015 and 2014:

			Weighted Average
	Warrants		Exercise Price
	Outstanding	Exercisable	Outstanding	Exercisable

Balance, January 1, 2014	425,000	425,000	$0.88	$0.88
Granted	347,083	347,083	2.00	2.00
Exercised	(250,000)	(250,000)	0.32	0.32
Balance, December 31, 2014	522,083	522,083	1.84	1.84
Granted	600,000	600,000	2.00	2.00
Exercised			-	-
Forfeited/expired	(175,000)	(175,000)	1.56	1.56
Balance, December 31, 2015	947,083	947,083	$2.00	$2.00

During the year ended December 31, 2014, the Company granted 256,250 warrants to members of its Board of Advisors for past services performed. The warrants were fully vested on the grant date and had a grant date fair value of $171,520 for the advisory warrants, which was included in stock-based compensation.

During the year ended December 31, 2015, the Company granted 212,500 warrants to members of its Board of Advisors and Directors for past services performed and 187,500 warrants for legal and other services performed. The warrants were fully vested on the grant date and had a grant date fair value of $168,402.

The weighted average remaining contractual life of warrants outstanding and exercisable at December 31, 2015 was 3.8 years.

The Company recorded stock-based compensation related to warrant grants of $171,520 and $195,306, respectively, during the years ended December 31, 2015 and 2014.

F-19

The fair value of each warrant grant is estimated at the date of grant using the Black-Scholes option pricing model. Volatility is based on average historical volatilities for public companies in similar industries over the expected term of the options. The contractual term is used for the life of each warrant. The risk-free rate is for periods within the contractual life of the warrants and is based on the United States Treasury yield curve in effect at the time of grant.

The Black-Scholes assumptions with respect to the valuation of warrants granted are as follows:

December 31,
	2015	2014
Term	5 years	2-5 years
Risk-free interest rate per annum	0.34%-1.71%	0.36%-0.41%
Volatility	38.6%-39.4%	35.5%-40.6%
Expected dividend yield	-	-

(J)	Income Taxes

The income tax provision (benefit) consists of the following:

	For The Years Ended
	December 31,
	2015	2014
Federal:
Current	$-	$-
Deferred	(1,170,299)	(3,649,729)

State and local:
Current	-
Deferred	(149,936)	(467,595)
	(1,320,235)	(4,117,324)
Change in valuation allowance	1,320,235	4,117,324
Income tax provision (benefit)	$-	$-

F-20

The tax effects of temporary differences that give rise to deferred tax assets are as follows:

	Years Ended December 31,
	2015	2014
Net operating loss carry forwards	$1,779,190	$1,227,499
Stock-based compensation	3,922,930	3,505,292
Accrued expenses and other	469,368	118,462
Gross deferred tax assets	6,171,488	4,851,253
Less: Valuation allowance	(6,171,488)	(4,851,253)
Deferred tax asset, net of valuation allowance	$-	$-

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

	Years Ended December 31,
	2015	2014

U.S. statutory federal rate	(34.00)%	(34.00)%
Oregon state income tax, net of Federal benefit	(4.40)	(4.40)
Permanent differences	1.40	0.60
Change in valuation allowance	37.00	37.8
Effective tax rate	0.00%	0.00%

For the years ended December 31, 2015 and 2014, the valuation allowance increased by approximately $1,320,235 and $4,117,324, respectively.

The Company files income tax returns in the United States federal jurisdiction, and an Oregon Corporation Excise tax return. All income tax returns filed by the Company since inception in 2012 are subject to examination by the applicable taxing authorities.

The Company has available at December 31, 2015 and 2014, aggregate net operating loss carryforwards of approximately $4,600,000 and $3,200,000, respectively. Such losses may be applied against future taxable income and expire in the period 2032 through 2036.

The net operating loss carryovers may be subject to annual limitations under Internal Revenue Code Section 382, and similar state provisions, should there be a greater than 50% ownership change as determined under the applicable income tax regulations. The amount of the limitation would be determined based on the value of the company immediately prior to the ownership change and subsequent ownership changes could further impact the amount of the annual limitation. An ownership change pursuant to Section 382 may have occurred in the past or could happen in the future, such that the NOLs available for utilization could be significantly limited. The Company will perform a Section 382 analysis in the future.

(K)	Commitments and Contingencies

1.	Legal Matters

In the normal course of business the Company may be involved in certain legal proceedings, claims and assessments arising in the ordinary course of business.

In June 2012, the Company entered into a Registration and Share Purchase Agreement with a business development company (“BDC”) whereby the BDC was obligated to assist the Company with the completion and filing of a registration statement with the Securities and Exchange Commission. The BDC was to receive 500,000 shares of the Company in consideration for the services to be provided, which included the cost of all the legal, accounting and other costs associated with such process. The Company believes that the BDC failed to fulfill its obligations under the agreement, despite numerous efforts by the Company to obtain their performance. On April 17, 2015, the Company notified the BDC that as a result of its failure of performance, it had no entitlement to any shares and no stock certificates were issued. The BDC has not served the Company with a formal complaint or suit, however the Company believes that any such action taken by the BDC would be without merit, and the Company would contest any claims vigorously. The Company does not believe an accrual for a loss associated with this matter is necessary at this time.

F-21

2.	Minimum Lease Commitments

On January 1, 2013, the Company entered into an operating lease for office space and light warehouse and video production facilities in Portland, Oregon. As amended, the lease has a term of forty months through April 30, 2016. For the calendar year 2013, base monthly rent was $6,222, with rent abated for the first three months of the lease term. Effective January 1, 2014, minimum base rent was increased to $8,571. The lease is designated as a modified net lease under which the Company is required to pay its proportionate share of increases in real estate taxes, cost of living indexes and building operating expenses measured against applicable base years as defined.

In May 2015, the Company and the landlord modified the terms of the lease agreement previously disclosed in Note J whereby the Company agreed to issue an aggregate 200,000 shares of its Series A in lieu of cash for the lease period from May 1, 2015 through April 30, 2016. The grant date fair value of the shares issued was $100,000.

The Company extended this lease on a month-to-month basis effective May 1, 2016 at monthly rental payments of $10,290 plus its pro-rata share of the expenses of the building.

3.	Proposed Public Offering – Letter of Intent Reg A+ Offering

The Company has signed a letter of intent (“LOI”), dated August 1, 2015, with an underwriter to assist and advise the Company with a Regulation A+, Tier Two offering to be filed with the U.S. Securities and Exchange Commission (“SEC”). There can be no assurance provided by the Company that it will be successful in completing such an offering.

The LOI is to remain in effect for one year, unless terminated earlier under certain circumstances. The underwriter shall act on a “Best Efforts” basis and serve as the lead placement agent on the offering. For the advisory portion of its services the underwriter is paid $10,000 per month. Through December 31, 2015, $50,000 in advisory fees were paid to the underwriter. The LOI requires the execution of a definitive underwriting agreement providing for an underwriting fee of five percent and five-year warrants to purchase common shares equal to five percent of the total number of shares offered in the final offering statement with an exercise price at a fifteen percent premium to the offering price. Any monthly fees paid will be deducted from the underwriting fee compensation. The Company is responsible for all fees associated with the offering without exception, except for legal fees related to the qualification of the securities offered under state securities laws and FINRA clearance, which separate fees shall not exceed $30,000. The Company is required to reimburse the underwriter, on request, for any fees paid on its behalf whether or not the offering is consummated.

In the event that the offering is not consummated or is terminated for any reason, the Company is required to reimburse the underwriter for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including fees of the underwriter’s counsel, up to $100,000, offset by any advance monthly fees paid.

4.	Other Matters

During the year ended December 31, 2013, the Company entered into a Settlement Agreement and General Release of All Claims with a former employee. In connection with the settlement, the Company agreed to (a) issue the former employee options to purchase 12,500 shares of common stock and (b) pay the former employee an aggregate $110,000 upon the completion of specific capital raising targets. The $110,000 is included in accrued expenses on the accompanying consolidated balance sheets as of December 31, 2015 and 2014.

F-22

(L)	Subsequent Events

1.	The Board of Directors approved and the Company has entered into the following executive employment agreements subsequent to December 31, 2015 as follows:

a.	The Company entered into an executive employment agreement with its Chief Executive Officer, Mr. Stanley W. Fields (the “CEO”). Mr. Fields had previously been serving in that capacity and as a director of the Company. The term of the agreement expires on April 30, 2017. The annual compensation in connection with the agreement with the CEO shall be at the rate of $200,000 per annum and will be reviewed upon the Company completing a sale of its common stock of $5,000,000 or more. Base compensation shall be adjusted further to remain consistent with other executives upon the closing of the contemplated Reg A+ transaction and listing on the NASDAQ Capital Markets.

Upon termination by the Company as a result of a Change in Control, then (a) the Company shall pay severance to the CEO equal to the greater of: (i) the CEO’s total base salary for the term of this Agreement less all base salary previously paid to Executive pursuant to this agreement by the Company; or (ii) 12 months of base salary, in a lump sum to be paid upon the occurrence of a Change of Control, subject to the terms and conditions of the agreement; (b) make a payment to reimburse the CEO in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment, as defined; and (c) all stock options and other equity incentives held by the CEO that remain subject to vesting shall become fully vested.

In the event of termination by CEO for Good Reason, as defined in the agreement, the CEO is entitled to the same severance as in the event of a Change in Control, except that the amount of salary specified in the preceding paragraph shall be four months.

If this agreement is terminated by CEO other than for Good Reason or if this agreement is terminated by the Company for Cause: (i) the Company shall be relieved of its obligation to provide any compensation of any kind to the CEO, other than earned but unpaid compensation to the date of termination; and (ii) the vesting of stock options or other equity incentives held by the CEO shall forever cease to vest as of the termination date.

During the term of the agreement and for 18 months after termination for whatever reason, the CEO is subject to certain restrictive covenants, including noncompetition with any other news organization and non-solicitation of any business, client or representative (as defined in the agreement) of the Company.

b.	The Company entered into an employment agreement with Mr. Geoff Campbell as its President (the “President”). The term of the agreement with the President expires on April 30, 2017. Annual compensation shall be at the rate of $175,000 per annum and will be reviewed upon the Company completing a sale of its common stock exceeding $5,000,000, and shall be adjusted to remain consistent with other corporate executives. Base compensation shall be adjusted further to remain consistent with other executives upon the closing of the contemplated Reg A+ transaction and listing on the NASDAQ Capital Markets Exchange.

Upon termination by the Company as a result of a Change in Control, then (a) the Company shall pay severance to the President equal to the greater of: (i) the President’s total base salary for the term of this Agreement less all base salary previously paid to Executive pursuant to this agreement by the Company; or (ii) 12 months of base salary, in a lump sum to be paid upon the occurrence of a Change of Control, subject to the terms and conditions of the agreement; (b) make a payment to reimburse the President in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment, as defined; and (c) all stock options and other equity incentives held by the President that remain subject to vesting shall become fully vested.

F-23

In the event of termination by President for Good Reason, as defined in the agreement, the President is entitled to the same severance as in the event of a Change in Control, except that the amount of salary specified in the preceding paragraph shall be four months.

If this agreement is terminated by President other than for Good Reason or if this agreement is terminated by the Company for Cause: (i) the Company shall be relieved of its obligation to provide any compensation of any kind to the President, other than earned but unpaid compensation to the date of termination; and (ii) the vesting of stock options or other equity incentives held by the President shall forever cease to vest as of the termination date. The President would have the right to exercise options vested as of the termination date for 90 days thereafter.

During the term of the agreement and for 18 months after termination for whatever reason, the President is subject to certain restrictive covenants, including noncompetition with any other news organization and non-solicitation of any business, client or representative (as defined in the agreement) of the Company.

In addition, on May 10, 2016, the President was granted 963,932, options under the Company’s 2016 Plan to acquire an equal number of common shares at $2.80 per share. Of the total options granted, 592,416 were vested and exercisable at the date of grant and the remainder vest and become exercisable at the rate of 10,041 per month commencing June 1, 2016 until fully vested on June 1, 2019. The options expire on June 30, 2020.

F-24

c.	The Company entered into an employment agreement with Mr. Myron Landin as its Chief Financial Officer (the “CFO”). The term of the agreement with the CFO expires on November 30, 2016. Annual compensation shall be at the rate of $120,000 per annum and will be reviewed upon the Company completing a sale of its common stock exceeding $5,000,000, and shall be adjusted to remain consistent with other corporate executives. Base compensation shall be adjusted further to remain consistent with other executives upon the closing of the contemplated Reg A+ transaction and listing on the NASDAQ Capital Markets Exchange.

Upon termination by the Company as a result of a Change in Control, then (a) the Company shall pay severance to the CFO equal to the greater of: (i) the CFO's total base salary for the term of this Agreement less all base salary previously paid to Executive pursuant to this agreement by the Company; or (ii) 12 months of base salary, in a lump sum to be paid upon the occurrence of a Change of Control, subject to the terms and conditions of the agreement; (b) make a payment to reimburse the CFO in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment, as defined; and (c) all stock options and other equity incentives held by the CFO that remain subject to vesting shall become fully vested.

In the event of termination by CFO for Good Reason, as defined in the agreement, the CFO is entitled to the same severance as in the event of a Change in Control, except that the amount of salary specified in the preceding section 6.c.(a)(ii) shall be four months.

F-25

If this agreement is terminated by the Company for Cause: (i) the Company shall be relieved of its obligation to provide any compensation of any kind to the CFO, other than earned but unpaid compensation to the date of termination; and (ii) the vesting of stock options or other equity incentives held by the CFO shall forever cease to vest as of the termination date. The CFO would have the right to exercise options vested as of the termination date for 90 days thereafter.

Notwithstanding the foregoing, either party may terminate the agreement on 60 days advance notice. Following the 60 day notice period, all compensation owed to CFO shall cease except that if CFO’s last day of employment is after the 15th day of any month, CFO’s compensation will continue through the end of that month.

During the term of the agreement and for 18 months after termination for whatever reason, the CFO is subject to certain restrictive covenants, including noncompetition with any other news organization and non-solicitation of any business, client or representative (as defined in the agreement) of the Company.

In addition, on May 10, 2016, the CFO was granted 360,791 options under the Company’s 2016 Plan to acquire an equal number of common shares at $2.80 per share. Of the total options granted, 210,462 were vested and exercisable at the date of grant and the remainder vest and become exercisable at the rate of 25,055 per month commencing June 1, 2016 until fully vested on November 1, 2016. The options expire October 31, 2020 unless the CFO is terminated for Cause.

2.	10% Unsecured Promissory Note

On April 5, 2016, the Company received $200,000 in proceeds from its Founding Director and issued an unsecured promissory note. The note bears interest at a rate of 10% per annum and was originally due upon the earlier of the receipt of proceeds of a certain $200,000 Series A subscription received on March 1, 2016 or the completion of the Company’s contemplated Regulation A+ offering of its common stock under the Securities Act of 1933. The Company retains the right to prepay all or any portion of these Notes.

In May 2016, the Founding Director agreed to extend the repayment of principal and accrued interest to the date of the first closing of the Company’s contemplated Regulation A+ offering. All other terms and conditions as in effect remain unchanged.

F-26

3.	2016 Omnibus Incentive Plan

On May 10, 2016, the Board of Directors approved the adoption of the 2016 Omnibus Incentive Plan (the “2016 Plan” or the “Plan”) and authorized the issuance of awards for up to 3,750,000 shares of common stock. The Plan was approved by the Company’s shareholders on June 26, 2016.

Stock options granted under the 2016 Plan may be Incentive Options or Non-Qualified Options, as determined by the Board at the time of grant of an option. The vesting term is determined at the time of the individual grant. Awards granted may include options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards and performance compensation awards to one or more optionees. Common Shares underlying awards that are forfeited, cancelled, expire unexercised, or are settled in cash shall be available again for awards under the Plan.

The 2016 Plan has a term of ten years from its effective date. In the case of an Incentive Stock Option granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company, the per share exercise price shall be no less than 110% of the fair market value per share on the date of grant and the life of the option grant shall not exceed 5 years. Options granted under the Plan may be immediately exercisable, or may be exercisable in installments, as determined at the time of grant.

Among other provisions in the Plan, if an employee’s employment with the Company terminates, but such person continues to provide services to the Company in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company.

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4.	Notes Payable

In February 2016, the Company and the holders of the 15% Secured Convertible Promissory Notes entered into an amendment which stipulates that in the event the Company completes an equity financing in which the Company receives gross proceeds of at least $25,000,000, then, within 10 business days after closing such a transaction, this Note, plus accrued interest shall be repaid by the Company and the Note Holder will be issued a number of shares of restricted Common Stock determined by dividing the sum of the principal of their Note plus accrued interest as of the closing date of the transaction by $2.00.

In March 2016, the Company and each of the Holders of these Notes modified their conversion features as follows: (i) outstanding principal and accrued interest can be converted at the sole discretion of a Holder at a conversion price of $3.20 per share and it being further understood that the conversion price may be decreased in the event that the Company receives in excess of $3,000,000 in gross proceeds in an equity financing other than the Series A at a price per share of less than $3.20, than the Holder may convert into shares of common stock at a price equal to the lesser of 80% of the share price in the equity financing and $3.20 per share; and (ii) notwithstanding (i), in the event that the Company completes an equity financing in which the Company receives gross proceeds of at least $25,000,000, then the Note, plus accrued interest shall be repaid by the Company and the Holder will be issued a number of shares of restricted common stock equal to the principal plus accrued interest divided by $2.00.

5.	Proposed Public Offering – Letter of Intent – Philippines

The Company has signed a letter of intent (“LOI”), dated May 4, 2016, with an investment bank in the Philippines to act as lead underwriter for the Company’s planned public offering of its common shares in the Philippines and listing on the Philippines Stock Exchange. There can be no assurance that the Company will be successful in completing such an offering and listing.

The LOI is to remain in effect until August 1, 2016, and may be extended depending upon the timeliness of the submission of all information relevant to the offering and approvals from the relevant regulatory bodies. The LOI may be cancelled on 30 days’ advance notice by either party. The underwriter shall act on a “best efforts” basis and serve as the exclusive placement agent on the Philippine Stock Exchange (“PSE”). The LOI requires the execution of a definitive underwriting agreement within 14 days of the receipt of all approvals, including without limitation of the PSE and the Philippines SEC, provides for an underwriting fee of five percent of the funds raised by the Philippines underwriter and five-year warrants to purchase common shares equal to five percent of the total number of shares sold and registered on the PSE. The Company intends to raise an aggregate amount in the Philippines public offering and the offering described in Note K.4 herein that does not exceed $50 million. The Company is responsible for regulatory, legal, accounting and audit fees and other out-of-pocket expenses of the Philippines public offering. The Company is required to reimburse the Philippines underwriter, on request, for any fees paid on its behalf whether or not the offering is consummated. Investors in the Philippines or elsewhere who receive general solicitation not targeted at the Philippines and who invest other that through the Philippines underwriter will not be part of the Philippines public offering.

6.	Unsecured Promissory Notes

In June 2016, the Company received aggregate proceeds of $650,000 following the issuance of unsecured promissory notes issued to several accredited investors. These notes bear interest at 20% per annum, with a stated minimum interest amount of 5% of principal. The Company is obligated to issue an aggregate of 81,250 common shares to these noteholders on the date of receipt of the proceeds. Principal and interest are due the first business day after the Company has received a minimum of $2 million of proceeds (net of underwriting discounts and commissions) in the Company’s initial public offering. In the event that the principal and interest is not repaid within one year of the issuance date of these notes, then each note holder may demand payment. The Company may prepay, without premium or penalty, all or any portion of the outstanding obligations hereunder.

(M)	Second Amended and Restated Certificate of Incorporation; Preferred Stock Transactions

(a)	Second Amended and Restated Certificate of Incorporation

On May 20, 2016, the Board of Directors approved the Second Amended and Restated Certificate of Incorporation pursuant to which the total number of shares of all classes of capital stock of the Corporation that could be issued was increased to 550,000,000, of which 500,000,000 shares are common stock and 50,000,000 shares are preferred stock. Additionally, upon the effective date of the Second Amended and Restated Certificate of Incorporation, the Company affected a one-for-four reverse stock split of the Company’s outstanding common stock. All share and per share information has been restated giving retroactive effect to the reverse stock split for all periods presented. The Second Amended and Restated Certificate of Incorporation was approved by a majority of the Company’s shareholders on June 29, 2016 and was filed with the State of Delaware. With the effectiveness of this Second Amended and Restated Certificate of Incorporation, the following apply:

1.             Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the Delaware General Corporation Law (“DGCL”). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

2.             In addition, as part of the restatement the Board decided to separate the information pertaining to the Series A Preferred Stock as a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock with respect to 10 million shares of Series A Convertible Preferred. This separate certificate includes otherwise identical terms and conditions as had been included in the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on June 2, 2015.

3.             Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

(b)	Series A Preferred Stock Transactions

In the period subsequent to January 1, 2016, the Company completed the following additional Series A transactions:

a.             An aggregate 830,000 shares of Series A were issued in connection with various subscription agreements with accredited investors for net proceeds to the Company of $415,000. In addition, the Company issued 600,000 shares of Series A in exchange for subscriptions receivable of $300,000.

b.             An aggregate 255,000 shares of Series A were issued for various services with a fair value of $127,500.

c.             The Company received $25,000 of the subscriptions receivable previously outstanding at December 31, 2015.

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PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement
2.1	Second Amended and Restated Certificate of Incorporation
2.2	Amended and Restated Bylaws
2.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock
3.1	Form of Underwriter Warrant
4.1	Form of Subscription Agreement*
6.1	2012 Stock Option Plan*
6.2	2012 Warrant Plan*
6.3	Form of 15% Secured Convertible Promissory Notes, as amended*
6.4	Executive Employment Agreement, executed May 25, 2016, between the Company and Stanley W. Fields*
6.5	Executive Employment Agreement, executed May 25, 2016, between the Company and Geoff Campbell*
6.6	Executive Employment Agreement, executed May 25, 2016, between the Company and Myron Landin*
6.7	Memorandum of Asset Purchase and Sale Agreement, dated November 17, 2015, by and between NewsBeat Social, Inc. and AllSay, Inc., as amended*
6.8	2016 Omnibus Incentive Plan*
6.9	Form of June 2016 Unsecured Promissory Notes
8.1	Form of Escrow Services Agreement
11.1	Consent of Marcum LLP
11.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 12.1)
12.1	Opinion of Ellenoff Grossman & Schole LLP
13.1	“Testing the Waters” Materials*
13.2	“Testing the Waters” Materials

* Previously filed.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on July 8, 2016.

NEWSBEAT SOCIAL, INC.

By:	/s/ Stanley W. Fields
Name: Stanley W. Fields
Title: Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Stanley W. Fields	Dated: July 8, 2016
Name: Stanley W. Fields
Title: Chief Executive Officer and Director

/s/ Geoffrey Campbell	Dated: July 8, 2016
Name: Geoffrey Campbell
Title: President

/s/ Myron Landin	Dated: July 8, 2016
Name: Myron Landin
Title: Chief Financial Officer

/s/ Colt Melby	Dated: July 8, 2016
Name: Colt Melby
Title: Director

/s/ Kurt Thomet	Dated: July 8, 2016
Name: Kurt Thomet
Title: Director

/s/ Trent Davis	Dated: July 8, 2016
Name: Trent Davis
Title: Director

/s/ Tyram Pettit	Dated: July 8, 2016
Name: Tyram Pettit
Title: Director

/s/ Murray G. Smith	Dated: July 8, 2016
Name: Murray G. Smith
Title: Director